UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.     )
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COMCAST CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Notice of 2010 Annual Meeting of Shareholders of Comcast Corporation

Date:	May 20, 2010

Time:	Doors open: 8:00 a.m. Eastern Daylight Time
Meeting begins: 9:00 a.m. Eastern Daylight Time

Place:	Pennsylvania Convention Center One Convention Center Place Philadelphia, Pennsylvania 19107

Purposes:	• Elect directors
• Ratify the appointment of our independent auditors
• Approve our 2006 Cash Bonus Plan
• Vote on three shareholder proposals
• Conduct other business if properly raised

All shareholders are cordially invited to attend the meeting. Travel directions can be found on page 62 of the attached proxy statement. At the meeting, you will hear a report on our business and have an opportunity to meet our directors and executive officers.

Only shareholders of record on March 11, 2010 may vote at the meeting. Attendance at the meeting is limited to shareholders of record and one guest per shareholder. If the meeting is adjourned because a quorum is not present, those shareholders who attend the reconvened adjourned meeting shall constitute a quorum for the purpose of acting upon the matters presented at the adjourned meeting pursuant to the rules described in “Voting Securities and Principal Holders — Outstanding Shares and Voting Rights” in the attached proxy statement.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders via the Internet. We believe that the e-proxy process expedites shareholders’ receipt of proxy materials and lowers the cost and reduces the environmental impact of our annual meeting of shareholders. Accordingly, we have mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access the attached proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials and the attached proxy statement also contain instructions on how you can receive a paper copy of the proxy materials. If you elect to receive a paper copy of our proxy materials, our 2009 Annual Report on Form 10-K will be mailed to you along with this proxy statement.

The Notice of Internet Availability of Proxy Materials is being mailed to our shareholders beginning on or about April 9, 2010. The attached proxy statement is being made available to our shareholders beginning on or about April 9, 2010.

Your vote is important. Please vote your shares promptly. To vote your shares, you can use the Internet as described in the Notice of Internet Availability of Proxy Materials in the attached proxy statement and on your proxy card; call the toll-free telephone number as described in the attached proxy statement and on your proxy card; or complete, sign and date your proxy card and return your proxy card by mail.

ARTHUR R. BLOCK
Secretary

April 9, 2010

* * *

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 20, 2010: Our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are available at www.proxyvote.com.

i

PROXY STATEMENT

GENERAL INFORMATION

Who May Vote

Holders of record of Comcast Corporation’s (“Comcast,” the “Company” or “our,” “we” or “us”) Class A and Class B common stock at the close of business on March 11, 2010 may vote at the annual meeting of shareholders. Holders of our Class A Special common stock are not entitled to vote at the meeting. This proxy statement is made available to holders of Class A Special common stock for informational purposes only. The Notice of Internet Availability of Proxy Materials is being mailed to our shareholders beginning on or about April 9, 2010. This proxy statement is being made available to our shareholders beginning on or about April 9, 2010.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How Proxies Work

Our Board of Directors (the “Board”) is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

You can vote by proxy in any of the following ways:

•	Via the Internet: Go to www.proxyvote.com and follow the instructions outlined on the secure website.

•	By telephone: Call toll free 1-800-690-6903 and follow the instructions provided on the recorded message. If you hold shares beneficially, through a broker, brokerage firm, bank or other nominee, please refer to the instructions provided to you by such broker, brokerage firm, bank or other nominee regarding voting by telephone.

•	In writing: Complete, sign and date your proxy card and return your proxy card in the enclosed envelope.

If you vote via the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Daylight Time on May 19, 2010.

If you give us your signed proxy but do not specify how to vote, we will vote your shares in favor of the director candidates, the ratification of the appointment of our independent auditors, the approval of our 2006 Cash Bonus Plan and against the three shareholder proposals.

If you hold Class A common shares in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan and vote, your shares will be voted as you specify on your proxy card. If you hold Class A common shares in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan and do not vote, or you sign and return your proxy card without voting instructions, the respective plan trustee will vote your shares in the same proportion on each matter as it votes shares held in the respective plan for which voting directions were received. To allow sufficient time for voting by the plan trustee, your voting instructions must be received by May 17, 2010.

Notice of Electronic Availability of Proxy Materials

Pursuant to the rules of the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. Accordingly, in compliance with this e-proxy process, on or about April 9, 2010, we mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online. As a result, unless otherwise required, you will not receive a paper copy of the proxy materials unless you request one. All shareholders will be able to access the proxy materials on a website referred to in the Notice of Internet Availability of Proxy Materials and in this proxy statement and to request to receive a set of the proxy materials by mail or electronically, in either case, free of charge. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. See “Electronic Access to Proxy Materials and Annual Report on Form 10-K” below for further information on electing to receive proxy materials electronically. By participating in the e-proxy process, we will save money on the cost of printing and mailing documents to you and reduce the impact of our annual meeting of shareholders on the environment.

Matters to be Presented

We are not aware of any matters to be presented other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.

Revoking a Proxy

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date, including a proxy given via the Internet or by telephone;

•	notifying our Secretary in writing before the meeting at the address given on page 3; or

•	voting in person at the meeting.

Attending in Person

Attendance at the meeting is limited to shareholders of record and one guest per shareholder. For safety and security reasons, video and audio recording devices will not be allowed in the meeting. All meeting attendees may be asked to present a valid, government-issued photo identification, such as a driver’s license or passport, before entering the meeting, and attendees will be subject to security inspections.

Please bring an admission ticket with you to the meeting. Shareholders who do not present an admission ticket at the meeting will be admitted only upon verification of ownership. An admission ticket is attached to your proxy card. Your Notice of Internet Availability of Proxy Materials will also serve as an admission ticket.

Alternatively, if your shares are held in the name of your bank, brokerage firm or other nominee, the voting instruction form received from your bank, brokerage firm or other nominee will serve as an admission ticket or you may bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned shares on March 11, 2010, the record date for voting, which also will serve as an admission ticket.

Registered shareholders may also request a replacement admission ticket by sending a written request to Comcast Corporation, in care of Broadridge Financial Solutions, Post Office Box 9160, Farmingdale, NY 11735.

Webcast of the Meeting

We are pleased to offer an audio webcast of the matters to be voted upon at the annual meeting of shareholders. If you choose to listen to the audio webcast, you may do so via a link on our website at www.cmcsa.com or www.cmcsk.com.

Conduct of the Meeting

The Chairman of our Board (or any person designated by our Board) has broad authority to conduct the annual meeting of shareholders in an orderly manner. This authority includes establishing rules of conduct for shareholders who wish to address the meeting, including limiting questions to the order of business and to a certain amount of time. Copies of these rules will be available at the meeting. To ensure that the meeting is conducted in a manner that is fair to all shareholders, the Chairman (or such person designated by our Board) may also exercise broad discretion in recognizing shareholders who wish to speak, in determining the extent of discussion on each item of business and in managing disruptions or disorderly conduct.

Additional Information on the Annual Meeting of Shareholders

If you have questions or would like more information about the annual meeting of shareholders, you can contact us in any of the following ways:

•	Via the Internet: Go to www.proxyvote.com.

•	By telephone: Call toll free 1-866-281-2100.

•	By writing to the following address:

Arthur R. Block, Secretary
Comcast Corporation
One Comcast Center
Philadelphia, PA 19103

Contacting Our Board, Board Committees or Directors

Our Board has provided a process for shareholders to communicate with its members. Shareholders and other interested parties who wish to communicate with our directors may address their correspondence to the Board, to the Presiding Director, to any other particular director, to the independent or nonemployee directors or to any other group of directors or committee of the Board, in care of Arthur R. Block, Secretary, Comcast Corporation, at the address given above. You may also send an e-mail in care of the Chair of the Audit Committee of the Board by using the following e-mail address: audit_committee_chairman@comcast.com. All such communications are promptly reviewed and, as appropriate, forwarded to either the Board, the relevant committee(s) of the Board or individual or group Board or committee member(s) based on the subject matter of the communication.

Corporate Governance

Our Board has adopted corporate governance guidelines. These guidelines address items such as the standards, qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, we have a code of ethics and business conduct that applies to all our employees, including our executive officers, and our directors. Both the guidelines and the code are posted under the “Governance” section of our website at www.cmcsa.com or www.cmcsk.com. The charters of each of the Board’s Audit, Compensation, Finance and Governance and Directors Nominating Committees are also posted on our website. More information on our Board and its committees can be found beginning on page 11.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Outstanding Shares and Voting Rights

At the close of business on March 11, 2010, the record date, we had outstanding 2,064,302,555 shares of Class A common stock, 747,111,271 shares of Class A Special common stock and 9,444,375 shares of Class B common stock.

On each matter to be voted on, the holders of Class A common stock and Class B common stock will vote together. As of the record date, each holder of Class A common stock is entitled to 0.1373 votes per share and each holder of Class B common stock is entitled to 15 votes per share. Holders of Class A Special common stock are not entitled to vote at the meeting.

All of the information in this proxy statement regarding shares underlying option and stock awards and option exercise prices reflects a three-for-two stock split in the form of a 50% stock dividend, which was paid on February 21, 2007 to shareholders of record on February 14, 2007.

In order to carry on the business of the annual meeting of shareholders, we must have a quorum. This means that, for each matter presented, shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast on that matter must be represented at the meeting, either in person or by proxy. If the meeting is adjourned for one or more periods aggregating at least five days due to the absence of a quorum, those shareholders who are entitled to vote and who attend the adjourned meeting, even though they do not constitute a quorum as described above, will constitute a quorum for the purpose of electing directors at such reconvened meeting. If the meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, shareholders who are entitled to vote and who attend the adjourned meeting, even though they do not constitute a quorum as described above, will constitute a quorum for the purpose of acting on any matter described in this proxy statement other than the election of directors.

The director candidates who receive the most votes will be elected to fill the available seats on our Board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Except as noted below with respect to broker nonvotes, only votes for or against a proposal count for voting purposes. Abstentions, withheld votes in regard to the election of directors and broker nonvotes count for quorum purposes. Broker nonvotes occur on a matter when a bank, brokerage firm or other nominee is not permitted by applicable regulatory requirements to vote on that matter without instruction from the owner of the shares and no instruction is given. Absent instructions from you, your broker may vote your shares on the ratification of the appointment of our independent auditors, but may not vote your shares on the election of directors, the approval of our 2006 Cash Bonus Plan or the adoption of the three shareholder proposals.

Principal Shareholders

This table sets forth information as of February 28, 2010 about persons we know to beneficially own more than 5% of any class of our voting common stock.

		Amount Beneficially		Percent of
Title of Voting Class	Name and Address of Beneficial Owner	Owned		Class

Class A common stock	BlackRock, Inc.	152,213,863	(1)	7.37%
	40 East 52nd Street New York, NY 10022
Class A common stock	Dodge & Cox	135,606,699	(2)	6.6%
	555 California Street, 40th Floor San Francisco, CA 94104
Class B common stock	Brian L. Roberts	9,444,375	(3)	100%
	One Comcast Center Philadelphia, PA 19103

(1)	This information is based upon a Schedule 13G filing with the SEC on January 29, 2010 made by BlackRock, Inc. setting forth information as of December 31, 2009.

(2)	This information is based upon a Schedule 13G filing with the SEC on February 12, 2010 made by Dodge & Cox setting forth information as of December 31, 2009.

(3)	Includes 9,039,663 shares of Class B common stock owned by a limited liability company of which Mr. Brian L. Roberts is the managing member and 404,712 shares of Class B common stock owned by certain family trusts of which Mr. Roberts and/or his descendents are the beneficiaries. The shares of Class B common stock beneficially owned by Mr. Brian L. Roberts represent 33 1/3% of the combined voting power of the two classes of our voting common stock, which percentage is generally non-dilutable under the terms of our Articles of Incorporation. Under our Articles of Incorporation, each share of Class B common stock is convertible, at the shareholder’s option, into a share of Class A common stock or Class A Special common stock. For information regarding Mr. Brian L. Roberts’ beneficial ownership of Class A common stock and Class A Special common stock, see the table immediately below, “Security Ownership of Directors, Nominees and Executive Officers,” including footnotes (19) and (20) to the table.

Security Ownership of Directors, Nominees and Executive Officers

This table sets forth information as of February 28, 2010 about the amount of common stock beneficially owned by our current directors (all of whom are also nominees for director), the named executive officers listed in the “Summary Compensation Table for 2009” found on page 40 and our directors and executive officers as a group.

Amount Beneficially Owned(1)							Percent of Class
			Class A					Class A
Name of Beneficial Owner	Class A(2)		Special(3)		Class B		Class A(2)	Special(3)	Class B

Michael J. Angelakis	583,389	(4)	—		—		*	—	—
S. Decker Anstrom	77,399		2,400		—		*	*	—
Kenneth J. Bacon	78,831		—		—		*	—	—
Arthur R. Block	529,571		797,775	(5)	—		*	*	—
Sheldon M. Bonovitz	65,517	(6)	202,119	(7)	—		*	*	—
Edward D. Breen	45,988		—		—		*	—	—
Julian A. Brodsky	461,138	(8)	5,211,325	(9)	—		*	*	—
Stephen B. Burke	2,478,807	(10)	4,415,367	(11)	—		*	*	—
David L. Cohen	2,156,238	(12)	803,831	(13)	—		*	*	—
Joseph J. Collins	156,712	(14)	—		—		*	—	—
J. Michael Cook	86,675	(15)	3,450	(16)	—		*	*	—
Gerald L. Hassell	25,155		—		—		*	—	—
Jeffrey A. Honickman	90,321	(17)	10,217	(18)	—		*	*	—
Brian L. Roberts	4,020,970	(19)	16,396,508	(20)	9,444,375	(21)	*	2.2%	100%	(21)
Ralph J. Roberts	2,663,996		5,818,301	(22)	—		*	*	—
Dr. Judith Rodin	74,237		—		—		*	—	—
Michael I. Sovern	89,513		—		—		*	—	—
All directors and executive officers	14,240,608	(4)	34,318,634	(5)	9,444,375	(21)	*	4.5%	100%	(21)
as a group (18 persons)	(6)(8)(10)	(12)	(7)(9)(11)	(13)
	(14)(15)(17)	(19)	(16)(18)(20)	(22)

*    Less than 1% of the outstanding shares of the applicable class.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)	Includes beneficial ownership of shares of Class A common stock for which the following persons hold options exercisable on or within 60 days of February 28, 2010: Mr. Angelakis, 256,020 shares; Mr. Anstrom, 33,750 shares; Mr. Bacon, 33,750 shares; Mr. Block, 465,030 shares; Mr. Bonovitz, 33,750 shares; Mr. Breen, 5,625 shares; Mr. Brodsky, 253,125 shares; Mr. Burke, 2,137,567 shares; Mr. Cohen, 1,831,665 shares; Mr. Collins, 14,062 shares; Mr. Cook, 43,930 shares; Mr. Brian L. Roberts, 3,596,100 shares; Mr. Ralph J. Roberts, 1,902,555 shares; Dr. Rodin, 33,750 shares; Mr. Sovern, 43,932 shares; and all directors and executive officers as a group, 11,125,641 shares. Also includes beneficial ownership of shares of Class A common stock underlying restricted stock units

(“RSUs”) held by the following persons that vest on or within 60 days of February 28, 2010: Mr. Angelakis, 60,840 shares; Mr. Block, 36,832 shares; Mr. Burke, 80,370 shares; Mr. Cohen, 47,040 shares; Mr. Brian L. Roberts, 99,900 shares; and all directors and executive officers as a group, 361,814 shares. Also includes share equivalents that will be paid at a future date in cash and/or in our Class A common stock pursuant to an election made under our deferred compensation plans for the following persons: Mr. Anstrom, 33,381 share equivalents; Mr. Bacon, 33,381 share equivalents; Mr. Bonovitz, 6,453 share equivalents; Mr. Breen, 33,381 share equivalents; Mr. Collins, 33,381 share equivalents; Mr. Cook, 33,381 share equivalents; Mr. Hassell, 21,915 share equivalents; Mr. Honickman, 33,486 share equivalents; Mr. Ralph J. Roberts, 702,970 share equivalents; Dr. Rodin, 33,381 share equivalents; and Mr. Sovern, 33,381 share equivalents. Also includes share equivalents that will be paid at a future date in our Class A common stock under our deferred compensation plans for the following persons: Mr. Anstrom, 10,268 share equivalents; Mr. Breen, 6,982 share equivalents; Mr. Collins, 7,269 share equivalents; Mr. Cook, 5,484 share equivalents; Mr. Hassell, 3,240 share equivalents; Mr. Honickman, 6,335 share equivalents; and Dr. Rodin, 7,106 share equivalents.

(3)	Includes beneficial ownership of shares of Class A Special common stock for which the following persons hold options exercisable on or within 60 days of February 28, 2010: Mr. Block, 747,513 shares; Mr. Brodsky, 1,281,887 shares; Mr. Burke, 4,323,750 shares; Mr. Cohen, 783,375 shares; Mr. Brian L. Roberts, 6,741,580 shares; Mr. Ralph J. Roberts, 2,912,815 shares; and all directors and executive officers as a group, 17,440,625 shares. Also includes 1,918,177 share equivalents for Mr. Brodsky that will be paid at a future date in cash and/or in our Class A Special common stock pursuant to an election made under our deferred compensation plans.

(4)	Includes 11,400 shares of Class A common stock owned in an individual retirement-investment account, 2,400 shares owned by his wife in an individual retirement-investment account, 17,000 shares held by him as trustee for a Qualified Terminable Interest Property trust and 9,500 shares held by him as trustee for a family trust.

(5)	Includes 6,326 shares of Class A Special common stock owned by his daughter and 6,563 shares owned by his son.

(6)	Includes 156 shares of Class A common stock held by him as trustee for testamentary trusts and 5,815 shares owned by family partnerships.

(7)	Includes 1,441 shares of Class A Special common stock owned by his wife, 19,270 shares held by him as a trustee of grantor retained annuity trusts, 15,714 shares owned by a charitable foundation of which his wife is a trustee and 131,792 shares owned by family partnerships.

(8)	Includes 7,617 shares of Class A common stock held by him as a trustee of grantor retained annuity trusts.

(9)	Includes 477,066 shares of Class A Special common stock held by him as a trustee of grantor retained annuity trusts, 547,334 shares owned in irrevocable trusts and 75,000 shares owned by a family charitable foundation of which his wife is a trustee.

(10)	Includes 10,789 shares of Class A common stock owned in our retirement-investment plan.

(11)	Includes 35,858 shares of Class A Special common stock owned in our retirement-investment plan.

(12)	Includes 96,649 shares of Class A common stock held by him as a trustee of grantor retained annuity trusts.

(13)	Includes 12,165 shares of Class A Special common stock held by him as a trustee of grantor retained annuity trusts.

(14)	Includes 102,000 shares of Class A common stock held by him as a trustee of grantor retained annuity trusts.

(15)	Includes 2,425 shares of Class A common stock owned by his wife and 1,455 shares held jointly by Mr. Cook and his wife.

(16)	Represents 3,450 shares of Class A Special common stock held jointly by Mr. Cook and his wife.

(17)	Includes 10,000 shares of Class A common stock held by him as trustee for a grantor trust.

(18)	Includes 77 shares of Class A Special common stock owned by his daughters.

(19)	Includes 11,673 shares of Class A common stock owned in our retirement-investment plan and 2,034 shares owned by his wife. Does not include shares of Class A common stock issuable upon conversion of Class B common stock beneficially owned by Mr. Brian L. Roberts. If Mr. Brian L. Roberts were to convert the Class B common stock that he beneficially owns into Class A common stock, Mr. Brian L. Roberts would beneficially own 13,465,345 shares of Class A common stock, representing less than 1% of the Class A common stock.

(20)	Includes 63,929 shares of Class A Special common stock owned in our retirement-investment plan. Also includes 4,068 shares owned by his wife, 240 shares owned by his daughter and 305,670 shares owned by a family charitable foundation of which his wife is a trustee. Also includes 7,056,323 shares owned by a limited liability company of which Mr. Brian L. Roberts is the managing member and 1,222,065 shares owned by certain family trusts, but does not include shares of Class A Special common stock issuable upon conversion of Class B common stock beneficially owned by Mr. Brian L. Roberts. If Mr. Brian L. Roberts were to convert the Class B common stock that he beneficially owns into Class A Special common stock, Mr. Brian L. Roberts would beneficially own 25,840,883 shares of Class A Special common stock, representing approximately 3.4% of the Class A Special common stock.

(21)	See footnote (3) under “— Principal Shareholders” above.

(22)	Includes 278,346 shares of Class A Special common stock owned by family partnerships, the general partner of which is controlled by Mr. Ralph J. Roberts, 123,435 shares held by him as a trustee of grantor retained annuity trusts and 91,500 shares owned by a family charitable foundation of which his wife is a trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers file reports with the SEC pursuant to Section 16(a) of the Exchange Act indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. We have reviewed copies of such reports and written representations from the individuals required to file the reports. Based on our review of these documents, we believe that all filings required to be made by our reporting persons for the period January 1, 2009 through December 31, 2009 were made on a timely basis, except that Mr. Ralph J. Roberts, a director, made a gift of shares of Class A Special common stock on December 22, 2009 that inadvertently was not reported in a timely manner; this transaction was subsequently reported on a Form 5.

PROPOSAL 1:  ELECTION OF DIRECTORS

Based on the recommendation of our Board’s Governance and Directors Nominating Committee, our Board has nominated the director candidates named below, all of whom currently serve as our directors. All of our directors are elected annually.

If a director nominee becomes unavailable before the annual meeting of shareholders, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Governance and Directors Nominating Committee names one.

Our Board has determined that each of our nonemployee directors, other than Mr. Bonovitz, who is married to a first cousin of Mr. Brian L. Roberts, is independent in accordance with the director independence definition specified in our corporate governance guidelines, which is posted under the “Governance” section of our website, www.cmcsa.com or www.cmcsk.com, and in accordance with applicable NASDAQ Global Select Market rules. In making its independence determinations, our Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Related Party Transaction Policy and Certain Transactions” below. The Board also considered that we and our subsidiaries in the ordinary course of business have during the current and past three fiscal years sold products and services to, and/or purchased products and services from, companies at which some of our directors are currently executive officers or a controlling shareholder. In each case, the amount paid to or received from these companies was below 1% of the recipient company’s total consolidated gross revenues, which is far below the 5% limit prescribed by NASDAQ Global Select Market. Following the annual meeting of shareholders, if all director nominees are elected to serve as our directors, independent directors will constitute more than two-thirds of our Board.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

We believe that our Board as a whole possesses the right diversity of experience, qualifications and skills to oversee and address the current issues facing our company. In addition, we believe that each of our directors possesses key attributes that we seek in a director, including strong and effective decision-making, communication and leadership skills. Set forth below is additional information about the experience and qualifications of each of the nominees for director.

Brian L. Roberts, 50, has served as a director since March 1988, as our President since February 1990, as our Chief Executive Officer since November 2002 and as our Chairman of the Board since May 2004. As of December 31, 2009, Mr. Roberts had sole voting power over approximately 33% of the combined voting power of our two classes of voting common stock. He is a son of Mr. Ralph J. Roberts. Mr. Roberts is also a director of Comcast Holdings Corporation and the National Cable and Telecommunications Association (“NCTA”), the principal trade association of the cable television industry, and he is Chairman of CableLabs, the cable industry’s research and development organization. Within the past five years, Mr. Roberts was a director of The Bank of New York Mellon until April 2007. We believe that Mr. Roberts’ extensive experience and leadership in the cable, phone, wireless, Internet and programming industries, including as our Chief Executive Officer and President and through his involvement with NCTA and CableLabs, render him qualified to serve as one of our directors.

Ralph J. Roberts, 90, our Founder, has served as a director since March 1969 and is Chairman Emeritus of the Board. He served as the Chair of the Executive and Finance Committee of the Board, now the Finance Committee of the Board, from November 2002 until December 2008. From March 1969 to February 1990, Mr. Roberts served as our President, and from November 1984 to November 2002, he served as our Chairman of the Board. He is the father of Mr. Brian L. Roberts. We believe that Mr. Roberts’ extensive experience and leadership in the cable, phone, wireless, Internet and programming industries, including as our former President, render him qualified to serve as one of our directors.

S. Decker Anstrom, 59, has served as a director since June 2001. From January 2002 to December 2008, Mr. Anstrom served as a director and President and Chief Operating Officer of Landmark Communications, Inc., a privately held multimedia company, the assets of which, prior to September 2008, included The

Weather Channel. From August 1999 to December 2001, Mr. Anstrom served as President and Chief Executive Officer of The Weather Channel. Mr. Anstrom was the President and Chief Executive Officer of NCTA from 1994 to 1999. We believe that Mr. Anstrom’s vast experience in the programming industry, including his various experiences as a president and chief executive officer as noted above, coupled with his experience in the cable, phone and Internet industries and in governmental affairs, render him qualified to serve as one of our directors.

Kenneth J. Bacon, 55, has served as a director since November 2002. Mr. Bacon has served as the Executive Vice President of Housing and Community Development at Fannie Mae since July 2005 and as Senior Vice President of Multifamily Investment at Fannie Mae since 2000. From January 2005 to July 2005, he served as the interim Executive Vice President of Housing and Community Development. Mr. Bacon is a member of the Executive Leadership Council and a director of the Corporation for Supportive Housing. We believe that Mr. Bacon’s significant experience in governmental affairs, the financial industry and the non-profit, educational and philanthropic communities renders him qualified to serve as one of our directors.

Sheldon M. Bonovitz, 72, has served as a director since March 1979. Mr. Bonovitz is currently Chairman Emeritus of Duane Morris LLP, a law firm. From January 1998 to December 2007, he served as Chairman and Chief Executive Officer of Duane Morris. Mr. Bonovitz is a director of eResearchTechnology, Inc. He is also Chairman of Philadelphia’s Children First Fund, a trustee of the Dolfinger-McMahon Charitable Trust and the Christian R. and Mary F. Lindbach Foundation and a member of the board of trustees of The Barnes Foundation, The Curtis Institute of Music, the Free Library of Philadelphia Foundation and the Philadelphia Museum of Art. He is a founder of the Foundation for Self-Taught American Artists, is the Foundation’s President and serves on the Foundation’s Board of Trustees. We believe that Mr. Bonovitz’s experience and leadership in the legal industry, including his experience as a chief executive officer as noted above, and experience in tax matters render him qualified to serve as one of our directors.

Edward D. Breen, 54, has served as a director since June 2005 and has been our Presiding Director since May 2008. Since July 2002, Mr. Breen has served as Chairman and Chief Executive Officer of Tyco International Ltd. (“Tyco International”). From January 2002 to July 2002, Mr. Breen served as President and Chief Operating Officer of Motorola, Inc.; from January 2001 to January 2002, he served as Executive Vice President and President of Motorola’s Networks Sector; and from January 2000 to January 2001, he served as Executive Vice President and President of Motorola’s Broadband Communications Sector. Mr. Breen is also a director of Tyco International. Within the past five years, Mr. Breen was a director of McLeodUSA Incorporated until May 2005. We believe that Mr. Breen’s extensive experience in the technology, equipment supplier and consumer product sectors, notably as those sectors relate to the cable and phone industries, including his various experiences as a president and chief executive officer as noted above, renders him qualified to serve as one of our directors.

Julian A. Brodsky, 76, has served as a director since March 1969 and has been an employee of Comcast since 1964. Since May 2004, he has served as our non-executive Vice Chairman. From May 1987 to May 2004, he served as our Vice Chairman. In addition, he is a director of Amdocs Ltd., RBB Fund, Inc. and the Philadelphia Chamber Music Society, a trustee and Vice Chairman of the Philadelphia Museum of Art and a director emeritus of The Cable Center. Within the past five years, Mr. Brodsky was a director of Grey Global Group Inc. until March 2005. We believe that Mr. Brodsky’s vast experience in the cable, phone, wireless, Internet, programming and financial industries, coupled with an accounting background, render him qualified to serve as one of our directors.

Joseph J. Collins, 65, has served as a director since October 2004. Mr. Collins currently serves as the Chairman of Aegis, LLC. From August 2001 to December 2003, he served as Chairman and Chief Executive Officer of AOL Time Warner Interactive Video. From 1989 to August 2001, Mr. Collins served as Chairman and Chief Executive Officer of Time Warner Cable. We believe that Mr. Collins’ extensive experience and leadership in the cable and Internet industries, including his various experiences as a chief executive officer as noted above, coupled with his experience in the programming and technology industries and in governmental affairs, render him qualified to serve as one of our directors.

J. Michael Cook, 67, has served as a director since November 2002. Mr. Cook is a director of International Flavors & Fragrances, Inc. and is a Trustee of the Scripps Research Institute. Mr. Cook is also Chairman Emeritus of the board of Catalyst, Chairman of the Accountability Advisory Panel to the Comptroller General of the United States, an emeritus member of the Advisory Council of the Public Company Accounting Oversight Board (PCAOB) and a member of the Accounting Hall of Fame. Mr. Cook was also named one of the Outstanding Directors in America by Director’s Alert in 2002 and is a past member of the National Association of Corporate Directors’ Blue Ribbon Commission on Corporate Governance. Within the past five years, Mr. Cook was a director of Eli Lilly and Company until April 2009 and The Dow Chemical Company until May 2006. We believe that Mr. Cook’s extensive experience and leadership in the accounting industry, including his experience as the former Chairman and Chief Executive Officer of Deloitte & Touche LLP, coupled with his skills in corporate governance matters, render him qualified to serve as one of our directors.

Gerald L. Hassell, 58, has served as a director since May 2008. He is President of The Bank of New York Mellon (“BNYM”). Prior to the merger of The Bank of New York Company, Inc. and Mellon Financial Corporation in July 2007, Mr. Hassell was President of The Bank of New York Company, Inc. and The Bank of New York. Mr. Hassell is on BNYM’s Board of Directors. He is also Chairman of the Board of Visitors of The Fuqua School of Business at Duke University, a member of the Board of Visitors of Columbia University Medical Center, a member of The Financial Services Roundtable and Financial Services Forum, Vice Chairman of Big Brothers/Big Sisters of New York, and a member of the boards of the New York Philharmonic, The Economic Club of New York and The National September 11 Memorial & Museum. We believe that Mr. Hassell’s significant experience and leadership in the financial industry, including with respect to consumer financial products and his experience as a president as noted above, render him qualified to serve as one of our directors.

Jeffrey A. Honickman, 53, has served as a director since December 2005. He has served since 1990 as the Chief Executive Officer of Pepsi-Cola & National Brand Beverages, Ltd., a bottling and distribution company, which includes among its affiliates Pepsi-Cola Bottling Company of New York, Inc. and Canada Dry bottling companies from New York to Virginia. He is also the Vice President and Secretary of Antonio Origlio Inc., a beverage distributor based in Philadelphia, Pennsylvania, which does business as Origlio Beverages. He currently serves on the board of directors of the American Beverage Association and the Pepsi-Cola Bottlers Association. Mr. Honickman is a member of the board of trustees of Germantown Academy. He also serves on the board of governors of St. Joseph’s University Academy of Food Marketing, the board of trustees of the National Museum of American Jewish History, and the Dean’s Advisory Council of the Drexel University College of Business and Administration. We believe that Mr. Honickman’s significant experience in the retail and consumer products industries, including his experience as a chief executive officer as noted above, renders him qualified to serve as one of our directors.

Dr. Judith Rodin, 65, has served as a director since November 2002. She is President of the Rockefeller Foundation. From 1994 to 2004, Dr. Rodin served as President of the University of Pennsylvania, as well as a professor of psychology and of medicine and psychiatry at the University of Pennsylvania. She also serves as a director of AMR Corporation and Citigroup Inc. Within the past five years, Dr. Rodin was a director of Aetna, Inc. until May 2005. We believe that Dr. Rodin’s extensive experience in the non-profit, educational and philanthropic communities, including her various experiences as a president as noted above, renders her qualified to serve as one of our directors.

Michael I. Sovern, 78, has served as a director since November 2002. Mr. Sovern is Chairman of Sotheby’s. He is also President Emeritus and Chancellor Kent Professor of Law at Columbia University where he served as President for 13 years. He is President and a director of The Shubert Foundation and a director of The Shubert Organization. He is also a director of Sotheby’s. Within the past five years, Mr. Sovern was a director of Sequa Corp. until December 2007. We believe that Mr. Sovern’s extensive experience in the legal industry and in the non-profit, educational and philanthropic communities, including his various experiences as a president as noted above, renders him qualified to serve as one of our directors.

About our Board and its Committees

The Board	We are governed by a Board of Directors and various committees of the Board that meet throughout the year. During 2009, there were 10 meetings of our Board and a total of 19 committee meetings. Each director attended more than 75% of the aggregate of the number of Board meetings and the number of meetings held by all of the committees on which he or she served. Our independent directors have the opportunity to meet separately in an executive session following each regularly scheduled Board meeting and, under our corporate governance guidelines, are required to meet in executive session at least two times each year. During 2009, our independent directors held five executive sessions. Following the annual meeting of shareholders, if all director nominees are elected to serve as our directors, we will have nine independent directors. We require our directors to attend the annual meeting of shareholders, barring unusual circumstances. All of our directors attended the 2009 annual meeting of shareholders.

During 2009, our management, with involvement and input from our Board, completed a companywide enterprise risk management assessment and identified the significant risk areas for our Board’s oversight. We believe that our Board understands the significant risks facing our company and exercises, as a whole and through its committees, an appropriate degree of risk oversight.

Our Board believes that we and our shareholders are best served by having Brian L. Roberts serve as both our Chairman and Chief Executive Officer. We believe that Mr. Roberts is a strong and effective leader, at both the company and Board levels, who provides critical leadership for carrying out our strategic initiatives and confronting our challenges. He also serves as a bridge between the Board and management, facilitating strong collaboration and encouraging open lines of communication with the Board. As such, we believe that Mr. Roberts is the most appropriate person to serve as Chairman of our Board. Moreover, our Board believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, where over two-thirds of our directors are independent, through our Audit, Compensation and Governance and Directors Nominating Committees, which are comprised entirely of independent directors, and through our Presiding Director, who, among other things and as more fully described below, presides at the executive sessions held by our independent directors.

Presiding Director	In accordance with our corporate governance guidelines, our Board has a Presiding Director position, which is currently filled by Mr. Breen. The Presiding Director:

• presides over executive sessions of our independent directors, including an annual executive session during which our independent directors review the performance of our Chief Executive Officer and senior management;

• consults in advance with our independent directors concerning the need for an executive session in connection with each regularly scheduled Board meeting;

• communicates periodically between Board meetings and executive sessions with our independent directors, following discussions with management and otherwise on topics of importance to our independent directors;

• reviews and approves the process for the annual self-assessment of our Board and its committees;

• organizes the annual Board evaluation of the performance of our Chief Executive Officer and senior management; and

• reviews and suggests topics for discussion and presentation at Board meetings.

The role of Presiding Director is filled by an independent director recommended by the Governance and Directors Nominating Committee and appointed by the Board annually at the Board meeting immediately following the annual meeting of shareholders.

Committees of our Board	Our Board has four standing committees. The following describes for each committee its current membership, the number of meetings held during 2009 and its mission.

Audit Committee	Joseph J. Collins, J. Michael Cook (Chair), Jeffrey A. Honickman and Dr. Judith Rodin. Each member of the committee is independent for audit committee purposes under NASDAQ Global Select Market rules. A copy of this committee’s charter is posted under the “Governance” section of our website at www.cmcsa.com or www.cmcsk.com.

This committee met six times in 2009. The Audit Committee is responsible for the oversight and evaluation of:

• the qualifications, independence and performance of our independent auditors;

• the performance of our internal audit function; and

• the quality and integrity of our financial statements and the effectiveness of our internal control over financial reporting.

In addition, the Audit Committee is responsible for reviewing our processes and practices with respect to enterprise risk assessment and management. The Audit Committee is also responsible for preparing the Audit Committee report required by the rules of the SEC, which is included on page 18.

Our Board has concluded that J. Michael Cook qualifies as an audit committee financial expert.

Compensation Committee	S. Decker Anstrom, Joseph J. Collins, Dr. Judith Rodin (Chair) and Michael I. Sovern. Each member of the committee is independent under NASDAQ Global Select Market rules and qualifies as a “non-employee director” (as defined under Rule 16b-3 under the Exchange Act) and an “outside director” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). A copy of this committee’s charter is posted under the “Governance” section of our website at www.cmcsa.com or www.cmcsk.com.

This committee met seven times in 2009. The Compensation Committee reviews and approves our compensation and benefit programs, ensures the competitiveness of these programs and oversees and sets compensation for our senior executives. The Compensation Committee is responsible for approving the nature and amount of compensation paid to, and the employment and related agreements entered into with, our executives, establishing and evaluating performance-based goals related to compensation, overseeing our cash bonus and equity-based plans, approving guidelines for grants of awards under these plans and determining and overseeing our compensation and benefits policies generally. Each year, over the course of at least two meetings, the Compensation Committee performs a review of our compensation philosophy, our executive compensation programs and the performance of our named executive officers. The Compensation Committee’s determinations are reviewed annually by the independent directors. Also, together with the Governance and Directors Nominating Committee, it oversees succession planning for our senior management (including our Chief Executive Officer). The Compensation Committee is also responsible for preparing the Compensation Committee report required by the rules of the SEC, which is included on page 39.

On a regular basis, we engage the services of a compensation consultant to provide research and analysis as to the form and amount of executive and director compensation. The consultant does not have any role in determining or recommending the form or amount of such compensation. We and the Compensation Committee request that the consultant provide market research utilizing information derived from proxy statements, surveys and its own consulting experience and that the consultant use other methodological standards and policies in accordance with its established procedures. The Compensation Committee determines or approves the parameters used by the consultant in its research and directs the work of the consultant. Parameters include such items as the composition of peer groups, the reference points within the data (e.g., median, seventy-fifth percentile) and the elements of compensation. The compensation consultant we engaged with respect to 2009 was Mercer (US) Inc. (“Mercer”).

Mercer received approximately $413,000 in fees from us in 2009 in connection with services related to executive and director compensation. Mercer also received approximately $1,878,000 in fees from us in 2009 in connection with its provision of other compensation-related services, which consisted primarily of services related to our and our subsidiaries’ generally available health and welfare plans. The Mercer teams that provide other compensation-related services for us are independently managed and are separate from the team that provides executive and director compensation services. In addition, Mercer is part of a global professional services firm and is affiliated with other companies whose businesses are unrelated to the provision of compensation-related consulting services. We paid these affiliates of Mercer approximately $5,280,000 in 2009, which primarily consisted of payments to Marsh for insurance-related matters and Lippincott Mercer for advertising-related matters. Our Compensation Committee annually reviews the fees paid to Mercer and its affiliates and has determined that the fees paid in respect of non-executive and director compensation-related services to Mercer, as well as the fees paid to Mercer’s affiliates for all other services, did not impair Mercer’s objectivity in providing services and advice on executive and director compensation matters. All of the non-executive and director compensation services were performed at the direction of management without Board oversight or approval in light of management’s view that such other services were rendered in the ordinary course of our business and were not material in scope or nature.

In addition, the Compensation Committee engaged Independent Compensation Committee Advisors, LLC (“ICCA”) as its consultant in 2009 to assist with its compensation deliberations by reviewing Mercer’s work and providing recommendations for additional analyses. ICCA did not have any role in determining or recommending the form or amount of compensation.

As part of their job responsibilities, certain of our named executive officers participate in gathering and presenting facts related to compensation and benefit matters as requested by the Compensation Committee and in formulating and making recommendations to the Compensation Committee in these areas. The executives, together with our employees who work in the compensation area and Mercer, also conduct research and consult with legal counsel and other expert sources to keep abreast of developments in these areas. All decisions, however, regarding the compensation of our named executive officers are made by the Compensation Committee and are reviewed by the Board, following reviews and discussions held in executive sessions.

Finance Committee	Sheldon M. Bonovitz, Julian A. Brodsky, J. Michael Cook and Gerald L. Hassell (Chair).

This committee met one time in 2009. The Finance Committee provides advice and assistance to the Company, including as requested by the Board. It also acts for the directors in the intervals between Board meetings with respect to matters delegated to it from time to time by our Board in connection with a range of financial and related matters. Areas of the Finance Committee’s focus may include acquisitions, banking activities and relationships, capital allocation initiatives, capital structure, cash management, equity and debt financings, investments and share repurchase activities.

Governance and Directors Nominating Committee	S. Decker Anstrom (Chair), Kenneth J. Bacon, Edward D. Breen, Gerald L. Hassell, Jeffrey A. Honickman and Michael I. Sovern. Each member of the committee is independent under NASDAQ Global Select Market rules. A copy of this committee’s charter is posted under the “Governance” section of our website at www.cmcsa.com or www.cmcsk.com.

This committee met five times in 2009. The Governance and Directors Nominating Committee exercises general oversight with respect to the governance of our Board, as well as corporate governance matters involving us and our directors and executive officers. It also is responsible for periodically leading reviews and evaluations of the performance, size and responsibilities of our Board and its committees and, together with the Compensation Committee, oversees succession planning for our senior management (including our Chief Executive Officer).

The Governance and Directors Nominating Committee also identifies and recommends director nominees. In assessing candidates, whether recommended by the committee or by shareholders (as described below), the committee considers an individual’s professional knowledge, business, financial and management expertise, industry knowledge and entrepreneurial background and experience, as well as applicable independence requirements. The committee also gives significant consideration to the current composition and diversity of our Board. Our Board strives to balance the need of having directors with a variety of experiences and areas of expertise and knowledge, such as those noted above, while maintaining appropriate gender and minority representation.

The Governance and Directors Nominating Committee will consider director candidates nominated by shareholders. In order for a shareholder to make a nomination, the shareholder must provide a written notice along with the additional information listed below required by our by-laws within the following time periods. For election of directors at the 2011 annual meeting of shareholders, if such meeting is called for a date between April 20, 2011 and June 19, 2011, we must receive written notice on or after January 20, 2011 and on or before February 21, 2011. For election of directors at the 2011 annual meeting of shareholders, if such meeting is called for any other date, we must receive written notice by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first. Our by-laws require that a written notice set forth: (i) the name and address of the shareholder intending to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of our shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by our Board; and (v) the written consent of each nominee to serve as a director if so elected. You can obtain a copy of the full text of the relevant by-laws provision by writing to Arthur R. Block, Secretary, Comcast Corporation, at the address given on page 3. A copy of our by-laws has also been filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q filed on August 6, 2009 and is posted on our website at www.cmcsa.com or www.cmcsk.com.

Director Compensation

As has been the case for the last several years, in doing its work with respect to determining 2009 nonemployee director compensation, the Compensation Committee directs Mercer to provide analyses with respect to various nonemployee director compensation data. Mercer, however, does not recommend or determine compensation levels or elements. The 2009 nonemployee director compensation program approved by the Compensation Committee is described below.

Board and Committee Fees and Equity Awards

Directors who are our employees do not receive any fees for their services as directors, including for any service on any Board committee. Each nonemployee director receives a $60,000 annual retainer and $2,500 for each Board meeting or other meeting (except a Board committee meeting as described below) attended in his or her capacity as director or for any other business conducted on our behalf, $2,500 for each Audit, Compensation or Governance and Directors Nominating Committee meeting attended and $1,000 for each Finance Committee meeting attended. The Chair of the Audit Committee receives an additional annual retainer of $20,000, and the Chairs of the Compensation Committee and the Governance and Directors Nominating Committee receive an additional annual retainer of $10,000. Other members of the Audit Committee receive an additional annual retainer of $10,000 and other members of the Compensation Committee and the Governance and Directors Nominating Committee receive an additional annual retainer of $5,000. The Chair of the Finance Committee receives an additional annual retainer of $5,000 and the other members of this committee receive an additional annual retainer of $2,500. Fees received by a director may be deferred in whole or in part under our deferred compensation plans. Up to one-half of the Board annual retainer may be received, at the election of the nonemployee director, in shares of Class A common stock, the receipt of which may be deferred in whole or in part. If deferred, such shares accrue dividend equivalents during the deferral period.

Nonemployee directors are reimbursed for travel expenses for meetings attended. Nonemployee directors are provided with our video, high-speed Internet and phone services at no cost (if available in the area in which they live) during the time they serve on our Board and for five years thereafter.

Each nonemployee director is granted annually, on November 20, an award of share units with respect to shares of Class A common stock having a fair market value on the date of grant of $125,000, the receipt of which may be deferred in whole or in part under our restricted stock plan. If deferred, such shares accrue dividend equivalents during the deferral period. These share units are fully vested on the grant date. It is the practice of our Board to review nonemployee director compensation on a biennial basis.

For details regarding director compensation for 2009, see the “Director Compensation for 2009” table on page 58.

Director Stock Ownership Policy

Our nonemployee director stock ownership policy requires our nonemployee directors to hold a number of shares of our common stock having a value equal to five times the director’s annual cash retainer. Each nonemployee director has a period of five years to reach this ownership requirement. For purposes of this policy, “ownership” is defined to include stock owned directly or indirectly by the director and shares underlying deferred stock units under our deferred stock option plan. In addition, 60% of each of the following types of ownership also count: the market value of the director’s stock fund under our deferred compensation plans, deferred shares under our restricted stock plan and the difference between the market price and exercise price of vested stock options. In determining compliance, the Compensation Committee may take into account any noncompliance that occurs solely or primarily as a result of a decline in the market price of our stock. Our nonemployee director stock ownership policy is posted under the “Governance” section of our website at www.cmcsa.com or www.cmcsk.com. All nonemployee directors satisfy the requirements of our stock ownership policy.

Transactions between the Company and our Directors

For information regarding our related party transaction policy and details regarding certain related party transactions, please see “Related Party Transaction Policy and Certain Transactions” below.

PROPOSAL 2:  RATIFICATION OF THE APPOINTMENT
OF OUR INDEPENDENT AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2010. We are asking you to ratify this appointment, although your ratification is not required. A representative of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS.

Set forth below are the fees paid or accrued for the services of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in 2009 and 2008.

	2009	2008
	(in millions)

Audit fees	$4.9	$5.1
Audit-related fees	$0.7	$0.5
Tax fees	$0.3	$0.4
All other fees	$0.9	$0.1

	$6.8	$6.1

Audit fees consisted of fees paid or accrued for services rendered to us and our subsidiaries for the audits of our annual financial statements, audits of our internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

Audit-related fees consisted primarily of fees paid or accrued for attestation services related to contractual and regulatory compliance and, in 2009, also included accounting consultation related to the NBCU Transaction (as defined below in “Executive Compensation — Compensation Discussion and Analysis — Overview of Our Compensation Program Philosophy and Process”).

Tax fees consisted of fees paid or accrued for domestic and foreign tax compliance services, including tax examination assistance and expatriate administration and tax preparation. There were no fees paid or accrued in 2009 and 2008 for tax planning.

Other fees consisted of fees paid or accrued for consulting services regarding the hierarchy of jobs and job titles in our human resources database and enterprise risk management consulting services.

Preapproval Policy of Audit Committee of Services Performed by Independent Auditors

The Audit Committee’s policy requires that the committee preapprove audit and non-audit services performed by the independent auditors to assure that the services do not impair the auditors’ independence. Unless a type of service has received general preapproval, it requires separate preapproval by the Audit Committee. Even if a service has received general preapproval, if the fee associated with the service exceeds $250,000 in a single engagement or series of related engagements or relates to tax planning, it requires separate preapproval. The Audit Committee has delegated its preapproval authority to its Chair.

Report of the Audit Committee

The Audit Committee is comprised solely of independent directors meeting the requirements of applicable SEC and NASDAQ Global Select Market rules. The key responsibilities of our committee are set forth in our charter, which was adopted by us and approved by the Board and is posted under the “Governance” section of Comcast’s website at www.cmcsa.com or www.cmcsk.com.

We serve in an oversight capacity and are not intended to be part of Comcast’s operational or managerial decision-making process. Comcast’s management is responsible for the preparation, integrity and fair presentation of information in the consolidated financial statements, the financial reporting process and internal control over financial reporting. The independent auditors are responsible for auditing the consolidated financial statements and internal control over financial reporting. Our principal purpose is to monitor these processes.

In this context, at each regularly scheduled meeting, we met and held discussions with management and the independent auditors. Management represented to us that Comcast’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis. Prior to their issuance, we reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements (including the presentation of non-GAAP financial information) with management and the independent auditors. We also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and Rule 2-07 (Communication with Audit Committees) of Regulation S-X.

We discussed with the independent auditors the auditors’ independence from Comcast and its management, including the matters, if any, in the written disclosures delivered pursuant to the applicable requirements of the Public Company Accounting Oversight Board. We pre-approved all services provided by the independent auditors and considered whether their provision of such services to Comcast is compatible with maintaining the auditors’ independence.

We discussed with Comcast’s internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Comcast’s internal controls and the overall quality and integrity of Comcast’s financial reporting.

Based on the reviews and discussions referred to above, we recommended to the Board, and the Board approved, that the audited financial statements be included in Comcast’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC.

We have appointed Deloitte & Touche LLP as Comcast’s independent auditors for 2010.

Members of the Audit Committee

J. Michael Cook (Chair)
Joseph J. Collins
Jeffrey A. Honickman
Dr. Judith Rodin

PROPOSAL 3:  APPROVAL OF OUR 2006 CASH BONUS PLAN

Our 2006 Cash Bonus Plan, as amended and restated (the “Bonus Plan”), became effective on January 1, 2006 upon its adoption by our Compensation Committee and has been amended thereafter from time to time. The Bonus Plan was approved by our shareholders on May 18, 2006. The purpose of the Bonus Plan is to provide performance-based cash incentive compensation to certain of our management employees.

Section 162(m) of the Code requires that plans such as the Bonus Plan be approved by shareholders not less than once every five years in order to have amounts paid under such plans that are based on the achievement of quantitative performance goals or other objectively determinable goals treated as qualified performance-based compensation. Qualified performance-based compensation amounts payable under the Bonus Plan are deductible by us for federal income tax purposes. Accordingly, our Board is seeking shareholder approval of the Bonus Plan. If the Bonus Plan is not approved by our shareholders, we may continue to pay bonuses under the Bonus Plan that are based on qualitative performance goals. In addition, if the Bonus Plan is not approved by our shareholders, we will not pay any bonuses to our named executive officers under the Bonus Plan in respect of years after 2010 that are based on quantitative performance goals, but we may continue to pay bonuses to our named executive officers under other incentive arrangements or on a discretionary basis as we may determine are necessary to recruit and retain employees based on performance standards established by the Board or the Compensation Committee from time to time; the amount of such bonuses will not be deductible for federal tax purposes.

Description of our 2006 Cash Bonus Plan

The following is a summary of the material features of the Bonus Plan. The following summary does not purport to be complete and is qualified in its entirety by reference to the terms of the Bonus Plan, which is attached to this proxy statement as Appendix A.

Types of Awards; Eligibility.  The Bonus Plan provides for the payment of annual cash bonuses to management employees of the company and its affiliates. The number of employees, including our named executive officers, currently eligible to participate in the Bonus Plan is approximately 42,000.

Amount Subject to the Plan.  Target awards under the Bonus Plan are expressed as a percentage of an eligible employee’s base salary. The maximum amount payable to any employee under the Bonus Plan with respect to any calendar year cannot exceed $12 million.

Term of the Plan.  No awards will be made under the Bonus Plan with respect to any calendar year beginning after December 31, 2015. Awards granted after December 31, 2010 to our named executive officers that are based on the satisfaction of quantitative performance goals for which we seek a tax deduction for federal tax purposes will be conditioned on the prior re-approval of the Bonus Plan by our shareholders.

Administration.  The Bonus Plan is administered by the Compensation Committee, which has the authority to select employees to participate in the Bonus Plan, set applicable performance goals, determine whether the performance goals have been satisfied, interpret the Bonus Plan and provide rules and regulations relating to the Bonus Plan. The Compensation Committee may delegate to one of our officers or a committee of two or more of our officers its discretion under the Bonus Plan to grant awards to any eligible employee other than an individual who, at the time of grant, has a base salary of $500,000 or more, holds a position with us of Senior Vice President or higher, is one of our named executive officers or is subject to the short-swing profit recapture rules of the Securities Exchange Act of 1934, as amended. In addition, the Compensation Committee may delegate to a committee, comprised of the chairman of the Compensation Committee and one or more of our officers designated by the Compensation Committee, its discretion under the Bonus Plan to grant awards to eligible employees who, at the time of grant, have a base salary of $500,000 or more or hold a position with us of Senior Vice President or higher.

Terms of Awards; Performance Goals.  The Compensation Committee will determine the terms and conditions of each award under the Bonus Plan. No award will be payable to a participant under the Bonus Plan until the Compensation Committee certifies that the performance goals associated with the award have been satisfied. Awards are paid as soon as practicable following the end of each applicable calendar year.

The Compensation Committee may establish company-wide, division-wide or individual goals for each calendar year, which may be quantitative performance standards or qualitative performance standards. The quantitative performance standards may include, but are not limited to, financial measurements such as income, expense, operating cash flow, capital spending, numbers of customers of, or subscribers for, various services and products offered by us or one of our divisions, quantitative customer service measurements and other objective financial or service-based standards relevant to our businesses as may be established by the Compensation Committee. The qualitative performance standards may include, but are not limited to, customer service, management effectiveness, workforce diversity and other qualitative performance standards relevant to our businesses as may be established by the Compensation Committee.

For each calendar year, the quantitative performance goals for cash bonus awards to our named executive officers will be established by the Compensation Committee by not later than the 90th day of that year. The Compensation Committee will also determine whether the performance goals have been satisfied and the amount of awards paid under the Bonus Plan.

Withholding.  All award payments will be subject to withholding of applicable federal, state, local or other taxes.

Terminating Events.  In the event of a liquidation of our company or a transaction or series of transactions that results in a change in control of our company (as determined by our Board), the Compensation Committee will give at least 30 days notice to plan participants prior to the anticipated date of any such occurrence. The Compensation Committee may, in its discretion, provide in this notice that upon the completion of this event, any remaining conditions to the payment of an award under the Bonus Plan will be waived in whole or in part.

Amendment or Termination.  Our Board or our Compensation Committee may amend or terminate the Bonus Plan at any time. No award then granted under the Bonus Plan will be affected by any such amendment or termination without the written consent of the participant. Shareholder approval will be obtained for an amendment if it is determined to be required by applicable law, regulation or NASDAQ Global Select Market rules.

New Plan Benefits.  Future grants of awards, if any, that will be made to eligible employees are subject to the discretion of the Compensation Committee and, therefore, are not determinable at this time. The following table reflects the awards granted under the Bonus Plan in 2009.

2006 Cash Bonus Plan

Name and Position	2009 Awards ($)(1)

Brian L. Roberts Chairman of the Board, President and Chief Executive Officer	$8,234,238
Michael J. Angelakis Executive Vice President and Chief Financial Officer	4,946,396
Stephen B. Burke Executive Vice President and Chief Operating Officer	6,595,196
David L. Cohen Executive Vice President	1,639,043
Arthur R. Block Senior Vice President, General Counsel and Secretary	799,696
All Executive Officers	22,932,092
Non-Executive Officer Director Group	—
Non-Executive Officer Employee Group	247,306,733

(1)	The amounts in this column represent annual performance-based bonuses earned by our named executive officers under our 2006 Cash Bonus Plan. Based on achievement of specified metrics in 2009, our named executive officers were entitled to receive 109% of their respective target bonus amounts for the year; however, prior to their bonuses being determined, the named executive officers advised the Compensation Committee of their recommendation that they only receive 98% of their target amounts, as discussed more fully in “Executive Compensation — Compensation Discussion and Analysis — Elements and Mix of Our Compensation Program — Cash Bonus Incentive Compensation.”

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF OUR 2006 CASH BONUS PLAN.

SHAREHOLDER PROPOSALS

We received the following three shareholder proposals. The proponent of each proposal has represented to us that the proponent has continuously held at least $2,000 in market value of Class A common stock for at least one year and will continue to hold these securities through the date of the annual meeting of shareholders. To be voted upon at our 2010 annual meeting of shareholders, the proponent of a proposal, or a representative of the proponent qualified under Pennsylvania law, must attend the meeting to present the proposal.

For each of the shareholder proposals, other than adding a brief title for the proposal, we have included the proposal and shareholder’s supporting statement exactly as we received it. Following each proposal, we explain why our Board recommends a vote AGAINST the proposal.

PROPOSAL 4:  TO PROVIDE FOR CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS

The following proposal and supporting statement were submitted by Evelyn Y. Davis, 2600 Virginia Ave., N.W. Suite 215, Washington, DC 20037, who has advised us that she holds 500 shares of our Class A common stock.

RESOLVED: “That the stockholders of Comcast, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“If you AGREE, please mark your proxy FOR this resolution.”

Company Response to Shareholder Proposal

We oppose this proposal because we do not believe cumulative voting is in the best interests of our company and our shareholders. The Governance and Directors Nominating Committee, which is responsible for identifying and recommending qualified individuals for director nomination, consists solely of independent nonmanagement directors. This ensures that the Board will continue to exercise independent judgment and remain accountable to all of our shareholders, rather than to a particular group. The current Board is committed to continuing its strong oversight of management and progressive corporate governance practices, which include such safeguards as an annually elected Board, a substantial majority of independent directors, a highly effective independent Presiding Director, key Board committees composed exclusively of independent directors and fully transparent corporate governance guidelines and committee charters.

Cumulative voting could impair the effective functioning of the Board by electing a director obligated to represent the interests of a group of shareholders rather than all of our shareholders. We are concerned that any director elected by a limited constituency may have difficulty fulfilling his or her fiduciary duty of loyalty to us and all of our shareholders. The Board believes that these potential conflicts might create factionalism and undermine the ability of Board members to work effectively for the best interests of all shareholders and not a selected few.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 5:  TO ADOPT AND DISCLOSE A SUCCESSION PLANNING POLICY AND ISSUE ANNUAL REPORTS ON ITS SUCCESSION PLAN

The following proposal and supporting statement were submitted by the Central Laborers’ Pension Fund, P.O. Box 1267, Jacksonville, IL 62651, which has advised us that it holds 18,071 shares of our Class A common stock.

RESOLVED: That the shareholders of Comcast Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s Corporate Governance Guidelines (“Guidelines”) to adopt and disclose a written and detailed succession planning policy, including the following specific features:

•	The Board of Directors will review the plan annually;

•	The Board will develop criteria for the CEO position which will reflect the Company’s business strategy and will use a formal assessment process to evaluate candidates;

•	The Board will identify and develop internal candidates;

•	The Board will begin non-emergency CEO succession planning at least 3 years before an expected transition and will maintain an emergency succession plan that is reviewed annually;

•	The Board will annually produce a report on its succession plan to shareholders.

Supporting Statement

CEO succession is one of the primary responsibilities of the board of directors. A recent study published by the NACD quoted a director of a large technology firm: “A board’s biggest responsibility is succession planning. It’s the one area where the board is completely accountable, and the choice has significant consequences, good and bad, for the corporation’s future.” (The Role of the Board in CEO Succession: A Best Practices Study, 2006). The study also cited research by Challenger, Gray & Christmas that “CEO departures doubled in 2005, with 1228 departures recorded from the beginning of 2005 through November, up 102 percent from the same period in 2004.”

In its 2007 study What Makes the Most Admired Companies Great: Board Governance and Effective Human Capital Management, Hay Group found that 85% of the Most Admired Company boards have a well defined CEO succession plan to prepare for replacement of the CEO on a long-term basis and that 91% have a well defined plan to cover the emergency loss of the CEO that is discussed at least annually by the board.

The NACD report identified several best practices and innovations in CEO succession planning. The report found that boards of companies with successful CEO transitions are more likely to have well-developed succession plans that are put in place well before a transition, are focused on developing internal candidates and include clear candidate criteria and a formal assessment process. Our proposal is intended to have the board adopt a written policy containing several specific best practices in order to ensure a smooth transition in the event of the CEO’s departure. We urge shareholders to vote FOR our proposal.

Company Response to Shareholder Proposal

We oppose this proposal because we believe it is unnecessary and not in the best interests of our shareholders. The Board, led by its independent directors, already actively engages in succession planning pursuant to a well-developed process. We believe that our current approach to succession planning is superior to the approach prescribed by the proposal, which could have an adverse impact on our company and our competitive position.

The Board believes that succession planning is one of its essential functions. Accordingly, two different committees of the Board, each composed exclusively of independent directors, focus on succession planning. As addressed in “About our Board and its Committees” beginning on page 11, the Compensation Committee and the Governance and Directors Nominating Committee jointly oversee our succession planning. Additionally, while the proposal addresses succession planning only for a Chief Executive Officer, the Board and its committees currently engage in succession planning for our senior executive management, including — but not limited to — the Chief Executive Officer.

Our current succession planning process does include certain of the features contemplated by the proposal. We regularly review our process, including an annual review with our Board. We develop criteria for the Chief Executive Officer position which reflect our business strategy and use a formal assessment process to evaluate candidates. We identify and develop internal candidates. And we recognize the importance of maintaining and reviewing both a long-term transition plan and an emergency transition plan.

However, we believe that the requirement included in the proposal that the Board produce and disclose annually to our shareholders a detailed succession planning policy could adversely affect our shareholders. For an annual report to be meaningful, it would have to include detailed information that could harm our competitive position. We do not believe it would be in the best interests of our shareholders to provide detailed information to our competitors about our business strategy and outlook, our most promising internal candidates, any desirable external candidates and other factors that our directors currently consider in the succession planning process. Any such information that we elect or are required to disclose should be disclosed at the time we deem it advisable or required. If we omitted the competitively sensitive information that would be required by the report contemplated by the proposal, the report would consist only of general statements containing little substance.

The Board has been, and will continue to be, fully engaged in thoughtful and timely succession planning. We believe, however, that the amount of disclosure contemplated by this proposal would not be in the best interests of our shareholders.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 6:  TO REQUIRE THAT THE CHAIRMAN OF THE BOARD NOT BE A CURRENT OR FORMER EXECUTIVE OFFICER

The following proposal and supporting statement were submitted by the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, DC 20006, which has advised us that it holds 2,171 shares of our Class A common stock.

RESOLVED: That stockholders of Comcast Corporation (the “Company”), urge the Board of Directors (the “Board”) to take the steps necessary to amend the Company’s articles of incorporation to require that an independent director, who has not previously served as an executive officer of the Company, be its Chairman.

The policy should be implemented so as not to violate any contractual obligations. The policy should also specify the process for selecting a new independent chairman if the current chairman ceases to be independent between annual meetings of shareholders; or if no independent director is available and willing to serve as chairman.

Supporting Statement

We believe it is the responsibility of the Board to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (“CEO”), in directing the corporation’s business and affairs.

The Millstein Center for Corporate Governance and Performance at the Yale School of Management and the Chairmen’s Forum endorsed a policy in March 2009 calling on U.S. public companies to separate the roles of chairman of the board and CEO. An independent chairman “curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and the CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board,” the policy notes.

We believe that when the top executive serves as board chairman, this arrangement may hinder the board’s ability to monitor the CEO’s performance. Andrew Grove, former chairman and CEO of Intel Corporation, recognized this and relinquished the CEO’s position. “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?” (Business Week, November 11, 2002.)

Comcast’s articles of incorporation personally name Brian Roberts as Chairman. We believe that this unique provision — combined with Comcast’s dual class stock that provides Brian Roberts a non-dilutable one-third vote despite owning less than one percent of all of Comcast’s outstanding voting shares — reduces management’s accountability to shareholders. In our opinion, the designation of a presiding director as required by the NASDAQ listing standards is simply not an adequate substitution for a truly independent board chair that has no other connection to the Company.

We believe an independent Chairman can enhance investor confidence in our Company and strengthen the integrity of the Board.

We urge you to vote FOR this resolution.

Company Response to Shareholder Proposal

Our Board believes that we and our shareholders are best served by having Brian L. Roberts serve as Chairman and Chief Executive Officer. Our Board also believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, our Board committees’ structure and composition and our Presiding Director, who is an independent director appointed annually by the Board after being recommended by the Governance and Directors Nominating Committee. Furthermore, having one individual perform the role of Chairman and Chief Executive Officer is both consistent with the practice of many major companies and not restricted or prohibited by current laws (including the Sarbanes-Oxley Act of 2002 and recently promulgated SEC regulations).

Only three of the 13 members of our Board are currently our employees, and all of our Board committees, other than the Finance Committee, consist entirely of independent directors. Therefore, there are ample outside directors to offer critical review of management plans. Moreover, our Presiding Director, among other things and as more fully described above under “Proposal 1: Election of Directors — About our Board and its Committees — Presiding Director,” presides over executive sessions of our independent directors and reviews and suggests topics for discussion and presentation at our Board meetings. Furthermore, Mr. Roberts has his performance evaluated annually by our Compensation Committee in accordance with its charter, as well as by our independent directors in an executive session in accordance with our corporate governance guidelines.

Our directors, including the Chairman of the Board, are also bound by fiduciary obligations under law to act in a manner that they believe to be in our best interests and the best interests of our shareholders. Separating the offices of Chairman of the Board and Chief Executive Officer would not serve to augment or diminish this fiduciary duty.

Rather, our Board believes that Mr. Roberts, in his capacities as Chairman and Chief Executive Officer, serves as a bridge between the Board and management and provides critical leadership for carrying out our strategic initiatives and confronting our challenges.

In addition, the Board believes that it should not be constrained by an inflexible, formal requirement that the offices of Chairman of the Board and Chief Executive Officer be separated, even if such a requirement applied only to successors of Mr. Roberts. We and our shareholders are best served by maintaining the flexibility to have the same individual serve as Chairman and Chief Executive Officer, based on what is in the best interests of our company at a given point in time.

Our Board believes that the adoption of a policy requiring the election of a non-management Chairman of the Board would not enhance its independence or performance, and is not in the best interests of our shareholders.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion and analysis describes our executive compensation philosophy, process, plans and practices, and gives the context for understanding and evaluating the more specific compensation information contained in the tables and related disclosures that follow.

Overview of Our Compensation Program Philosophy and Process

We are a leading provider of video, high-speed Internet and phone services, offering a variety of entertainment, information and communications services to residential and commercial customers. As of December 31, 2009, we served approximately 23.6 million video customers, 15.9 million high-speed Internet customers and 7.6 million phone customers, and passed over 51.2 million homes in 39 states and the District of Columbia.

We operate our businesses in an intensely competitive, extensively regulated and rapidly changing and complex technological environment. Our strategy of differentiating our products and services requires us to continuously improve the quality and value of our offerings by consistently introducing new and advanced features, products and services. Our customer base and market capitalization, as well as our annual capital expenditure and total debt levels, rank us among the largest companies in our industries and in the country. We sell our services primarily to consumers, exposing our revenues to the risks of the decline in consumer spending and demand in the current economy. Our expected formation of a joint venture (the “NBCU Joint Venture”) with General Electric Company, in which the businesses of NBC Universal and certain of our program networks and other assets will be contributed to a new subsidiary that we will control and manage (the “NBCU Transaction”), will materially expand the number, size and complexity of the businesses we operate when closed.

Our ability to attract and retain the highest caliber executive talent in the marketplace is a key to continuing our long-term track record of strong financial performance, particularly in light of the extraordinary challenges and growth opportunities described in the prior paragraph. We have been recognized within our industries as having one of the best and most stable senior management teams of any company over the years. Our compensation practices are a major factor in our success in attracting and retaining the talent necessary to achieve our goals.

Consistent with this view of our position in the business landscape, the great importance we place on the quality and consistency of our senior management in achieving results that build long-term shareholder value and the significance we attach to using compensation as a tool in talent management, we seek to offer those types and amounts of compensation that will serve to attract, motivate and retain the most highly qualified executive officers and key employees and provide these employees with the opportunity to build a meaningful ownership stake in our company.

The Compensation Committee is responsible for approving the nature and amount of compensation paid to, and the employment and related agreements entered into with, our executive officers, and, for all of our employees, overseeing our cash bonus and equity-based plans, approving guidelines for grants of awards under these plans and determining and overseeing our compensation and benefits policies generally.

Each year the Compensation Committee reviews the nature and amounts of all elements of the named executive officers’ compensation, both separately and in the aggregate, using comprehensive tally sheets that include the current value of outstanding stock option and RSU awards (as compared to their grant date value) and deferred compensation account balances. The Compensation Committee also reviews compensation data from peer groups and surveys and takes into account our prior year performance (including as compared to the prior year performance of our peer groups). The Compensation Committee as well reviews each element of each named executive officer’s compensation for internal consistency. As described below under this caption, in 2009, the Compensation Committee considered an expanded set of analyses in reviewing its overall philosophy and making specific compensation determinations.

In determining individual compensation, the Compensation Committee assesses each named executive officer’s responsibilities and roles with respect to overall corporate policy-making, management, operations and administration, and the importance of retaining the named executive officer. The Compensation Committee also evaluates the named executive officer’s prior year performance, both in terms of his contribution to our performance and as compared to his individual performance goals (as to the latter item, each year the Compensation Committee agrees on specific factors to be used in evaluating Mr. Brian L. Roberts, our Chairman and Chief Executive Officer).

The Compensation Committee’s objectives in this process are to ensure that both total compensation and its individual components are strongly competitive with respect to the companies in our peer groups, there is a significant portion of total compensation that is performance based, there is an appropriate balance in performance-based compensation between short-term cash-based and long-term equity-based components, the compensation program aligns the interests of our executives with our shareholders and the program does not contain incentives to take inappropriate business risks.

Following these reviews and assessments, and with these goals in mind, the Compensation Committee determines what it believes to be an appropriate current year compensation package for each named executive officer. This process is subjective and involves the exercise of discretion and judgment. While the Compensation Committee considers the various quantitative data described in this discussion and analysis, it does not use a mathematical or other formula in which stated factors or their interrelationship are quantified and weighted (either in general or as to each named executive officer). As discussed below under “— Elements and Mix of Our Compensation Program,” in addition to setting 2009 compensation at the start of the year, in December 2009, the Compensation Committee provided additional compensation to Messrs. Michael J. Angelakis (our Executive Vice President and Chief Financial Officer), Stephen B. Burke (our Executive Vice President and Chief Operating Officer) and Arthur R. Block (our Senior Vice President, General Counsel and Secretary), as consideration for their entering into new employment agreements.

As has been the case for the last several years, in doing its work with respect to determining 2009 compensation, the Compensation Committee directed Mercer, the Company’s compensation consultant, with respect to the various compensation analyses it performed. Mercer, however, does not recommend or determine compensation levels or elements, performance targets or compensation plan design. Each year, the Compensation Committee reviews our various engagements of Mercer and its affiliates (and the related fees) to assure it of Mercer’s objectivity with respect to its work for the Compensation Committee. The Compensation Committee’s review addresses both: (i) the basis for selecting Mercer or any of its affiliates for a particular engagement; and (ii) the mechanisms in place at Mercer to ensure objectivity in performing its executive compensation consulting services. See “Proposal 1: Election of Directors — About our Board and its Committees — Committees of our Board — Compensation Committee” for information on Mercer’s services and fees in 2009.

In November 2008, the Compensation Committee directly engaged ICCA as an additional consultant to assist with respect to the Compensation Committee’s 2009 compensation deliberations. The Compensation Committee asked ICCA to review and comment on, and make any recommendations for changes to: (i) the peer groups used for benchmarking compensation and performance data; and (ii) the compensation program for the named executive officers, including by analyzing the congruence of the components of the program with the Compensation Committee’s philosophy and by suggesting additional analyses for Mercer to conduct. As a result of ICCA’s work, the Compensation Committee requested that Mercer perform a variety of supplemental analyses, which are included in those described in the following paragraph. These analyses, together with ICCA’s comments and recommendations, were taken into account by the Compensation Committee in making its determinations with respect to the appropriate peer groups as well as the compensation program for the named executive officers for 2009. The Compensation Committee has decided that it will consider retaining an additional consultant from time to time as a means of periodically reviewing Mercer’s work to ensure that the Compensation Committee remains current in its understanding and evaluation of developments and trends in executive compensation. The Compensation Committee did not retain ICCA (or any other additional advisor) for 2010.

Mercer provided the following analyses for 2009: a peer group assessment, including a performance sensitivity analysis (correlating our stock price movement to that of our peer group companies); a proxy pay analysis (comparing named executive officer compensation to proxy statement data for executives holding comparable positions in our peer group companies); a compensation survey analysis (analyzing named executive officer compensation against that of executives holding comparable positions in broad groups of companies in non-customized published surveys); a pay mix analysis (analyzing components of pay compared to other components (e.g., fixed vs. variable, cash vs. equity-based), and how this mix has changed over time); an analysis of share dilution resulting from, and annual usage rates in, our equity-based compensation plans; an internal equity valuation (analyzing how closely paid our other named executive officers are to the Chief Executive Officer); a compensation sharing analysis (analyzing the portion of our cash flow that is used for named executive officer compensation); a historical performance analysis (comparing our performance relative to our peer group companies with respect to growth in operating cash flow, free cash flow, earnings per share and revenues); and a correlation to shareholder value analysis (evaluating the relationship of operating cash flow growth, free cash flow growth, earnings per share growth and revenue growth to total shareholder returns, as compared to our peer group companies).

Our Named Executive Officers for 2009

Our named executive officers for 2009 are Mr. Roberts, Mr. Angelakis, Mr. Burke, Mr. David L. Cohen (our Executive Vice President), and Mr. Block. Mr. Burke was also President of our Cable Division in 2009. In March 2010, Mr. Burke relinquished his day-to-day responsibilities in his role as President of our Cable Division to dedicate full time to his role as our Chief Operating Officer, in recognition of his leading the transition planning and post-closing integration efforts relating to the NBCU Transaction, and having supervisory responsibility for operations of both the Cable Division and the NBCU Joint Venture.

Use of Compensation and Performance Data

As described above under “— Overview of Our Compensation Program Philosophy and Process,” the Compensation Committee uses data disclosed in SEC filings and contained in published surveys to inform its judgment, by comparing: (i) our compensation levels to those of named executive officers of our competitors for executive talent, customers and capital; and (ii) our financial performance to that of the same competitors.

We believe that these competitors are comprised of companies in, as well as outside, the cable and communications industries, resulting in a broader range of companies than those with which we are often compared by analysts and others for stock performance purposes (in which the focus is only on competition for capital). For example, the companies with which the Compensation Committee compares named executive officer compensation levels is a broader group than the companies included in the peer group index in the stock performance graph contained in our Annual Report on Form 10-K.

In 2009, the Compensation Committee conducted a thorough review of its prior peer group determinations and considered various potential adjustments. While the Compensation Committee found it difficult (as in prior years) to find a single peer group (having a meaningful number of companies) that reflects our prominence in our industries and the size, scope, complexity and variety of our businesses, this effort confirmed the Compensation Committee’s prior conclusion that three separate groups of companies each represented one or more meaningful aspects of our profile and that the use of three peer groups lends value to the Compensation Committee’s deliberations. In addition, the Compensation Committee believes that it would not be useful to consolidate the three peer groups into a single group because the practices and outcomes that are unique to each group would be lost. Finally, Mercer’s analysis demonstrated that over recent years the correlation of our share price movement with each of the three peer groups has increased substantially. Accordingly, as in the last several years, the following peer groups were used in 2009 as sources for comparative compensation and performance data: (i) companies in the entertainment/media industry (CBS Corporation, News Corporation, Time Warner Inc., Viacom Inc. and The Walt Disney Company); (ii) companies in the communications industry (AT&T Inc., DIRECTV Group, Inc., Qwest Communications International Inc., Sprint Nextel Corporation, Time Warner Inc. and Verizon Communications Inc.); and (iii) “general industry” companies having comparable revenues and total market capitalization (3M Company,

Abbott Laboratories, American Express Company, Apple Inc., Bristol-Myers Squibb Company, Capital One Financial Corporation, Cisco Systems, Inc., The Coca-Cola Company, Deere & Company, The Dow Chemical Company, E.I. du Pont de Nemours and Company, Eli Lilly & Company, Exelon Corporation, Google Inc., Honeywell International Inc., Intel Corporation, Kraft Foods Inc., Lockheed Martin Corporation, McDonald’s Corporation, Merck & Co. Inc., MetLife, Inc., News Corporation, Occidental Petroleum Corporation, Oracle Corporation, Pepsico, Inc., Pfizer Inc., Prudential Financial, Inc., Time Warner Inc., U.S. Bancorp, United Parcel Service, Inc., United Technologies Corporation, The Walt Disney Company, Washington Mutual Inc. and Wyeth Pharmaceuticals). Each year Mercer reviews the composition of the peer groups based upon merger activity and other changes in size or lines of business.

Among the three peer groups, the Compensation Committee pays particular attention to the entertainment/media peer group because of its special relevance with respect to competition for executive talent. The business expertise of employees in that industry is highly correlated to our needs: our principal business is content distribution (meaning we are one of the world’s largest buyers and licensees of content). We also own and manage several program and sports networks, one of the largest broadband Internet portals and several entertainment-based Internet sites (meaning that we are a substantial seller and licensor of content as well). It is also increasingly the case that traditional content providers in the entertainment/media industry are looking for new ways to distribute content, both directly to consumers through the Internet and indirectly through alliances with wireless companies and video distributors. Following the closing of the NBCU Transaction, we will be a much more significant direct participant in the entertainment/media industry as a major content producer and licensor. For all of these reasons, our executives are attractive candidates to entertainment/media companies, in addition to such companies’ executives being attractive to us.

Comparisons for Mr. Roberts were made to peer chief executive officers. Comparisons for Mr. Angelakis were made to peer chief financial officers and by ordinal rank (i.e., the position in the Summary Compensation Table on page 40). Comparisons for Mr. Burke were made to peer chief operating officers and by ordinal rank. Comparisons for Mr. Cohen were made by ordinal rank and, where available, to peer chief administrative officers. Comparisons for Mr. Block were made to peer general counsels and by ordinal rank.

As a result of its strong belief in the importance of using compensation as a tool to attract and retain the best senior executives, in reviewing peer group data the Compensation Committee targets compensation to be competitive with the entertainment/media peer group and at the 75th percentile for the communications and general industry peer groups. In the Compensation Committee’s view, it is appropriate for a company that has as its goal a high level of performance relative to its peers to set high reference points for its executive compensation targets. The compensation we deliver varies among the groups, and the individual companies within a group, in its relationship to the reference points. Our named executive officers’ total compensation for 2009 met or exceeded the reference points in most cases.

As a secondary means to inform its judgment, the Compensation Committee reviewed a Mercer compensation survey analysis in which base salary, total cash compensation (base salary plus target annual cash bonus) and total direct compensation (total cash compensation plus equity-based compensation) for each named executive officer were measured against published compensation survey data for functionally comparable positions among broad groups of companies of similar size to us. The Compensation Committee did not use this Mercer analysis, or any of the surveys included in this Mercer analysis, to benchmark our named executive officer compensation, but instead it used the analysis to understand the current compensation practices for comparable job functions of a broad view of companies across varied industry lines but with revenue sizes that are within a range close to ours. This analysis indicated that our named executive officers’ total compensation was relatively high, consistent with the Compensation Committee’s philosophy as stated above of correlating its goals of achieving high Company performance and attracting and retaining the highest quality executives with its executive compensation outcomes.

In determining total compensation levels for the named executive officers, the Compensation Committee also considered our prior year performance. Despite the weakening economy and intensifying competition, in 2008 we delivered healthy growth in revenue and operating cash flow, added meaningful numbers of customers, generated substantial free cash flow and returned significant capital to shareholders through stock repurchases and the institution of a quarterly cash dividend. In addition, the Compensation Committee noted that we achieved these results while continuing the successful management of our balance sheet, allowing us liquidity and access to capital when needed during the year and avoiding any near or medium-term risk associated with debt repayment requirements.

With respect to comparative financial performance, Mercer conducted an analysis of our performance relative to our peer groups using various financial metrics as well as total shareholder return, in each case over one year and longer periods of time. In general, the Compensation Committee’s expectation is that our performance as compared to our peers over time should be consistent with its strongly competitive compensation philosophy. Over the past several years, our operating cash flow growth (the predominant measure that drives the annual cash bonuses described below under “— Elements and Mix of Our Compensation Program — Cash Bonus Incentive Compensation”) has generally fallen in the upper third of our peers, as has our revenue growth. Comparisons could not be readily made for free cash flow growth (due to varying investment decisions from year to year and by company) or earnings per share growth (due to many years of negative earnings by various companies). The analysis also indicated that while we allocate a relatively high portion of operating cash flow and free cash flow to pay named executive officers’ annual incentives and total compensation, it is directionally aligned with our performance relative to our peers.

The results of the peer group, compensation survey and performance analyses, as well as the other analyses referred to above, are considered important by the Compensation Committee. However, the Compensation Committee does not make any determination of, or change to, compensation in reaction to market data alone, but rather uses this information as one of several considerations to inform its judgment and put its experience in context in determining compensation levels (and when to change compensation levels).

Elements and Mix of Our Compensation Program

Our executive compensation program for our named executive officers includes the following key components: cash base salary; annual (short-term) cash bonus (which is performance based because earning the bonus is contingent upon the achievement of performance goals); and long-term equity-based compensation in the form of stock options (which are performance based because stock options provide no value without future stock price appreciation) and RSUs (which are performance based both because the ultimate value of any shares acquired upon vesting depends on our stock price and because vesting of RSUs is dependent upon achievement of one or more performance goals). In addition, named executive officers are eligible to participate in our deferred compensation plan, as well as in employee benefit plans that are generally available to all employees. These elements are the same as, or similar to, those used by most of our peer group companies and many other public companies. Within this general marketplace-defined environment, we have our own perspective on the relative importance and value of each element.

We view the executive compensation program on a “portfolio” basis. The various elements work together to achieve our objectives. This chart illustrates our view of the portfolio:

		Short-Term,	Long-Term,	Retention;
Element	Fixed, Guaranteed	Performance Based	Performance Based	Retirement Planning

Base Salary	X
Annual Cash Bonus		X
Stock Options			X	X
RSUs			X	X
Deferred Compensation	X (except for Mr. Block)			X
Benefits	X			X

Each element of our compensation program is described in more detail as follows:

Base Salary.  This element of compensation is necessary to attract and retain any employee in any organization. As the basic fixed element of the compensation package, it serves as a baseline measure of an employee’s value. Base salary is annually guaranteed compensation received by a named executive officer in exchange for investing his career with us.

Each of our named executive officers had an employment agreement in effect during 2009. Mr. Roberts’ most recent employment agreement was entered into in June 2005 and expires on June 30, 2010. Messrs. Angelakis’, Burke’s and Block’s most recent employment agreements were entered into in December 2009 and expire on December 31, 2012, 2014 and 2014, respectively. Mr. Cohen’s most recent employment agreement was entered into in November 2005 and expires on December 31, 2010. Each current employment agreement provides for an initial base salary and annual increases in base salary at the discretion of the Compensation Committee. Mr. Block’s prior employment agreement provided for a minimum annual base salary increase of 5% in 2009. The employment agreements do not permit base salary reductions, unless, in the case of Messrs. Roberts and Cohen, such reduction is pursuant to an overall plan to reduce the base salaries of all of our senior executive officers, and, in the case of Messrs. Angelakis, Burke and Block, in connection with a generally applicable salary reduction program.

In establishing the initial base salary level at the time the agreements were signed, the Compensation Committee considered job responsibilities, job performance, seniority and market data on base salary levels from peer group companies and compensation surveys. The Compensation Committee also reviewed base salary based on internal comparisons of executives relative to their responsibilities. Increases in base salary during the term of the agreement are generally based on individual performance, the levels of achievement of our performance goals during the tenure of the executive and any increase in duties and responsibilities placed on the executive as a result of our continuing growth. Mr. Block received a base salary increase in his December 2009 employment agreement to reflect his present and anticipated increased duties and responsibilities in connection with the NBCU Transaction and NBCU Joint Venture.

The named executive officers, other than Mr. Block, elected not to receive any base salary increase in 2009, and have elected to continue to not receive any base salary increase in 2010 (and through February 28, 2011), reflecting a willingness during this time period to forgo additional compensation on account of this element of non-performance based compensation.

Cash Bonus Incentive Compensation.  Our cash bonus plan, which was approved by our shareholders at the 2006 annual meeting and is being voted upon at this annual meeting, provides a variable element to annual cash compensation that in 2009 was tied directly to consolidated operating cash flow, free cash flow and revenue growth. This element is needed to complete a competitive total annual cash compensation package. However, it is at risk for performance — 100% of the target bonus is not paid unless there is 100% achievement of the goals and no bonus is paid unless a predetermined minimum in each performance goal is achieved. This plan puts a significant amount of annual cash compensation at risk and supports our objective that our named executive officers balance achieving satisfactory or better current year (short-term) results with long-term value creation.

The target bonus under our cash bonus plan in 2009 for each of the named executive officers was based on the Compensation Committee’s assessment of the optimal mix of base salary and annual cash bonus compensation. In addition, each named executive officer’s employment agreement provides for a minimum target bonus. In 2009, such target bonus, as a percentage of base salary, was as follows: Mr. Roberts, 300%; Mr. Angelakis, 300%; Mr. Burke, 300%; Mr. Cohen, 125%; and Mr. Block, 100%. For more detail on these bonuses, including the target amounts thereof, see the “Grants in 2009 of Plan-Based Awards” table on page 43. The differences in target bonus percentages are the result of the Compensation Committee’s determination of each named executive officer’s total compensation and its judgment as to how to optimally allocate that total among the various elements thereof.

For 2009, the Compensation Committee determined that annual cash bonus target achievement for the named executive officers would be based 60% on consolidated operating cash flow growth, 30% on consolidated free cash flow and 10% on consolidated revenue. For several years prior to 2008, the sole performance goal was consolidated operating cash flow growth. The Compensation Committee added consolidated free cash flow as a performance goal to provide an appropriate focus on additional items (such as capital expenditures and working capital) that can be affected by the decision making of our named executive officers. The importance of operating cash flow and free cash flow as performance metrics is described below under “— Emphasis on Performance.” Based on ICCA’s work and Mercer’s analysis, in 2009 the Compensation Committee added consolidated revenue as a third performance goal, as an appropriately weighted focus on the overall growth of the business from all sources (e.g., sales of existing and new products and services and acquisitions of new customers). The correlation to shareholder value analysis indicated that operating cash flow is strongly correlated to total shareholder returns and revenue has a statistically significant correlation to total shareholder return. Free cash flow has a statistically significant correlation to total shareholder return for companies in the entertainment/media industry. Neither our Board nor the Compensation Committee has the discretion to award cash bonus compensation to our named executive officers under our plan absent attainment of the performance goals.

The Compensation Committee established the following goals for year-over-year increases in consolidated operating cash flow: if we achieved $13.1 billion or less (representing 99.8% or less of 2008 consolidated operating cash flow), the named executive officer would receive no bonus on account of this performance goal; if we achieved from greater than $13.1 billion to $13.7 billion (representing greater than 99.8% of 2008 consolidated operating cash flow to an increase of 4.3%), the named executive officer would receive 40% to 90% of the potential bonus (determined based on incremental increases in consolidated operating cash flow of approximately $100 million); if we achieved from greater than $13.7 billion to $13.791 billion (representing an increase of greater than 4.3% to 5%), the named executive officer would receive 100% of the potential bonus; and if we achieved greater than $13.791 billion (representing an increase of greater than 5%), the named executive officer would receive greater than 100% of the potential bonus up to a maximum of 150% (determined based on incremental increases in consolidated operating cash flow of approximately $100 million) if we achieved greater than $14.2 billion (representing a greater than 8.1% increase).

The Compensation Committee established the following goals for achievement of consolidated free cash flow: if we achieved $3.4 billion or less, the named executive officer would receive no bonus on account of this performance goal; if we achieved greater than $3.4 billion to $4.0 billion, the named executive officer would receive 40% to 90% of the potential bonus (determined based on incremental increases in consolidated free cash flow of $100 million); if we achieved greater than $4.0 billion to $4.1 billion, the named executive officer would receive 100% of the potential bonus; and if we achieved greater than $4.1 billion, the named executive officer would receive greater than 100% of the potential bonus up to a maximum of 150% at greater than $4.5 billion (determined based on incremental increases in consolidated free cash flow of $100 million).

The Compensation Committee established the following goals for achievement of consolidated revenue: if we achieved $35.0 billion or less, the named executive officer would receive no bonus on account of this performance goal; if we achieved greater than $35.0 billion to $36.2 billion, the named executive officer would receive 40% to 90% of the potential bonus (determined based on incremental increases in consolidated revenue of $200 million); if we achieved $36.2 billion to $36.5 billion, the named executive officer would receive 100% of the potential bonus; and if we achieved greater than $36.5 billion, the named executive officer would receive greater than 100% of the potential bonus up to a maximum of 150% at greater than $37.3 billion (determined based on incremental increases in consolidated revenue of $200 million). In each case, the bonus percentage achieved is the percentage of target applicable to the range within which the actual achievement fell.

Based on 2009 achievement of 100% of the potential bonus for operating cash flow growth (approximately $13.7 billion), 140% of the potential bonus for free cash flow (approximately $4.4 billion) and 70% of the potential bonus for revenue (approximately $35.8 billion), the named executive officers were entitled to receive 109% of their respective target amounts. This percentage was calculated as follows: (60% x 100%) + (30% x 140%) + (10% x 70%) = 109%. However, putting this achievement level in the context of lower levels of annual cash bonus achievement in 2009 by operating management (whose cash bonuses are based in large part on business unit operating metrics rather than consolidated financial performance), prior to their bonuses being determined, the named executive officers advised the Compensation Committee of their recommendation that they not receive a portion of their bonuses, and, as such, they were only granted 98% of their target amounts.

In connection with entering into his new employment agreement in December 2009, Messrs. Angelakis and Burke each also received cash “signing” bonuses (as described under “Agreements with Our Named Executive Officers — Employment Agreement with Mr. Angelakis, and — Employment Agreement with Mr. Burke”). These cash bonuses were in partial consideration (together with the additional RSU awards and the additional deferred compensation plan contribution amount described below under “— Equity-Based Incentive Compensation” and “ — Deferred Compensation”) for Messrs. Angelakis and Burke entering into the employment agreement that extended his prior employment agreement’s termination date to December 31, 2012 and December 31, 2014, respectively. The Compensation Committee sought these new agreements due to the importance of assuring that these named executive officers remain under contract for a longer period of time, given their present and anticipated increased responsibilities in connection with the NBCU Transaction and NBCU Joint Venture in the coming years.

Equity-Based Incentive Compensation.  Our equity-based long-term incentive compensation program is the compensation link between the named executive officers’ decision making and the long-term outcomes of those decisions. As described below under “— Emphasis on Long-Term Stock Ownership — Vesting of Equity-Based Incentive Compensation,” our vesting schedules require a relatively long holding period before a meaningful portion of the equity-based compensation can be realized, allowing time to see the results of the decisions, and the market time to react to the results, as well as providing a greater potential retention value.

The Compensation Committee believes that a strong reliance on long-term equity-based compensation is advantageous because this type of compensation fosters a long-term commitment by executive employees and motivates them to improve the long-term market performance of our stock. In our annual award program in March 2009, the Compensation Committee employed a diversified approach to this component in that we granted both stock options and RSUs, whereby each type of award represented approximately 50% of the total equity award by grant date value, as determined on a Black-Scholes basis in the case of stock options and using the closing price of a share of our Class A common stock in the case of RSUs.

RSUs in combination with stock options promote our goal of retention, as well as provide a direct and predictable alignment to share price. Because each RSU is equal in value to a share of our Class A common stock, the units have value, subject to the satisfaction of vesting requirements, when the stock price is flat or even declining. On the other hand, stock options only have value when the stock price increases. This combination of equity-based awards is appropriate in the view of the Compensation Committee because: (i) it provides some level of incentive even during periods of general market or industry decline, when good or better performance may not be reflected in our stock price; and (ii) it supports our culture of entrepreneurship and its focus on shareholder value creation while providing a strong retention vehicle.

The substantial drop in the market price of our common stock in 2007 significantly reduced the value of outstanding equity-based awards of the named executive officers, especially stock options, reflecting the relationship between compensation and shareholder value that is provided by these long-term equity-based compensation elements. The Compensation Committee has not taken into account the very substantially reduced “in the money” value of vested and unvested stock options (nor the substantially reduced value of unvested RSUs) in making its compensation decisions since 2007.

Our equity-based awards granted to our named executive officers in March 2009 were part of our annual award program, in which all eligible employees receive grants. In general, we also make stock option and RSU awards to eligible employees in connection with significant employment events such as hiring, promotion and entering into an employment agreement. Consistent with this approach, and as partial consideration for entering into the new employment agreements described above under “— Cash Bonus Incentive Compensation,” Messrs. Angelakis, Burke and Block received additional awards of RSUs, and Mr. Block received an additional award of stock options, in each case as described under “Agreements with Our Named Executive Officers — Employment Agreement with Mr. Angelakis, — Employment Agreement with Mr. Burke, and — Employment Agreement with Mr. Block.”

Primarily to conform to Internal Revenue Service (“IRS”) requirements relating to the deductibility of compensation, beginning in 2005, the Compensation Committee added a performance condition to RSUs granted to our named executive officers. Shares under RSUs granted in 2005 through 2007 vest in their first scheduled year of vesting only if the performance goals have been achieved with respect to the prior year. Shares under RSUs granted in 2008 and subsequent years vest in their first scheduled year of vesting if the performance goals have been achieved with respect to any prior year. In all of the RSU grants, any shares which did not vest in their first scheduled year of vesting because of the failure of the required prior achievement of performance goals are “carried over” to the next year’s scheduled vesting date (if any such date remains under the grant) for potential vesting at that time. If vesting does not occur on the final potential vesting date, any unvested shares are forfeited.

For RSUs granted in 2005 through 2008, the Compensation Committee established the following performance goals: if we achieved a 5% to 6.9% year-over-year increase in operating cash flow, the named executive officer would receive 66% of the service vested portion of the award; and if we achieved a 7% or greater increase, the named executive officer would receive 100% of the service vested portion of the award. The operating cash flow growth goal necessary to achieve 100% vesting was achieved in each year from 2005 through 2008. However, the growth needed to achieve the 66% vesting level was not achieved in 2009. Accordingly, the named executive officers (other than Mr. Block, who was not a named executive officer prior to 2009 and, therefore, whose RSUs did not contain a performance condition prior to 2009) will not receive any shares that are otherwise scheduled to vest in 2010 with respect to RSUs granted in 2005 through 2007 (and shares scheduled to vest in 2010 under RSUs granted in 2005 are permanently lost). The value of the shares scheduled to vest in 2010 under the RSUs granted in 2005 through 2007 had vesting occurred (calculated using the closing price of the Class A common stock on December 31, 2009) would have been approximately $2.96 million for Mr. Roberts (of which approximately $1.67 million was permanently lost), approximately $240,000 for Mr. Angelakis, approximately $1.94 million for Mr. Burke (of which approximately $910,000 was permanently lost) and approximately $2.25 million for Mr. Cohen (of which approximately $1.65 million was permanently lost).

For RSUs granted under the annual program in March 2009, the Compensation Committee established the following performance goals: if we achieved a 5% to 6.9% year-over-year increase in free cash flow, the named executive officer would receive 66% of the service vested portion of the award; and if we achieve a 7% or greater increase, the named executive officer would receive 100% of the service vested portion of the award. The Compensation Committee established as a performance goal for the RSUs granted to Messrs. Angelakis, Burke and Block in December 2009 any year-over-year increase in free cash flow. The goal used in the December 2009 RSU grants was also used in RSUs granted to the named executive officers as part of our March 2010 annual award program. The Compensation Committee revised the performance goals in the 2009 and 2010 RSUs to reflect its intention that the goals meet IRS requirements for deductibility while at the same time appropriately reflecting reduced operating cash flow and free cash flow performance expectations compared to prior years in light of the competitive and economic environment. Neither our Board nor the Compensation Committee has the discretion to vest these RSUs absent attainment of the applicable goal.

In general, the total value of equity-based compensation is based on a proportional relationship to the expected cash compensation of each named executive officer, taking into account awards made at the same time to other executives, as well as the value of equity-based compensation awarded to comparable named executive officers at peer companies. The value of 2009 equity-based compensation (using grant date values), expressed as a percentage of 2009 base salary, taking account of awards made only in the March 2009 annual award program, was 375% for Mr. Roberts, 380% for Mr. Angelakis, 377% for Mr. Burke, 371% for Mr. Cohen and 158% for Mr. Block. The value of 2009 equity-based compensation, expressed as a percentage of the value of 2008 equity-based compensation, taking account of awards made only in the annual award programs, was 107% for Mr. Roberts, 108% for Mr. Angelakis, 108% for Mr. Burke, 109% for Mr. Cohen and 106% for Mr. Block (the grant date value of equity-based compensation in our annual award program has not materially increased over the last several years).

Deferred Compensation.  We maintain a deferred compensation plan that allows employees with a base salary of $200,000 or greater, including the named executive officers, to defer the receipt of cash compensation (i.e., base salary and annual bonus), as described below under “Nonqualified Deferred Compensation in and as of 2009 Fiscal Year-End.” In addition, the employment agreements of Messrs. Roberts, Angelakis, Burke and Cohen provide for specified amounts to be contributed to the named executive officer’s deferred compensation plan account for each year of the agreement. Also, as partial consideration for entering into the employment agreements described above under “ — Cash Bonus Incentive Compensation,” Messrs. Angelakis and Burke received an additional deferred compensation plan contribution amount, in each case as described below under “Agreements with Our Named Executive Officers — Employment Agreement with Mr. Angelakis, and — Employment Agreement with Mr. Burke.” The contractually required contributions were agreed upon as a result of arm’s-length negotiations with the named executive officers and viewed by the Compensation Committee as a reasonable component part of overall compensation, especially from a retention perspective. The Compensation Committee reviewed each named executive officer’s plan balance at December 31, 2008 and annually reviews the embedded and projected costs of this plan.

Other than the deferred compensation plan (and a tax-qualified defined contribution (i.e., 401(k) plan), we do not offer any pension or other defined benefit-type plan to the named executive officers. In lieu of a defined benefit-type plan, which is found among several of our peer group companies, our deferred compensation plan provides a simple, transparent, tax-efficient vehicle for long-term value accumulation. The plan is one of our primary tools to attract and retain our named executive officers. In a similar manner to a traditional defined benefit executive retirement plan, the plan’s retention incentive gets stronger as the plan balance grows. In addition, the crediting rate is materially reduced following a termination of employment.

Also, our restricted stock plan permits recipients of awards to defer delivery of shares to a later date, without any guaranteed return on the vesting date value. In other words, any deferred shares, when later delivered, would have a value equal to the market value of our stock at that time. In addition, the plan permits recipients who have deferred delivery to elect to diversify any or all of the value of their deferred account into a cash equivalent account, which currently has an annual rate of return equivalent to that applicable under the deferred compensation plan. As of December 31, 2009, none of the named executive officers had elected to defer delivery of shares under any RSU awards.

Insurance Benefits.  In 2007 and 2008, we provided Mr. Roberts with premium reimbursements and tax payments under pre-existing contractual arrangements with respect to certain life insurance policies. These arrangements were put in place beginning in 1992. At that time, they were viewed by the Compensation Committee as an appropriate component of a comprehensive compensation program for Mr. Roberts. In February 2009, Mr. Roberts elected to relinquish his right to these benefits, effective January 1, 2009.

Perquisites.  Before 2006, we provided a limited amount of additional compensation through certain personal benefits to ease the demands on senior executives (including travel) and to provide security to our named executive officers and their families. Beginning in 2006, such benefits have been eliminated or our named executive officers have been required to pay us for any benefits that would otherwise be considered perquisites. In 2007 and 2008, as discussed above under “— Insurance Benefits,” we provided tax-related payments to Mr. Roberts in connection with certain life insurance benefits, which Mr. Roberts elected to relinquish effective January 1, 2009. Following his relinquishment, the Compensation Committee decided that as a matter of policy we should not provide tax gross-ups to our named executive officers for perquisites.

Payments in Connection with a Change in Control.  We generally do not have any benefits that are “triggered” automatically as a result of a “change in control” (a “single trigger”) or the occurrence of one or more specified events (a “double trigger”) that may follow a change in control, such as termination of employment without cause. Instead, our Board will determine whether it is appropriate to accelerate the vesting of stock options and/or RSUs, as applicable, or provide other benefits in connection with a change in control. There has been no determination of any guiding principles or factors that our Board may in the future use in determining the propriety of accelerating the vesting of stock options and/or RSUs, or providing other benefits, in connection with a change in control.

Mr. Roberts’ employment agreement provides that if his employment is terminated following a change in control, that termination will be treated as a termination without cause for the purpose of determining his benefits in those circumstances under his employment agreement. The Compensation Committee approved this provision as a fair and reasonable protection for our Chief Executive Officer in the event of a change in control.

Payments in Connection with a Termination of Employment.  Payments to our named executive officers upon a termination of employment are described below under “Potential Payments upon Termination or Change in Control.” These compensation arrangements are contained in each named executive officer’s employment or other agreements and are not a factor in the Compensation Committee’s determination of current year compensation elements. These arrangements were arrived at as a result of arm’s-length negotiations in connection with entering into each such agreement, based on the Compensation Committee’s decision that it was appropriate to provide more favorable arrangements than those offered to non-executive employees upon termination of employment. Prior to February 2009, Mr. Roberts’ spouse or his or her estate had the right, following Mr. Roberts’ death, to receive continued payment of base salary and annual cash bonus for up to five years. At that time, Mr. Roberts elected to relinquish this right.

Emphasis on Performance

The Compensation Committee’s emphasis on performance within the named executive officer compensation program is evidenced by the characteristics of several of its elements. Most obvious are the financial targets that are conditions to earning the annual cash bonus and the vesting of RSUs. In addition, the realized value of RSUs is directly tied to our stock price. Further, the entire value of stock options is based on appreciation in our stock price. This combination of internally measured (financial performance) and externally measured (stock price) performance provides both short-term and long-term performance components in the compensation structure of our named executive officers.

The Compensation Committee believes that the compensation program’s emphasis on performance, especially the equity-based compensation, aligns the compensation structure with the risks inherent in our businesses, in that the achievement (or lack of achievement) of our operating, investing and capital goals would be expected to be reflected in the market price of our stock. At the same time, the Compensation Committee reviews the nature and mix of compensation elements, as well as compensation plan design and award terms, to ensure that our compensation program aligns the interests of our executives with those of our shareholders, so as to avoid inadvertent incentives for the named executive officers to take inappropriate business risks by making decisions that may be in their best interests but not in the best interests of our shareholders. In conducting this review, the Compensation Committee takes into consideration specific business risks identified through our enterprise risk management process.

As described above under “— Elements and Mix of Our Compensation Program — Cash Bonus Incentive Compensation, and — Equity-Based Incentive Compensation,” in 2009 the Compensation Committee selected consolidated operating cash flow, free cash flow and revenue as the performance goals for the annual cash bonuses of our named executive officers, and consolidated free cash flow growth as the performance goal for vesting of their performance vested RSUs. The peer group analyses described above under “— Overview of Our Compensation Program Philosophy and Process” indicate that overall, both with respect to the mix of cash vs. equity-based and the types of equity-based vehicles used, our “pay at risk” practices are within the range of peer group practices. This is the case even after taking into account the additional fixed compensation resulting from contractually committed contributions to the deferred compensation plan for our named executive officers other than Mr. Block. (It should be noted that unlike the treatment given traditional defined benefit executive retirement plans of peer companies, deferred compensation contributions are considered as guaranteed payments in our comparisons.)

Total performance-based compensation in 2009 (using the grant date value of stock options and RSUs) was a significant percentage of the named executive officers’ total compensation (70% for Mr. Roberts, 67% for Mr. Angelakis, 62% for Mr. Burke, 69% for Mr. Cohen and 75% for Mr. Block).

Our consolidated operating cash flow, which is a non-GAAP financial measure, is defined as operating income before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on sale of assets, if any. As such, it eliminates the significant level of noncash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our Board uses this metric in evaluating our consolidated operating performance, and management uses this metric to allocate resources and capital to our operating segments. We believe that operating cash flow is also useful to investors as a primary basis for comparing our operating performance with other companies in our industries, although our measure of operating cash flow may not be directly comparable to similar measures used by other companies. For these reasons, the Compensation Committee views this quantitative metric as the best overall measure of our performance that can be affected by the decision making of our named executive officers, and accordingly gave it a 60% weight.

As described above under “— Elements and Mix of Our Compensation Program — Cash Bonus Incentive Compensation,” in 2008 the Compensation Committee added free cash flow as an additional performance metric in achieving the target annual cash bonus for the named executive officers. In 2009, this metric was given a 30% weight. Free cash flow, which is a non-GAAP financial measure, is defined as “Net Cash Provided by Operating Activities” (as stated in our Consolidated Statement of Cash Flows), reduced by capital expenditures and cash paid for intangible assets, and adjusted for any payments related to certain nonoperating items, net of estimated tax benefits (such as income taxes on investment sales, and nonrecurring payments related to income tax and litigation contingencies of acquired companies). Free cash flow is used as an indicator of our ability to service and repay debt, make investments and return capital to investors through stock repurchases and dividends. It is also valued by investors as an additional measure that can be used to compare our performance with other companies. For these reasons, the Compensation Committee believes that free cash flow is a meaningful quantitative metric that also reflects the decision making of our named executive officers.

Also as described above under “— Elements and Mix of Our Compensation Program — Cash Bonus Incentive Compensation,” in 2009 the Compensation Committee added revenue as an additional performance metric and gave it a 10% weight. Revenue was added as a metric because of the importance of growing our businesses to continued success in achieving our business goals.

The Compensation Committee believes that measuring performance for our named executive officers using the same consolidated financial metrics (rather than individual performance goals tied to specific operating targets) is appropriate given the overall responsibility of the senior management team to deliver our most important performance goals for the year.

The Compensation Committee does not determine compensation levels, or condition incentive-based compensation award achievement, based directly on our stock price performance, because it believes that it is not equitable to condition performance rewards based on an external quantitative metric that management cannot directly control and to do so could lead to an undesirable focus on short-term results. However, as stated above, the Compensation Committee does review data comparing shareholder return performance to that of our peer group companies and does consider this information in setting compensation levels each year. In addition, because a material portion of compensation for each named executive officer is in the form of a stock-based vehicle, a significant portion of each named executive officer’s compensation is inherently tied to stock price movement and the achievement of shareholder value. As noted above, this is reflected in the significantly reduced value of outstanding equity-based awards of the named executive officers, especially stock options, as a result of the substantial drop in the market price of our common stock in 2007.

Emphasis on Long-Term Stock Ownership

Vesting of Equity-Based Incentive Compensation.  The Compensation Committee seeks to achieve the long-term objectives of equity compensation in part by extending the vesting period for options over a longer time period than is the case with most other large public companies. For example, with respect to the stock options granted to our named executive officers during the last several years, including 2009, one-half of the options vest over five years and one-half vest over a period of nine years and six months (and there is no vesting over the first two years). RSUs granted to our named executive officers during the last several years, including 2009, generally vest 15% on each of the first four anniversaries of the date of grant and 40% on the fifth anniversary. The Compensation Committee believes that these longer time-frame (and in the case of RSUs, back-end loaded) vesting schedules focus the named executive officers over the long term on the creation of shareholder value.

Stock Ownership Guidelines.  We have a stock ownership policy for members of our senior management, including our named executive officers. Under the current guidelines established by the Compensation Committee, Mr. Roberts is expected to own our stock in an amount equal to at least five times base salary. The other named executive officers are expected to own our stock in amounts ranging from one and a half to three times base salary. This policy is designed to increase the named executive officers’ ownership stakes and align their interests with the interests of shareholders. “Ownership” for purposes of this policy is defined to include stock owned directly or indirectly by the named executive officer and shares credited to the named executive officer under our employee stock purchase plan, which must be held for 180 days from the date credited. In addition, 60% of each of the following types of ownership also counts: shares owned under our 401(k) plan, deferred vested shares under our restricted stock plan, the amount of the stock fund under our deferred compensation plan and the difference between the market price and exercise price of vested stock options. In determining compliance, the Compensation Committee may take into account any noncompliance that occurs solely or primarily as a result of a decline in the market price of our stock. All of our named executive officers have been deemed to satisfy the requirements of our stock ownership policy as of December 31, 2009. In the event a subject employee is not in compliance, he or she is prohibited from selling our stock (unless a hardship exemption is granted).

Policies Regarding Hedging.  Our policy prohibits any named executive officer from buying or selling any of our securities or options or derivatives with respect to our securities without obtaining prior approval from our General Counsel. This seeks to assure that the named executive officers will not trade in our securities at a time when they are in possession of inside information. We do not have a policy that specifically prohibits our named executive officers from hedging the economic risk of stock ownership. However, federal securities laws generally prohibit our named executive officers from selling “short” our stock.

Tax and Accounting Considerations

The Compensation Committee periodically reviews our compensation practices for purposes of obtaining the maximum tax deductibility of compensation paid, consistent with our employment agreements and related contractual commitments. For example, as described above under “— Elements and Mix of Our Compensation Program — Equity-Based Incentive Compensation,” we include a performance condition in RSU awards to our named executive officers as a means of obtaining tax deductibility for their value. From time to time, the Compensation Committee has awarded, and may in the future award, compensation that is not fully deductible if it determines that such award is consistent with its philosophy and is in our and our shareholders’ best interests. Our employment agreements with our named executive officers seek to ensure that any compensation that could be characterized as nonqualified deferred compensation complies with Section 409A of the Internal Revenue Code.

The Compensation Committee also considers the accounting treatment of compensation elements in determining types and levels of compensation for our named executive officers.

Other Considerations

The Compensation Committee has historically viewed material increases in the size and scope of our operations as a basis for material increases in compensation levels. This occurred in 2002 following our AT&T Broadband acquisition, which almost tripled the size of our cable operations, making us the nation’s largest video services provider. As described above under “— Elements and Mix of Our Compensation Program,” this also occurred in December 2009 in connection with entering into new employment agreements with Messrs. Angelakis, Burke and Block following the announcement of the NBCU Transaction.

The Compensation Committee reviews, but does not give significant weight to, aggregate amounts realized or realizable from prior years’ compensation when making decisions regarding current compensation (what some commentators call an “accumulated wealth analysis”). As stated above, the Compensation Committee believes that in order to maintain the best group of executives to lead us, we need to provide a compensation package each year that is strongly competitive with the marketplace. High quality executive talent with the experience and capabilities sought by us is scarce. The Compensation Committee is strongly of the view that it is an unnecessary risk to shareholder value to not provide a competitive level of compensation to our named executive officers each year. It believes that value realized on prior years’ compensation from stock appreciation is the reward for the named executive officer’s work over that period and the achievement of our long-term goals. To reduce current year compensation below competitive levels because a named executive officer has realized gains based on achievement of prior year goals or a desired increase in shareholder value is seen by the Compensation Committee as counterproductive.

The Compensation Committee is aware that our Chairman and Chief Executive Officer, Mr. Brian L. Roberts, is a son of our founder and director, Mr. Ralph J. Roberts, and is our shareholder with the greatest beneficial voting power. The Compensation Committee maintains an objective stance toward Mr. Brian L. Roberts’ compensation. The Compensation Committee uses the same methods, tools and processes to determine Mr. Roberts’ compensation as it does for our other named executive officers.

Recoupment Policy.  In 2007, upon the recommendation of the Compensation Committee and the Governance and Directors Nominating Committee, our Board adopted an incentive compensation recoupment policy. It provides that if it is determined by our Board that gross negligence, intentional misconduct or fraud by one of our executive officers or former executive officers caused or partially caused the restatement of all or a portion of our financial statements, the Board, in its sole discretion, may, to the extent permitted by law and our benefit plans, policies and agreements, and to the extent it determines in its sole judgment that it is in our best interests to do so, require repayment of all or a portion of any annual cash bonus, vested RSU or other incentive-based compensation paid to such executive officer or former executive officer (and/or effect the cancellation of unvested RSUs) if: (i) the amount or vesting of the incentive-based compensation was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement; and (ii) the amount or vesting of the incentive-based compensation would have been less had the financial statements been correct.

Compensation Committee Report

We, the members of the Compensation Committee of the Board of Directors, have reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Dr. Judith Rodin (Chair)
S. Decker Anstrom
Joseph J. Collins
Michael I. Sovern

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was during 2009 an employee, or is or ever has been an officer, of our company. None of our executive officers has served during 2009 as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of our Board or Compensation Committee.

Summary Compensation Table for 2009

The following table sets forth specified information regarding the compensation for 2009, 2008 and 2007 of our Chairman of the Board, President and Chief Executive Officer (Mr. Brian L. Roberts), our Executive Vice President and Chief Financial Officer (Mr. Michael J. Angelakis) and our next three most highly compensated executive officers (Messrs. Stephen B. Burke, David L. Cohen and Arthur R. Block), except as set forth in footnote (10) to this table. We refer to these individuals as our named executive officers, as described above in “Compensation Discussion and Analysis — Our Named Executive Officers for 2009.”

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Awards ($)(3)	Awards ($)(4)	Compensation ($)(5)	Earnings ($)(6)	Compensation ($)(7)	Total ($)(8)

Brian L. Roberts	2009	$2,908,483	$—	$5,257,200	$5,656,300	$8,234,238	$2,252,434	$2,937,712	$27,246,367
Chairman of the Board,	2008	2,769,365	881,027	5,006,640	5,203,440	7,394,204	1,557,048	3,428,639	26,240,363
President and Chief	2007	2,638,500	1,440,068	5,296,608	5,189,560	6,330,000	788,895	3,199,135	24,882,766
Executive Officer
Michael J. Angelakis	2009	1,747,157	1,500,000	6,151,691	3,408,600	4,946,396	1,229,276	2,571,012	21,554,132
Executive Vice President	2008	1,663,588	—	3,003,984	3,122,064	4,441,779	790,250	1,447,388	14,469,053
and Chief Financial Officer	2007	1,146,625	5,000,000	7,479,828	2,410,462	2,749,500	383,564	6,759,381	25,929,360
Stephen B. Burke	2009	2,329,543	3,000,000	10,079,183	4,544,800	6,595,196	3,024,679	4,414,654	33,988,055
Executive Vice President	2008	2,218,117	—	4,005,312	4,162,752	5,922,372	4,113,931	2,182,067	22,604,551
and Chief Operating Officer(9)	2007	2,113,500	—	4,237,286	4,151,648	5,070,000	2,850,827	1,993,711	20,416,972
David L. Cohen	2009	1,389,455	—	2,493,800	2,667,600	1,639,043	657,627	991,854	9,839,379
Executive Vice President	2008	1,322,995	—	2,332,804	2,423,520	1,471,832	532,802	906,508	8,990,461
	2007	1,261,000	—	2,467,680	2,416,744	1,260,000	334,134	826,834	8,566,392
Arthur R. Block	2009	846,036	—	2,452,295	1,388,789	799,696	650,077	14,700	6,151,593
Senior Vice President,	2008	771,769	40,025	614,946	641,520	686,875	482,578	13,800	3,251,513
General Counsel and Secretary(10)

(1)	Each of Messrs. Roberts, Angelakis, Burke and Cohen has requested that he not receive an increase in his annual base salary through February 28, 2011, as more fully described above in “Compensation Discussion and Analysis — Elements and Mix of Our Compensation Program — Base Salary.” This will result in a two-year freeze in base salary, as each of them had previously requested that he not receive an increase in his annual base salary from January 1, 2009 through February 28, 2010. The difference in the amounts in this column for such executives between 2009 and 2008 is due to there being 27 biweekly pay periods in 2009, as compared to 26 biweekly pay periods in 2008, and there being a lower base salary rate in effect for the first two months of 2008.

(2)	For each of Messrs. Angelakis and Burke, the amounts in this column represent a cash bonus paid in 2009 in connection with his entering into a new employment agreement. If either executive terminates his employment without good reason or we terminate his employment with cause during the first six months following the grant date of such bonus, he must reimburse us for the amount of such bonus, and, if such a termination occurs after six months but before one year from the grant date of such bonus, he must reimburse us for 50% of the amount of such bonus.

(3)	The amounts in this column represent the aggregate grant date fair value of performance-based RSUs granted to each of the named executive officers in 2009, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (FASB ASC Topic 718). These amounts, which do not correspond to the actual value that may be realized by the named executive officers, were calculated using the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the respective year-end. The amounts were determined by multiplying the Class A common stock closing price on the date of grant by the number of shares subject to the grant and, as the RSUs are subject to performance conditions as defined in the Glossary to FASB ASC Topic 718, in accordance with the SEC’s rules relating to executive compensation disclosure, taking into account the probable outcome of the RSUs’ performance conditions as of the date of grant and excluding the effect of estimated forfeitures. For 2009 and 2008, the amounts were also discounted for the lack of dividends during the vesting period. See the “Grants in 2009 of Plan-Based Awards” table on page 43 for information, including grant date, on RSUs granted in 2009.

In accordance with the SEC’s rules relating to executive compensation disclosure, the amounts in this column for 2008 and 2007 have been restated from the amounts disclosed in the Summary Compensation Tables for 2008 and 2007 (which provided disclosure in accordance with the SEC’s rules relating to executive compensation disclosure applicable at the time the proxy statements for our 2009 and 2008 Annual Meetings of Shareholders were filed) to reflect the aggregate grant date fair value of RSUs granted to each of the named executive officers in 2008 and 2007, in accordance with FASB ASC Topic 718 and the assumptions described above.

As of December 31, 2009, shares pursuant to awards of RSUs granted in 2005 to our named executive officers (other than Messrs. Angelakis and Block) will be forfeited, and we expect that a portion of the unvested outstanding performance-based RSUs granted in 2006 and 2007 to our named executive officers (other than Mr. Block) will be forfeited as a result of failing to meet performance conditions. As noted above, the amounts in this column for 2007 represent the aggregate grant date fair value of RSUs, taking into account the probable outcome of the RSUs’ performance conditions as of the date of grant. If we were instead to take into account the probable outcome of the RSUs’ performance conditions as of December 31, 2009, the following amounts would be reported in this column for 2007: Mr. Roberts, $4,413,840; Mr. Angelakis, $7,072,673; Mr. Burke, $3,531,072; and Mr. Cohen, $2,056,392. See footnotes (7) and (8) to the “Outstanding Equity Awards at 2009 Fiscal Year-End” table beginning on page 45 for further information with regard to the complete forfeiture of RSUs granted in 2005, as well as the expected forfeiture of RSUs granted in 2006 and 2007.

(4)	The amounts in this column represent the aggregate grant date fair value of stock options granted to each of the named executive officers in 2009, in accordance with FASB ASC Topic 718. Under the SEC’s rules relating to executive compensation disclosure, the amounts shown exclude the impact of estimated forfeitures. These amounts, which do not correspond to the actual value that may be realized by the named executive officers, were calculated using the Black-Scholes option-pricing model, based upon the following valuation assumptions: for the options granted on March 27, 2009, an expected volatility of approximately 37%, an expected term to exercise of seven years, an interest rate of approximately 2.4% and a dividend yield of approximately 1.9%, and for the options granted on December 18, 2009, an expected volatility of approximately 33%, an expected term to exercise of seven years, an interest rate of approximately 3.0% and a dividend yield of approximately 2.2%. For information on the valuation assumptions with respect to grants made before 2009, refer to the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the respective year-end. See the “Grants in 2009 of Plan-Based Awards” table on page 43 for information, including grant date, on options granted in 2009.

In accordance with the SEC’s rules relating to executive compensation disclosure, the amounts in this column for 2008 and 2007 have been restated from the amounts disclosed in the Summary Compensation Tables for 2008 and 2007 (which provided disclosure in accordance with the SEC’s rules relating to executive compensation disclosure applicable at the time the proxy statements for our 2009 and 2008 Annual Meetings of Shareholders were filed) to reflect the aggregate grant date fair value of stock options granted to each of the named executive officers in 2008 and 2007, in accordance with FASB ASC Topic 718 and the assumptions described above.

(5)	The amounts in this column represent annual performance-based bonuses earned by our named executive officers under our 2006 Cash Bonus Plan. The grant of these bonuses is also disclosed under the “Grants in 2009 of Plan-Based Awards” table on page 43. Based on achievement of specified metrics in 2009, our named executive officers were entitled to receive 109% of their respective target bonus amounts for the year; however, prior to their bonuses being determined, the named executive officers advised the Compensation Committee of their recommendation that they only receive 98% of their target amounts, as discussed more fully above in “Compensation Discussion and Analysis — Elements and Mix of Our

Compensation Program — Cash Bonus Incentive Compensation.” Similarly, in 2008, our named executive officers (except Mr. Block) were entitled to receive 98% of their respective target bonus amounts for the year based on achievement of specified metrics, but advised the Compensation Committee of their recommendation that they only receive 89% of their target amounts.

(6)	The amounts in this column represent the dollar value of interest earned on compensation deferred under our deferred compensation plans in excess of 120% of the long-term applicable federal rate (the current interest crediting rate on deferred compensation is 12%).

(7)	The amounts in this column include: (a) Company contributions to our retirement-investment plan accounts in the amount of $14,700 for each of the named executive officers; (b) Company contributions to our deferred compensation plans (Mr. Roberts, $2,431,012; Mr. Angelakis, $2,458,600; Mr. Burke, $3,944,800; and Mr. Cohen, $868,219); and (c) amounts on account of personal use of Company provided aircraft (Mr. Roberts, $492,000; Mr. Angelakis, $97,712; Mr. Burke, $455,154; and Mr. Cohen, $108,935). For security reasons, Company policy requires Messrs. Roberts and Burke to use Company provided aircraft for business and personal travel, although the named executive officers are required to pay us for personal use of Company provided aircraft in amounts determined by Company policy.

The amounts reflected for each named executive officer in respect of personal use of Company provided aircraft indicate the extent to which the incremental cost of such use exceeds the amount paid to us by the named executive officer as stated above. The aggregate incremental cost for a personal flight taken on a charter plane is the cost of the flight as charged to us by the charter company. The aggregate incremental cost for a personal flight on a Company plane includes all variable costs for the year, such as fuel, maintenance and other trip expenses, to arrive at a variable cost per hour that we then multiply by the number of hours the named executive officer used the aircraft for personal travel (including the hours for repositioning flights). This methodology excludes fixed costs, as these costs do not change based on usage.

For all other benefits that would otherwise be considered perquisites, as more fully described above in “Compensation Discussion and Analysis — Elements and Mix of Our Compensation Program — Perquisites,” our named executive officers are required to pay us in full (and have paid us in full) for such benefits.

(8)	In accordance with the SEC’s rules relating to executive compensation disclosure, the amounts in this column for 2008 and 2007 have been restated from the amounts disclosed in the Summary Compensation Tables for 2008 and 2007 (which provided disclosure in accordance with the SEC’s rules relating to executive compensation disclosure applicable at the time the proxy statements for our 2009 and 2008 Annual Meetings of Shareholders were filed) to reflect the aggregate grant date fair value of RSUs and stock options granted to each of the named executive officers in 2008 and 2007, in accordance with FASB ASC Topic 718 and the assumptions described above in footnotes (3) and (4) to this table.

(9)	Mr. Burke relinquished his role as President of Comcast Cable in March 2010 to dedicate his full time to his role as our Chief Operating Officer.

(10)	For Mr. Block, compensation for only 2008 and 2009 is shown because he was not a named executive officer in 2007.

Grants in 2009 of Plan-Based Awards

The following table provides information about equity and nonequity awards granted to our named executive officers in 2009, as follows: (1) the grant date for equity awards (column (a)); (2) the estimated future payouts under nonequity incentive plan awards (columns (b), (c) and (d)); (3) the estimated future payouts under equity incentive plan awards, which consist of performance-based RSUs (columns (e), (f) and (g)); (4) all option awards, which consist of the number of shares underlying stock options (column (h)); (5) the exercise price of the stock option awards, which reflects the closing price of our Class A common stock on the date of grant (column (i)); and (6) the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 (column (j)).

								(h)
								All Other		(j)
								Option	(i)	Grant
								Awards:	Exercise	Date Fair
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	or Base	Value of
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Securities	Price of	Stock and
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	Underlying	Option	Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Options (#)(3)	Awards ($/Sh)	Awards ($)(4)

Brian L. Roberts	—	$3,360,913	$8,402,283	$12,603,425
	3/27/2009				260,013	390,000	390,000			$5,257,200
	3/27/2009							1,145,000	$14.54	5,656,300
Michael J. Angelakis	—	2,018,938	5,047,344	7,571,016
	3/27/2009				160,008	240,000	240,000			3,235,200
	3/27/2009							690,000	14.54	3,408,600
	12/18/2009				174,015	174,015	174,015			2,916,491
Stephen B. Burke	—	2,691,917	6,729,792	10,094,688
	3/27/2009				210,011	315,000	315,000			4,246,200
	3/27/2009							920,000	14.54	4,544,800
	12/18/2009				348,030	348,030	348,030			5,832,983
David L. Cohen	—	668,997	1,672,493	2,508,739
	3/27/2009				123,340	185,000	185,000			2,493,800
	3/27/2009							540,000	14.54	2,667,600
Arthur R. Block	—	326,406	816,016	1,224,024
	3/20/2009				15,734	23,600	23,600			275,176
	3/27/2009				31,602	47,400	47,400			638,952
	3/27/2009							141,000	14.54	696,540
	12/18/2009				98,160	98,160	98,160			1,538,167
	12/18/2009							130,860	17.24	692,249

(1)	Represents annual performance-based bonus awards granted to our named executive officers under our 2006 Cash Bonus Plan. The actual amounts earned with respect to these bonuses for 2009 are included in the “Summary Compensation Table for 2009” on page 40 under the “Non-Equity Incentive Plan Compensation” column (see footnote (5) to the “Summary Compensation Table for 2009”). As described above in “Compensation Discussion and Analysis — Elements and Mix of Our Compensation Program — Cash Bonus Incentive Compensation,” based on 2009 achievement of specified consolidated operating cash flow increases and free cash flow and revenue results, the named executive officers were entitled to receive 109% of their respective target amounts for their 2009 bonus. However, putting this achievement level in the context of lower levels of annual cash bonus achievement in 2009 by certain operating management (whose cash bonuses are based in large part on business unit operating metrics rather than consolidated financial performance), the named executive officers, prior to their bonuses being determined, advised the Compensation Committee of their recommendation that they only receive 98% of their target amounts.

(2)	The amounts in this column represent shares of our Class A common stock underlying performance-based RSUs granted under our restricted stock plan. Subject to achieving specified increases in consolidated operating cash flow or free cash flow, as described above in “Compensation Discussion and Analysis — Elements and Mix of Our Compensation Program — Equity-Based Incentive Compensation,” shares subject to these RSUs will vest as follows: RSUs granted on March 20, 2009 and March 27, 2009 vest at the rate of 15% on the 13-month anniversary of the date of grant (April 20, 2010 for RSUs granted on March 20, 2009 and April 27, 2010 for RSUs granted on March 27, 2009), 15% on each of the second, third and fourth anniversaries of the date of grant (March 20, 2011, 2012 and 2013, respectively, for RSUs granted on March 20, 2009 and March 27, 2011, 2012 and 2013, respectively, for RSUs granted on March 27, 2009) and 40% on the fifth anniversary of the date of grant (March 20, 2014 for RSUs granted on March 20, 2009 and March 27, 2014 for RSUs granted on March 27, 2009); RSUs granted to Messrs. Angelakis and Burke on December 18, 2009 vest 100% on the 13-month anniversary of the date of grant (January 18, 2011); and RSUs granted to Mr. Block on December 18, 2009 vest at the rate of 15% on each of the first, second, third and fourth 13-month anniversaries of the date of grant (January 18, 2011, 2012, 2013 and 2014, respectively) and 40% on the fifth 13-month anniversary of the date of grant (January 18, 2015).

(3)	The amounts in this column represent shares of our Class A common stock underlying stock options granted to our named executive officers under our 2003 Stock Option Plan. These options become exercisable as follows: 30% of the shares covered thereby become exercisable on the second anniversary of the date of grant (March 27, 2011 for options granted on March 27, 2009 and December 18, 2011 for options granted on December 18, 2009), 15% on each of the third, fourth and fifth anniversaries of the date of grant (March 27, 2012, 2013 and 2014, respectively, for options granted on March 27, 2009 and December 18, 2012, 2013 and 2014, respectively, for options granted on December 18, 2009), 5% on each of the sixth through ninth anniversaries of the date of grant (March 27, 2015, 2016, 2017 and 2018, respectively, for options granted on March 27, 2009 and December 18, 2015, 2016, 2017 and 2018, respectively, for options granted on December 18, 2009) and 5% on the nine and one-half year anniversary of the date of grant (September 27, 2018 for options granted on March 27, 2009 and June 18, 2019 for options granted on December 18, 2009).

(4)	The amounts in this column represent the grant date fair value of RSUs and stock options computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the named executive officers. The grant date fair value of RSUs was determined as described in footnote (3) to the “Summary Compensation Table for 2009” beginning on page 40. Amounts with respect to stock options were calculated using the Black-Scholes option-pricing model, based upon the assumptions set forth in footnote (4) to the “Summary Compensation Table for 2009” beginning on page 40.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information on the holdings of stock option and stock awards by our named executive officers as of December 31, 2009. This table includes unexercised vested and unvested stock options (see columns (a), (b), (c) and (d)), unvested RSUs (see columns (e) and (f)) and unvested performance-based RSUs (see columns (g) and (h)). The vesting schedules for these grants are disclosed in the footnotes to this table. The market value of stock awards is based on the closing market price of a share of our Class A common stock as of December 31, 2009, or $16.86. The performance-based RSUs are subject to achieving specified increases in consolidated operating cash flow or free cash flow, as described in further detail above in “Compensation Discussion and Analysis — Elements and Mix of our Compensation Program — Equity-Based Incentive Compensation.”

	Option Awards						Stock Awards
											(h)
											Equity
									(g)		Incentive
									Equity		Plan
									Incentive		Awards:
									Plan		Market or
									Awards:		Payout
								(f)	Number of		Value of
								Market	Unearned		Unearned
								Value of	Shares,		Shares,
	(a)		(b)				(e)	Shares or	Units or		Units or
	Number of		Number of				Number of	Units of	Other		Other
	Securities		Securities				Shares or	Stock	Rights		Rights
	Underlying		Underlying		(c)	(d)	Units of	That	That		That
	Unexercised		Unexercised		Option	Option	Stock That	Have	Have		Have
	Options (#)		Options (#)		Exercise	Expiration	Have Not	Not	Not		Not
Name	Exercisable		Unexercisable		Price ($)	Date	Vested (#)	Vested ($)	Vested (#)		Vested ($)

Brian L. Roberts
									936,165	(4)(7)(8)	$15,783,742
	1,500,000	(1)	—		$33.1666	01/04/10
	1,499,289	(1)	—		25.6666	03/30/10
	1,496,347	(1)	—		27.3750	07/05/10
	1,500,000	(1)	—		27.6250	10/05/10
	1,120,944	(1)	—		24.6466	07/30/11
	1,125,000	(1)	—		23.6600	01/24/12
	1,147,500	(2)	277,500	(2)(6)	18.0800	02/26/13
	900,000	(2)	300,000	(2)(6)	19.9200	03/09/14
	382,500	(2)	255,000	(2)(6)	22.6600	03/14/15
	340,200	(2)	415,800	(2)(6)	17.5000	03/09/16
	164,400	(2)	383,600	(2)(6)	25.4400	03/15/17
	—		803,000	(2)(6)	18.9800	03/27/18
	—		1,145,000	(2)(6)	14.5400	03/26/19
Michael J. Angelakis
									620,673	(4)(7)	10,464,547
	74,320	(2)	173,415	(2)(6)	25.9500	03/29/17
	—		481,800	(2)(6)	18.9800	03/27/18
	—		690,000	(2)(6)	14.5400	03/26/19
Stephen B. Burke
									1,099,962	(4)(7)(8)	18,545,359
	900,000	(1)	—		25.6250	03/15/10
	1,050,000	(1)	—		25.0416	06/02/10
	750,000	(1)	—		24.6466	07/30/11
	750,000	(1)	—		23.2666	01/07/12
	450,000	(1)	—		23.6600	01/24/12
	423,750	(1)	84,375	(1)(6)	15.8933	10/28/12
	607,500	(2)	142,500	(2)(6)	18.0800	02/26/13
	450,000	(2)	150,000	(2)(6)	19.9200	03/09/14
	209,250	(2)	139,500	(2)(6)	22.6600	03/14/15
	272,160	(2)	332,640	(2)(6)	17.5000	03/09/16
	131,520	(2)	306,880	(2)(6)	25.4400	03/15/17
	—		642,400	(2)(6)	18.9800	03/27/18
	—		920,000	(2)(6)	14.5400	03/26/19

	Option Awards						Stock Awards
												(h)
												Equity
										(g)		Incentive
										Equity		Plan
										Incentive		Awards:
										Plan		Market or
										Awards:		Payout
									(f)	Number of		Value of
									Market	Unearned		Unearned
									Value of	Shares,		Shares,
	(a)		(b)				(e)		Shares or	Units or		Units or
	Number of		Number of				Number of		Units of	Other		Other
	Securities		Securities				Shares or		Stock	Rights		Rights
	Underlying		Underlying		(c)	(d)	Units of		That	That		That
	Unexercised		Unexercised		Option	Option	Stock That		Have	Have		Have
	Options (#)		Options (#)		Exercise	Expiration	Have Not		Not	Not		Not
Name	Exercisable		Unexercisable		Price ($)	Date	Vested (#)		Vested ($)	Vested (#)		Vested ($)

David L. Cohen
										439,348	(4)(7)(8)	7,407,407
	637,500	(1)(5)	112,500	(1)(6)	15.8933	07/01/12
	145,875	(1)	19,125	(1)(6)	15.8933	10/28/12
	487,500	(2)	112,500	(2)(6)	18.0800	02/26/13
	421,875	(2)	140,625	(2)(6)	19.9200	03/09/14
	180,000	(2)	120,000	(2)(6)	22.6600	03/14/15
	202,500	(2)	135,000	(2)(6)	17.9533	11/11/15
	158,625	(2)	193,875	(2)(6)	17.5000	03/09/16
	76,560	(2)	178,640	(2)(6)	25.4400	03/15/17
	—		374,000	(2)(6)	18.9800	03/27/18
	—		540,000	(2)(6)	14.5400	03/26/19
Arthur R. Block
							93,250	(3)(7)	$1,572,195
										169,160	(4)(7)	2,852,038
	300,000	(1)	—		25.0416	06/02/10
	104,388	(1)	8,112	(1)(6)	24.6466	07/30/11
	187,500	(1)	—		23.6600	01/24/12
	22,500	(1)	—		13.0400	08/05/12
	133,125	(1)	16,875	(1)(6)	15.8933	10/28/12
	127,500	(2)	22,500	(2)(6)	18.0800	02/26/13
	112,500	(2)	37,500	(2)(6)	19.9200	03/09/14
	44,100	(2)	29,400	(2)(6)	22.6600	03/14/15
	30,712	(2)	37,538	(2)(6)	18.5066	01/20/16
	41,850	(2)	51,150	(2)(6)	17.5000	03/09/16
	20,220	(2)	47,180	(2)(6)	25.4400	03/15/17
	—		99,000	(2)(6)	18.9800	03/27/18
	—		141,000	(2)(6)	14.5400	03/26/19
	—		130,860	(2)(6)	17.2400	12/17/19

(1)	Represents shares of Class A Special common stock.

(2)	Represents shares of Class A common stock.

(3)	Represents awards of RSUs with respect to shares of Class A common stock.

(4)	Represents awards of performance-based RSUs with respect to shares of Class A common stock. Subject to achieving specified increases in consolidated operating cash flow or free cash flow, the awards vest as indicated in footnote (7) to this table.

(5)	Mr. Cohen assigned to a grantor trust a portion of this option representing 150,000 shares.

(6)	Vesting dates for each outstanding option award for the named executive officers are as follows:

		Number of Shares Underlying Vesting Awards
	Exercise	Brian L.	Michael J.	Stephen B.	David L.	Arthur R.
Vesting Date	Price ($)	Roberts	Angelakis	Burke	Cohen	Block

2010
01/20/2010	$18.5066	—	—	—	—	10,238
02/26/2010	18.0800	69,375	—	35,625	28,125	5,625
03/09/2010	19.9200	60,000	—	30,000	28,125	7,500
03/10/2010	17.5000	113,400	—	90,720	52,875	13,950
03/14/2010	22.6600	95,625	—	52,312	45,000	11,025
03/16/2010	25.4400	82,200	—	65,760	38,280	10,110
03/28/2010	18.9800	240,900	144,540	192,720	112,200	29,700
03/30/2010	25.9500	—	37,160	—	—	—
07/01/2010	15.8933	—	—	—	37,500	—
07/30/2010	24.6466	—	—	—	—	4,056
10/28/2010	15.8933	—	—	28,125	6,375	5,625
11/11/2010	17.9533	—	—	—	50,625	—
2011
01/20/2011	18.5066	—	—	—	—	10,237
01/30/2011	24.6466	—	—	—	—	4,056
02/26/2011	18.0800	69,375	—	35,625	28,125	5,625
03/09/2011	19.9200	60,000	—	30,000	28,125	7,500
03/10/2011	17.5000	113,400	—	90,720	52,875	13,950
03/14/2011	22.6600	31,875	—	17,438	15,000	3,675
03/16/2011	25.4400	82,200	—	65,760	38,280	10,110
03/27/2011	14.5400	343,500	207,000	276,000	162,000	42,300
03/28/2011	18.9800	120,450	72,270	96,360	56,100	14,850
03/30/2011	25.9500	—	37,161	—	—	—
07/01/2011	15.8933	—	—	—	37,500	—
10/28/2011	15.8933	—	—	28,125	6,375	5,625
11/11/2011	17.9533	—	—	—	16,875	—
12/18/2011	17.2400	—	—	—	—	39,258
2012
01/01/2012	15.8933	—	—	—	37,500	—
01/20/2012	18.5066	—	—	—	—	3,413
02/26/2012	18.0800	69,375	—	35,625	28,125	5,625
03/09/2012	19.9200	60,000	—	30,000	28,125	7,500
03/10/2012	17.5000	37,800	—	30,240	17,625	4,650
03/14/2012	22.6600	31,875	—	17,437	15,000	3,675
03/16/2012	25.4400	82,200	—	65,760	38,280	10,110
03/27/2012	14.5400	171,750	103,500	138,000	81,000	21,150
03/28/2012	18.9800	120,450	72,270	96,360	56,100	14,850
03/30/2012	25.9500	—	37,160	—	—	—
04/28/2012	15.8933	—	—	28,125	6,375	5,625
08/26/2012	18.0800	69,375	—	35,625	28,125	5,625
11/11/2012	17.9533	—	—	—	16,875	—
12/18/2012	17.2400	—	—	—	—	19,629

		Number of Shares Underlying Vesting Awards
	Exercise	Brian L.	Michael J.	Stephen B.	David L.	Arthur R.
Vesting Date	Price ($)	Roberts	Angelakis	Burke	Cohen	Block

2013
01/20/2013	18.5066	—	—	—	—	3,412
03/09/2013	19.9200	60,000	—	30,000	28,125	7,500
03/10/2013	17.5000	37,800	—	30,240	17,625	4,650
03/14/2013	22.6600	31,875	—	17,438	15,000	3,675
03/16/2013	25.4400	27,400	—	21,920	12,760	3,370
03/27/2013	14.5400	171,750	103,500	138,000	81,000	21,150
03/28/2013	18.9800	120,450	72,270	96,360	56,100	14,850
03/30/2013	25.9500	—	12,387	—	—	—
09/09/2013	19.9200	60,000	—	30,000	28,125	7,500
11/11/2013	17.9533	—	—	—	16,875	—
12/18/2013	17.2400	—	—	—	—	19,629
2014
01/20/2014	18.5066	—	—	—	—	3,413
03/10/2014	17.5000	37,800	—	30,240	17,625	4,650
03/14/2014	22.6600	31,875	—	17,437	15,000	3,675
03/16/2014	25.4400	27,400	—	21,920	12,760	3,370
03/27/2014	14.5400	171,750	103,500	138,000	81,000	21,150
03/28/2014	18.9800	40,150	24,090	32,120	18,700	4,950
03/30/2014	25.9500	—	12,386	—	—	—
09/14/2014	22.6600	31,875	—	17,438	15,000	3,675
11/11/2014	17.9533	—	—	—	16,875	—
12/18/2014	17.2400	—	—	—	—	19,629
2015
01/20/2015	18.5066	—	—	—	—	3,412
03/10/2015	17.5000	37,800	—	30,240	17,625	4,650
03/16/2015	25.4400	27,400	—	21,920	12,760	3,370
03/27/2015	14.5400	57,250	34,500	46,000	27,000	7,050
03/28/2015	18.9800	40,150	24,090	32,120	18,700	4,950
03/30/2015	25.9500	—	12,387	—	—	—
05/11/2015	17.9533	—	—	—	16,875	—
07/20/2015	18.5066	—	—	—	—	3,413
09/10/2015	17.5000	37,800	—	30,240	17,625	4,650
12/18/2015	17.2400	—	—	—	—	6,543
2016
03/16/2016	25.4400	27,400	—	21,920	12,760	3,370
03/27/2016	14.5400	57,250	34,500	46,000	27,000	7,050
03/28/2016	18.9800	40,150	24,090	32,120	18,700	4,950
03/30/2016	25.9500	—	12,387	—	—	—
09/16/2016	25.4400	27,400	—	21,920	12,760	3,370
09/30/2016	25.9500	—	12,387	—	—	—
12/18/2016	17.2400	—	—	—	—	6,543
2017
03/27/2017	14.5400	57,250	34,500	46,000	27,000	7,050
03/28/2017	18.9800	40,150	24,090	32,120	18,700	4,950
09/28/2017	18.9800	40,150	24,090	32,120	18,700	4,950
12/18/2017	17.2400	—	—	—	—	6,543
2018
03/27/2018	14.5400	57,250	34,500	46,000	27,000	7,050
09/27/2018	14.5400	57,250	34,500	46,000	27,000	7,050
12/18/2018	17.2400	—	—	—	—	6,543
2019
6/18/2019	17.2400	—	—	—	—	6,543

(7)	Vesting dates for each outstanding RSU and performance-based RSU for the named executive officers are as follows:

		Number of Shares Underlying Vesting Awards
		Brian L.	Michael J.	Stephen B.	David L.	Arthur R.
Vesting Date	Award Type	Roberts	Angelakis	Burke	Cohen	Block

2010
01/20/2010	RSU	—	—	—	—	3,938
03/10/2010	Performance RSU(a)	45,225	—	36,180	21,038	—
03/10/2010	RSU	—	—	—	—	5,558
03/14/2010	RSU	—	—	—	—	11,699
03/16/2010	Performance RSU(a)	31,230	—	24,984	14,550	—
03/16/2010	RSU	—	—	—	—	3,840
03/28/2010	Performance RSU	41,400	24,840	33,120	19,290	—
03/28/2010	RSU	—	—	—	—	5,085
03/30/2010	Performance RSU(a)	—	14,121	—	—	—
04/20/2010	Performance RSU	—	—	—	—	3,540
04/27/2010	Performance RSU	58,500	36,000	47,250	27,750	7,110
2011
01/18/2011	Performance RSU	—	174,015	348,030	—	14,724
01/20/2011	RSU	—	—	—	—	10,500
03/10/2011	Performance RSU	120,600	—	96,480	56,100	—
03/10/2011	RSU	—	—	—	—	14,820
03/16/2011	Performance RSU	31,230	—	24,984	14,550	—
03/16/2011	RSU	—	—	—	—	3,840
03/20/2011	Performance RSU	—	—	—	—	3,540
03/27/2011	Performance RSU	58,500	36,000	47,250	27,750	7,110
03/28/2011	Performance RSU	41,400	24,840	33,120	19,290	—
03/28/2011	RSU	—	—	—	—	5,085
03/30/2011	Performance RSU	—	14,121	—	—	—
2012
01/18/2012	Performance RSU	—	—	—	—	14,724
03/16/2012	Performance RSU	83,280	—	66,624	38,800	—
03/16/2012	RSU	—	—	—	—	10,240
03/20/2012	Performance RSU	—	—	—	—	3,540
03/27/2012	Performance RSU	58,500	36,000	47,250	27,750	7,110
03/28/2012	Performance RSU	41,400	24,840	33,120	19,290	—
03/28/2012	RSU	—	—	—	—	5,085
03/30/2012	Performance RSU	—	37,656	—	—	—
2013
01/18/2013	Performance RSU	—	—	—	—	14,724
03/20/2013	Performance RSU	—	—	—	—	3,540
03/27/2013	Performance RSU	58,500	36,000	47,250	27,750	7,110
03/28/2013	Performance RSU	110,400	66,240	88,320	51,440	—
03/28/2013	RSU	—	—	—	—	13,560
2014
01/18/2014	Performance RSU	—	—	—	—	14,724
03/20/2014	Performance RSU	—	—	—	—	9,440
03/27/2014	Performance RSU	156,000	96,000	126,000	74,000	18,960
2015
01/18/2015	Performance RSU	—	—	—	—	39,264

(a)	The performance conditions applicable to these RSUs, which were granted in 2006 and 2007, were not achieved in 2009. Accordingly, these RSUs will not vest in 2010. These RSUs will be carried forward as unvested RSUs and may vest in a subsequent year if performance goals are met in such year.

(8)	The performance conditions applicable to the following unvested performance-based RSUs granted in 2005 were not achieved in 2009: Mr. Roberts (99,000), Mr. Burke (54,000) and Mr. Cohen (97,800). Accordingly, as of December 31, 2009, these RSUs would not vest in 2010, were permanently forfeited and are not included as outstanding awards in this table.

Option Exercises and Stock Vested in 2009

The following table provides information, for each of our named executive officers, on the number of shares of Class A common stock resulting from the vesting of stock awards in the form of RSUs and the value realized before payment of any applicable withholding tax. None of our named executive officers exercised any stock options during 2009.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)

Brian L. Roberts	—	—	220,980	$2,756,483
Michael J. Angelakis	—	—	38,961	545,231
Stephen B. Burke	—	—	189,534	2,838,887
David L. Cohen	—	—	151,552	1,905,076
Arthur R. Block	—	—	28,807	367,968

Pension Benefits at 2009 Fiscal Year-End

None of our named executive officers participated in a defined benefit pension plan during 2009.

Nonqualified Deferred Compensation in and as of 2009 Fiscal Year-End

The table below provides information on the nonqualified deferred compensation of our named executive officers in and as of the end of 2009.1

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Balance at Last
Name	Last FY ($)(2)	Last FY ($)(3)	FY ($)(4)	Distributions ($)(5)	FYE ($)(6)

Brian L. Roberts	$5,545,653	$2,431,012	$3,680,797	$(5,000,000)	$33,592,982
Michael J. Angelakis	2,220,889	2,458,600	2,008,812	—	20,139,687
Stephen B. Burke	—	3,944,800	4,942,757	(31,847,833)	47,719,131
David L. Cohen	735,916	868,219	1,074,656	(1,600,000)	10,158,252
Arthur R. Block	786,875	—	1,062,319	—	10,091,821

(1)	Amounts in this table have been deferred under our deferred compensation plans. Eligible employees and directors may elect to participate in these plans. Employees may defer any cash compensation they receive, other than sales commissions or other similar payments, and nonemployee directors may defer any compensation they receive for services as a director, whether paid in stock or in cash. Amounts credited to each participant’s account will generally be deemed invested in an income fund, which is credited at the annual rate applicable at the time of the participant’s deferral (which is currently 12%) for so long as the individual is employed by, or is providing services to, us. Following such time, any amounts remaining deferred in the income fund are credited with interest at the prime rate plus 1%, unless the Compensation Committee provides for a different rate. Nonemployee directors who have elected to defer the receipt of shares as described in the “Director Compensation for 2009” table on page 58 will have these amounts initially deemed invested in our stock fund. Compensation earned on or before December 31, 2004 was required to be deferred for a minimum of one year, with any redeferral required to be for a minimum of two years. Compensation earned on or after January 1, 2005 is required to be deferred for a minimum of two years, with any redeferral required to be for a minimum of five years. In either case, the maximum deferral of the commencement of distributions associated with any individual election is ten years.

(2)	These amounts are reported as compensation in the “Summary Compensation Table for 2009” on page 40 under the columns “Salary,” “Bonus” and/or “Non-Equity Incentive Plan Compensation.”

(3)	These amounts are reported as compensation in the “Summary Compensation Table for 2009” on page 40 under the column “All Other Compensation.”

(4)	The portion of these amounts that represents interest earned in excess of 120% of the long-term applicable federal rate is reported as compensation in the “Summary Compensation Table for 2009” on page 40 under the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(5)	These amounts are distributions made pursuant to deferral elections made under the applicable deferred compensation plan.

(6)	All amounts contributed by a named executive officer and by us in prior years have been reported in the Summary Compensation Tables in our previously filed proxy statements in the year earned to the extent he was a named executive officer for purposes of the SEC’s executive compensation disclosure.

Agreements with Our Named Executive Officers

The following is a description of selected terms of the agreements that we have entered into with our named executive officers, as such terms relate to the compensation reported and described in this proxy statement.

Employment Agreement with Mr. Roberts

On February 13, 2009 and December 31, 2009, we entered into amendments to Mr. Roberts’ employment agreement. The February 13, 2009 amendment extended the term of his employment agreement to June 30, 2010, and Mr. Roberts relinquished his right to base salary and annual cash bonus continuation for up to five years following his death. On the same date, Mr. Roberts also terminated certain agreements that had obligated us to pay premiums and additional compensation to him with respect to his term life insurance policies and waived his right to receive additional compensation associated with his split-dollar life insurance policy. The December 31, 2009 amendment specified the amount of our contribution to our deferred compensation plans on Mr. Roberts’ behalf for 2010. Each of the amendments became effective as of their respective dates. The following describes Mr. Roberts’ employment agreement as so amended.

Base Salary.  The agreement provides for an annual base salary of $2,500,000 from the inception of the agreement through December 31, 2005. This amount is reviewed annually to determine whether an increase is appropriate for the subsequent calendar year in the term of the agreement. If increased, Mr. Roberts’ salary may not be reduced, except under an overall plan to reduce the compensation of all our senior executive officers. Notwithstanding the foregoing, Mr. Roberts has agreed not to receive an increase in base salary from January 1, 2009 through February 28, 2011.

Annual Bonus.  Mr. Roberts is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Roberts’ bonus opportunity, expressed as a percentage of base salary, will be established by the Compensation Committee; however, the applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Deferred Compensation.  The agreement entitles Mr. Roberts to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The amounts include $2,431,012 for 2009 and $3,000,000 for 2010.

Perquisites.  The agreement provides for Mr. Roberts to continue to receive those perquisites and fringe benefits in effect at the time of the agreement under our current plans and policies. Since 2006, our named executive officers have been required to pay us for any benefits that would otherwise be considered perquisites.

Employment Agreement with Mr. Angelakis

On December 18, 2009, we entered into a new employment agreement with Mr. Angelakis, effective as of December 16, 2009. The agreement secures Mr. Angelakis’ employment with our company through December 31, 2012, and acknowledges his substantially increased responsibilities, as Mr. Angelakis (i) will assist Mr. Burke in the transition planning and post-closing integration efforts for the NBCU Joint Venture, (ii) will be responsible for managing the financing activities related to the closing of the NBCU Transaction, and (iii) will be the Chief Financial Officer of a larger and more complex company following the closing of the NBCU Transaction.

Base Salary.  The agreement provides for Mr. Angelakis’ base salary to remain at its current annual rate of $1,500,000 from the inception of the agreement through February 28, 2010. This amount may be increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Angelakis’ level. Mr. Angelakis’ salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Angelakis’ level. Notwithstanding the foregoing, Mr. Angelakis has agreed not to receive an increase in base salary from January 1, 2009 through February 28, 2011.

Annual Bonus.  Mr. Angelakis is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Angelakis’ applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Other Bonuses.  Mr. Angelakis is eligible to receive two cash bonuses, each of $1,500,000, and two restricted stock unit grants, each having a value of approximately $3,000,000. Vesting under each restricted stock unit grant will occur on the 13th month anniversary of the date of grant, subject generally to continued employment and a performance condition of a year-over-year increase in our free cash flow. One cash bonus and restricted stock unit grant was made following the effective date of the agreement and the other cash bonus and restricted stock unit grant will be made on the earlier of (i) the closing of the NBCU Transaction or (ii) June 30, 2010 in the case of the cash bonus and June 1, 2010 in the case of the restricted stock unit grant. If Mr. Angelakis terminates his employment without good reason or we terminate his employment with cause during the first six months following the grant date of each cash bonus, he must reimburse us for the amount of such bonus, and, if such a termination occurs after six months but before one year from the grant date of each cash bonus, he must reimburse us for 50% of the amount of such bonus.

Deferred Compensation.  As was the case under his prior agreement, the new agreement entitles Mr. Angelakis to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The amounts are $1,500,000 for 2010; $1,575,000 for 2011; and $1,653,750 for 2012. In addition, the new agreement provided that a one-time Company contribution amount of $1,000,000 be made on the effective date of the agreement. Under Mr. Angelakis’ prior employment agreement, the annual Company contribution amount was $1,458,600 for 2009, and the amounts would have been $1,531,538 for 2010 and $1,608,114 for 2011.

Employment Agreement with Mr. Burke

On December 16, 2009, we entered into a new employment agreement with Mr. Burke, effective as of such date. The agreement secures Mr. Burke’s employment with our company through December 31, 2014, and acknowledges his substantially increased responsibilities, as Mr. Burke (i) will be responsible for leading the transition planning and post-closing integration efforts for the NBCU Joint Venture and (ii) will supervise the NBCU Joint Venture’s Chief Executive Officer.

Base Salary.  The agreement provides for Mr. Burke’s base salary to remain at its current annual rate of $2,000,000 from the inception of the agreement through February 28, 2010. This amount may be increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Burke’s level. Mr. Burke’s salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Burke’s level. Notwithstanding the foregoing, Mr. Burke has agreed not to receive an increase in base salary from January 1, 2009 through February 28, 2011.

Annual Bonus.  Mr. Burke is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Burke’s applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Other Bonuses.  Mr. Burke is eligible to receive two cash bonuses, each of $3,000,000, and two restricted stock unit grants, each having a value of approximately $6,000,000. Vesting under each restricted stock unit grant will occur on the 13th month anniversary of the date of grant, subject generally to continued employment and a performance condition of a year-over-year increase in our free cash flow. One cash bonus and restricted stock unit grant was made following the effective date of the agreement and the other cash bonus and restricted stock unit grant will be made on the earlier of (i) the closing of the NBCU Transaction or (ii) June 30, 2010 in the case of the cash bonus and June 1, 2010 in the case of the restricted stock unit grant. If Mr. Burke terminates his employment without good reason or we terminate his employment with cause during the first six months following the grant date of each cash bonus, he must reimburse us for the amount of such bonus, and, if such a termination occurs after six months but before one year from the grant date of each cash bonus, he must reimburse us for 50% of the amount of such bonus.

Deferred Compensation.  As was the case under his prior agreement, the new agreement entitles Mr. Burke to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The amounts are $2,000,000 for 2010; $2,100,000 for 2011; $2,205,000 for 2012; $2,315,250 for 2013; and $2,431,012 for 2014. In addition, the new agreement provided that a one-time Company contribution amount of $2,000,000 be made on the effective date of the agreement. Under Mr. Burke’s prior employment agreement, the annual Company contribution amount was $1,944,800 for 2009, and the amount would have been $2,042,050 for 2010.

Employment Agreement with Mr. Cohen

Base Salary.  The agreement provides for an annual base salary of $1,200,000 from the inception of the agreement through December 31, 2006. This amount is reviewed annually to determine whether an increase is appropriate for the subsequent calendar year in the term of the agreement, which expires on December 31, 2010. If increased, Mr. Cohen’s salary may not be reduced, except under an overall plan to reduce the compensation of all our senior executive officers. Notwithstanding the foregoing, Mr. Cohen has agreed not to receive an increase in base salary from January 1, 2009 through February 28, 2011.

Annual Bonus.  Mr. Cohen is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Cohen’s applicable target bonus percentage will not be less than 125% if all performance targets are achieved.

Deferred Compensation.  The agreement entitles Mr. Cohen to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The amounts include $868,219 for 2009 and $911,630 for 2010.

Employment Agreement with Mr. Block

On December 16, 2009, we entered into a new employment agreement with Mr. Block, which, as amended on January 26, 2010, was effective as of December 16, 2009. The agreement secures Mr. Block’s employment with our company through December 31, 2014, and acknowledges his substantially increased responsibilities, as Mr. Block (i) will assist Mr. Burke in the transition planning and post-closing integration efforts for the NBCU Joint Venture and (ii) will be responsible for managing a larger and more complex law function of our company following the closing of the NBCU Transaction.

Base Salary.  The agreement provides for an annual base salary rate of $900,000 from the inception of the agreement through February 28, 2011. This amount may be increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Block’s level. Mr. Block’s salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Block’s level.

Annual Bonus.  Mr. Block is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Block’s applicable target bonus percentage will not be less than 100% if all performance targets are achieved.

Other Bonus.  Under the agreement, Mr. Block received a stock option grant having a value of approximately $692,163 and a restricted stock unit grant having a value of approximately $1,692,163, with vesting generally subject to continued employment over a period of ten years in the case of the stock option grant and five years in the case of the restricted stock unit grant, and with vesting under the restricted stock unit grant additionally subject to a performance condition of a year-over-year increase in our free cash flow.

Noncompetition and Confidentiality

Each of our named executive officers is subject to noncompetition covenants. Under the agreements, each has agreed not to compete with us during his employment and, in the event his employment terminates other than by us without cause or by him with good reason, for one year after termination of his employment. If we have not renewed the executive’s employment agreement and he terminates his employment after the end of the initial term of the agreement (other than for good reason), we may elect to have the noncompetition provisions apply in exchange for providing him with one year’s base salary and bonus. Each of our named executive officers has also agreed not to solicit our employees or customers for one year after termination of his employment. Further, as Messrs. Cohen and Block are each attorneys, each may engage in the practice of law.

Each of our named executive officers is subject to confidentiality covenants. Each has agreed to maintain the confidentiality of our information and not to use such information, except for our benefit, at all times during and after his employment with us.

Potential Payments upon Termination or Change in Control

The table below describes the payments and benefits to which each of our named executive officers would have been entitled (i) had his employment terminated on December 31, 2009 (a) by us without cause or by him with good reason, (b) because of his death, (c) due to his disability or (d) upon his retirement or (ii) upon a change in control. In addition to the specific payments and benefits described below for each named executive officer, our named executive officers also would have been entitled to receive any benefits due under the terms of our benefit plans and programs, including our deferred compensation plans described in further detail in the “Nonqualified Deferred Compensation in and as of 2009 Fiscal Year-End” table on page 50. All amounts are estimates only, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event.

				Acceleration
				and
			Accrued	Exercisability
		Annual Cash	Annual	of Unvested	Acceleration	Deferred	Health
	Base Salary	Bonus	Cash	Stock	of Unvested	Compensation	Benefit
	Continuation	Continuation	Bonus	Options	RSUs	Contributions	Continuation	Total
Name	($)	($)	($)	($)(1)	($)(1)	($)	($)	($)

Brian L. Roberts
Without Cause/With Good
Reason(2)	$5,601,522	$8,402,283	$8,402,283	$—	$—	$3,000,000	$25,746	$25,431,834
Death(3)	—	—	8,402,283	2,656,400	17,452,882	—	605,031	29,116,596
Disability(4)	14,003,805	42,011,415	8,402,283	2,656,400	17,452,882	3,000,000	—	87,526,785
Retirement(5)	—	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—	—
Michael J. Angelakis
Without Cause/With Good
Reason(7)	3,364,896	5,047,344	5,047,344	—	1,025,762 (9)	—	25,746	14,511,092
Death(8)	420,612	—	5,047,344	1,600,800	10,464,547	—	—	17,533,303
Disability(8)	420,612	—	5,047,344	1,600,800	10,464,547	—	—	17,533,303
Retirement(5)	—	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—	—

				Acceleration
				and
			Accrued	Exercisability
		Annual Cash	Annual	of Unvested	Acceleration	Deferred	Health
	Base Salary	Bonus	Cash	Stock	of Unvested	Compensation	Benefit
	Continuation	Continuation	Bonus	Options	RSUs	Contributions	Continuation	Total
Name	($)	($)	($)	($)(1)	($)(1)	($)	($)	($)

Stephen B. Burke
Without Cause/With Good
Reason(7)	4,486,528	6,729,792	6,729,792	3,282	1,355,038 (9)	—	25,746	19,330,178
Death(8)	560,816	—	6,729,792	2,144,247	19,455,799	—	—	28,890,654
Disability(8)	560,816	—	6,729,792	2,144,247	19,455,799	—	—	28,890,654
Retirement(5)	—	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—	—
David L. Cohen
Without Cause/With Good
Reason(7)	2,675,988	1,672,493	1,672,493	5,120	793,094 (9)	—	25,746	6,844,934
Death(8)	334,499	—	1,672,493	1,268,161	9,056,315	—	—	12,331,468
Disability(8)	334,499	—	1,672,493	1,268,161	9,056,315	—	—	12,331,468
Retirement(5)	—	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—	—
Arthur R. Block
Without Cause/With Good
Reason(7)	1,800,000	816,016	816,016	656	687,382	—	25,746	4,145,816
Death(8)	225,000	—	816,016	329,089	4,424,233	—	—	5,794,338
Disability(8)	225,000	—	816,016	329,089	4,424,233	—	—	5,794,338
Retirement(5)	—	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—	—

(1)	The value associated with the acceleration of equity compensation is based on the closing market price of a share of our Class A common stock and Class A Special common stock as of December 31, 2009, minus, in the case of stock options, the exercise price; there is no value associated with stock options that were not in-the-money as of December 31, 2009. On December 31, 2009, the closing market price of our Class A common stock was $16.86 and the closing market price of our Class A Special common stock was $16.01.

(2)	If we terminate Mr. Roberts’ employment without cause or he terminates it with good reason, he is entitled to payment of base salary (based on the highest base salary he received during the term) on a monthly basis and health benefits for 24 months after termination. He is also entitled to the payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of such termination (assuming full achievement of target performance), and thereafter (based on his highest participation levels during the term) for 12 months after termination. In addition, we will continue to provide the Company deferred compensation credits on the schedule set forth in his employment agreement. If Mr. Roberts dies after a termination without cause or with good reason and before June 30, 2010, his surviving spouse or her estate will be entitled to receive the death benefits described in footnote (3). In connection with the February 13, 2009 amendment to his employment agreement, as described above in “Agreements with Our Named Executive Officers — Employment Agreement with Mr. Roberts,” Mr. Roberts elected to relinquish his right to base salary and annual cash bonus continuation for up to five years following his death, as well as his right to continued Company-paid premium reimbursements and tax payments in connection with life insurance policies; therefore, these amounts are not included in this table. Under Mr. Roberts’ employment agreement, “cause” generally means willful engagement in misconduct that is materially injurious to our company, monetarily or otherwise (including fraud, misappropriation, embezzlement, self-dealing, dishonesty, misrepresentation and conviction of a crime of a felony), willful material violation of any material Company policy or our code of ethics and business conduct, or willful material breach of any provision of his agreement, and “good reason” generally means assignment of any duties inconsistent in any material respect with his positions, education, skills and experience, any other action that results in a change in his positions and titles or a substantial diminution in his duties or a material breach of any provision of his agreement.

(3)	If Mr. Roberts’ employment is terminated by reason of his death, his unvested stock options and RSUs will vest in full and his options will remain exercisable for the remainder of their terms. In addition, his spouse or his or her estate is entitled to payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of his death (assuming full achievement of target performance), and his spouse is entitled to continued health benefits during her lifetime.

(4)	If Mr. Roberts’ employment is terminated by reason of his disability, we must continue to pay his base salary on a monthly basis and his annual cash bonus on an annual basis (assuming full achievement of target performance) to him for five years, and his unvested stock options and RSUs will vest in full and his options will remain exercisable for the remainder of their terms. In addition, we will continue to provide the Company deferred compensation credits on the schedule set forth in his employment agreement for so long as he is living.

(5)	None of our named executive officers would have been entitled to any retirement-related compensation had they retired on December 31, 2009.

(6)	Under the employment agreements with Messrs. Roberts and Cohen, if, in connection with a transaction, our Board determines that it is appropriate to accelerate the vesting of options and, in the case of Mr. Roberts, RSUs, we will provide notice of this decision at least ten business days before the anticipated closing date of the event. If so determined, all options held by them will become immediately exercisable in full, and all RSUs held by Mr. Roberts will immediately become fully vested. Until the day before the date of the transaction, they will be able to exercise all such options. If the transaction is not consummated, the options will be treated as not having been exercisable and the RSUs will be treated as not having vested. In addition, if we were to terminate Mr. Roberts’ employment following the transaction, it would be treated as a termination without cause and he would be entitled to the amounts set forth in the “Without Cause/With Good Reason” category, as described in footnote (2) to this table.

We believe it is likely that if our Board were to accelerate the vesting of the options and/or RSUs of Messrs. Roberts and Cohen, it would also determine that it would be appropriate to accelerate the options and/or RSUs of all of our named executive officers, including Messrs. Angelakis, Burke and Block. If our Board had decided to accelerate the vesting of such options or RSUs as of December 31, 2009, our named executive officers would have been entitled to the applicable amounts set forth in the “Acceleration and Exercisability of Unvested Stock Options” and “Acceleration of Unvested RSUs” columns as if their employment had been terminated due to their death or disability.

(7)	If we terminate any of such executives’ employment without cause or he terminates his employment with good reason, he is entitled to receive his then-current base salary (payable in accordance with our regular payroll practices in the case of Messrs. Angelakis, Burke and Block and on a monthly basis in the case of Mr. Cohen) and continued health benefits for a period of 24 months from the date of termination. He is also entitled to receive the current year’s annual cash bonus (assuming full achievement of target performance) and the following year’s target annual cash bonus (prorated to reflect the number of months he was employed during the year of termination and assuming full achievement of target performance). In addition, each such executive is entitled to continued vesting of his stock options and RSUs in accordance with their respective terms for 12 months following termination, and his vested stock options will remain exercisable for a period equal to the lesser of 15 months or the end of the stock option’s term in the case of Messrs. Angelakis, Burke and Block, and no longer than 12 months in the case of Mr. Cohen. For purposes of the employment agreement of Mr. Cohen, “cause” generally means fraud, misappropriation, embezzlement, gross negligence in the performance of duties, self-dealing, dishonesty, misrepresentation, conviction of a crime of a felony, material violation of any Company policy, material violation of our code of ethics and business conduct or a material breach of his agreement, and “good reason” generally means assignment of any position or duties inconsistent in any material respect with his education, skills and experience, any other action by us that results in a substantial diminution in his position and duties or a material breach of any material provision of his agreement. For purposes of the employment agreements of Messrs. Angelakis, Burke and Block, “cause” generally means conviction of a felony or a crime involving moral turpitude, fraud, embezzlement or other misappropriation of funds with respect to our company, material misrepresentation with respect to our company, substantial failure to perform duties, gross negligence or misconduct in the performance of duties, material violation of our employee handbook, code of ethics and business conduct or any other written Company policy or a material breach of his agreement, and “good reason” generally means a substantial demotion in his position or a material breach of any material provision of his agreement.

(8)	If any of such executive’s employment terminates due to his death or disability, he or his estate will receive three months of base salary and payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of such termination (assuming full achievement of target performance). In addition, full vesting of such executive’s stock options and RSUs will occur and his stock options will remain exercisable for the remainder of their terms.

(9)	The performance conditions applicable to the following unvested performance-based RSUs granted in 2005 were not achieved in 2009: Mr. Burke (54,000) and Mr. Cohen (97,800). Accordingly, as of December 31, 2009, these RSUs would not vest in 2010 and were permanently forfeited, and their value is not included in this table. In addition, the performance conditions applicable to the following unvested performance-based RSUs granted in 2006 and 2007 were not achieved in 2009: Mr. Angelakis (14,121), Mr. Burke (61,164) and Mr. Cohen (35,588). Even though these RSUs are eligible to be carried forward as unvested RSUs that could vest in a subsequent year if performance goals are met in such year, as of December 31, 2009, these RSUs would not vest in 2010. Accordingly, because Messrs. Angelakis, Burke and Cohen’s continued vesting period following a termination without cause or with good reason is only 12 months, the RSUs granted in 2006 and 2007 could not have vested in 2010, and the value of these RSUs is not included in this table.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity plan information as of December 31, 2009.

(c)
Number of
Securities
Remaining
	(a)		Available for
	Number of	(b)	Future Issuance
	Securities To Be	Weighted-	Under Equity
	Issued upon	Average	Compensation Plans
	Exercise of	Exercise Price of	Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in
Plan Category	and Rights	and Rights	Column (a)

Equity compensation plans approved by security holders(1)
Class A common stock(2)	170,145,138	$19.74	109,106,692
Class A Special common stock	40,620,531	24.47	—
Equity compensation plans not approved by security holders	—		—

Total(2)	210,765,669		109,106,692

(1)	Includes the following plans: our 2002 Stock Option Plan, 2002 Restricted Stock Plan (under which RSUs and performance-based RSUs have been granted), 2002 Employee Stock Purchase Plan, 2003 Stock Option Plan and 2002 Deferred Stock Option Plan. Also includes our 2002 Deferred Compensation Plan and 2005 Deferred Compensation Plan (under which shares of Class A and Class A Special common stock have been credited to participants’ accounts). The weighted-average exercise price in column (b) takes into account only stock options under our 2002 and 2003 Stock Option Plans. The number of shares available for issuance in column (c) includes the following number of shares of Class A common stock: 72,699,339 shares available for issuance under our 2003 Stock Option Plan; 26,924,108 shares available for issuance under our 2002 Restricted Stock Plan; 752,957 shares that were issued in connection with the fourth quarter 2009 purchase period under our 2002 Employee Stock Purchase Plan; and 8,730,288 shares available for issuance under our 2002 Employee Stock Purchase Plan.

(2)	Includes stock options assumed in connection with our AT&T Broadband acquisition in November 2002, which were granted under the AT&T Broadband Corp. Adjustment Plan. As of December 31, 2009, these assumed stock options were outstanding with respect to 19,142,907 shares of Class A common stock and had a weighted average exercise price of $26.77 per share.

DIRECTOR COMPENSATION FOR 2009

The following table sets forth specified information regarding the 2009 compensation of our nonemployee directors. Our employee directors, Messrs. Brian L. Roberts, Ralph J. Roberts and Brodsky, do not receive any compensation for their services as directors. For a description of our nonemployee director compensation program, see “Proposal 1: Election of Directors — Director Compensation — Board and Committee Fees and Equity Awards” above.

				Change in Pension
				Value and
				Nonqualified
	Fees Earned or		Option	Deferred
	Paid in Cash	Stock Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	Earnings ($)(4)	($)

S. Decker Anstrom	$127,500	$125,000	—	$77,310	$329,810
Kenneth J. Bacon	105,000	125,000	—	50,212	280,212
Sheldon M. Bonovitz	88,500	125,000	—	285,767	499,267
Edward D. Breen	100,000	125,000	—	23,234	248,234
Joseph J. Collins	127,500	125,000	—	43,669	296,169
J. Michael Cook	123,500	125,000	—	71,495	319,995
Gerald L. Hassell	107,500	125,000	—	5,405	237,905
Jeffrey A. Honickman	127,500	125,000	—	29,610	282,110
Dr. Judith Rodin	137,500	125,000	—	69,507	332,007
Michael I. Sovern	127,500	125,000	—	77,716	330,216

(1)	This column represents all cash retainers and meeting fees earned by our nonemployee directors with respect to their service in 2009, regardless of whether such fees were deferred as described below. Messrs Anstrom, Breen, Collins, Hassell and Honickman have elected to receive 50% of their annual retainer in the form of equity. In 2009, they each earned (and deferred) share units with respect to 1,977 shares of Class A common stock. This column also includes $2,500 of fees paid to each of Messrs. Bacon, Collins and Sovern for attending one meeting of a Special Litigation Committee in January 2009 to discuss certain procedural matters following the committee’s conclusion in December 2008 that there was no basis for certain claims related to a potential shareholder derivative action that had alleged the same facts as those that had been alleged in a securities law class action suit that was dismissed in 2008.

(2)	The amounts in this column represent the aggregate grant date fair value of shares of Class A common stock granted in 2009, in accordance with FASB ASC Topic 718. The amounts in this column were calculated using the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009. The amounts were determined by multiplying the Class A common stock closing price on the date of grant by the number of shares subject to the grant. All nonemployee director annual equity awards were deferred, except in the case of Mr. Bonovitz.

As of December 31, 2009, each of our nonemployee directors had the following outstanding stock awards in the form of share units with respect to shares of Class A common stock, all of which were deferred: Mr. Anstrom: 33,381 as a result of annual equity awards and 9,765 as a result of annual retainers; Mr. Bacon: 33,381 as a result of annual equity awards; Mr. Bonovitz: 6,453 as a result of annual equity awards; Mr. Breen: 33,381 as a result of annual equity awards and 6,498 as a result of annual retainers; Mr. Collins: 33,381 as a result of annual equity awards and 6,784 as a result of annual retainers; Mr. Cook: 33,381 as a result of annual equity awards and 5,451 as a result of annual retainers; Mr. Hassell: 21,915 as a result of annual equity awards and 2,779 as a result of annual retainers; Mr. Honickman: 33,486 as a result of annual equity awards and 5,856 as a result of annual retainers; Dr. Rodin: 33,381 as a result of annual equity awards and 7,064 as a result of annual retainers; and Mr. Sovern: 33,381 as a result of annual equity awards. The number of share units held by each nonemployee director as indicated in this paragraph includes share units held by such nonemployee director arising from the accrual of dividend equivalents on deferred share units.

(3)	None of our nonemployee directors was granted stock option awards in 2009. As of December 31, 2009, our nonemployee directors had outstanding option awards with respect to the following shares of Class A common stock: Mr. Anstrom: 33,750 shares; Mr. Bacon: 33,750 shares; Mr. Bonovitz: 33,750 shares; Mr. Breen: 5,625 shares; Mr. Collins: 14,062 shares; Mr. Cook: 43,930 shares; Dr. Rodin: 33,750 shares; and Mr. Sovern: 43,932 shares. As of December 31, 2009, Messrs. Hassell and Honickman did not have any outstanding option awards.

(4)	Annual retainer and other meeting fees received by our nonemployee directors may be deferred in whole or in part under our deferred compensation plans. The amounts in this column represent the dollar value of interest earned on deferred compensation in excess of 120% of the long-term applicable federal rate (the current interest crediting rate on deferred compensation is 12%).

RELATED PARTY TRANSACTION POLICY AND CERTAIN TRANSACTIONS

We review all transactions involving us in which any of our directors, director nominees, significant shareholders and executive officers and their immediate family members are participants to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our General Counsel or our Executive Vice President with supervisory responsibility for our General Counsel of any proposed transaction involving us in which such person has a direct or indirect material interest. Such proposed transaction is then reviewed by either our Board as a whole, the Governance and Directors Nominating Committee or the Audit Committee, which determines whether or not to approve or ratify the transaction based on the following criteria:

•	the nature and materiality of the related person’s interest in the transaction;

•	the commercial reasonableness of the terms of the transaction;

•	the benefit or lack thereof to our company;

•	the opportunity costs of alternate transactions;

•	the actual or apparent conflict of interest of the related person; and

•	any other matters the body deems appropriate.

After such review, the reviewing body approves or ratifies the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of our company and our shareholders. Our related party transaction policy is set forth in our code of ethics and business conduct, which is posted under the “Governance” section of our website at www.cmcsa.com or www.cmcsk.com.

Mr. Ralph J. Roberts, one of our directors, is our Founder, Chairman Emeritus of the Board and an employee. From January 1, 2009 through March 31, 2010, although Mr. Roberts only received $1 as a salary and did not receive any bonus from us, he received a total of approximately $26,188,000 in compensation (which primarily includes the reimbursement of premiums on split-dollar life insurance policies, the aggregate amount of payments to cover certain tax liabilities, the dollar value of incremental compensation in connection with equity-based awards and the dollar value of interest earned on compensation previously deferred under our deferred compensation plans, calculated in the same manner as set forth in footnote 6 to the “Summary Compensation Table for 2009” beginning on page 40). He participates in our retirement, health and welfare benefit plans on the same basis as other similarly situated employees. In addition, if his employment terminates under specified circumstances, he will receive specified payments and benefits pursuant to his employment agreement.

Mr. Brodsky, one of our directors, is our non-executive Vice Chairman and an employee. From January 1, 2009 through March 31, 2010, Mr. Brodsky received a total of approximately $6,731,000 in compensation (which primarily includes the dollar value of interest earned on compensation deferred under our deferred compensation plans, calculated in the same manner as set forth in footnote 6 to the “Summary Compensation Table for 2009” beginning on page 40). He participates in our retirement, health and welfare benefit plans on the same basis as other similarly situated employees. In addition, if his employment terminates under specified circumstances, he will receive specified payments and benefits pursuant to his employment agreement. Debra G. Brodsky, a daughter of Mr. Brodsky, is one of our employees. From January 1, 2009 through March 31,

2010, she received approximately $369,000 in compensation. She also participates in our retirement, health and welfare benefit plans on the same basis as other similarly situated employees. Mr. Brodsky has no supervisory authority over Ms. Brodsky and has no role in setting her compensation.

Mr. Hassell, one of our directors, is President of BNYM. BNYM participates in syndicated loans made to us. These loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to BNYM and did not involve more than the normal risk of collectability or present other unfavorable features. In addition, we entered into a contract with BNYM in 2009, pursuant to which we paid fees to BNYM for subscriber refund and escheatment processing of approximately $1,645,000. Mr. Hassell was not directly involved in the negotiation of these transactions, and he is not involved in any aspect of any commercial relationship between us and BNYM.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Any shareholder proposals intended to be presented at our 2011 annual meeting of shareholders and considered for inclusion in our proxy materials must be received by December 10, 2010 and must comply with the procedures of Rule 14a-8 under the Exchange Act. Shareholder proposals failing to comply with the procedures of Rule 14a-8 under the Exchange Act will be excluded. If the date of our 2011 annual meeting is more than 30 days from May 20, 2011, we may publicly announce a different submission deadline from that set forth above, in compliance with the rules of the SEC.

Any shareholder proposals (other than those proposals seeking to nominate directors) that are intended to be presented at the annual meeting of shareholders in 2011 and not included in our proxy materials must comply with the advance notice provision in Section 2.09 of our by-laws. If we call the 2011 annual meeting of shareholders for a date between April 20, 2011 and June 19, 2011, we must receive notice of the proposal on or after February 19, 2011 and on or before March 21, 2011. If we call the 2011 annual meeting of shareholders for any other date, we must receive notice of the proposal by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first. If notice is not received by March 21, 2011 (or the tenth day following the day we mail notice of, or announce publicly, the date of our 2011 annual meeting of shareholders, if such meeting is not called for a date between April 20, 2011 and June 19, 2011), the shareholder proposals will be deemed “untimely.”

Shareholders who wish to nominate directors for election must comply with the procedures described under “About our Board and its Committees” beginning on page 11.

All shareholder proposals should be directed to Arthur R. Block, Secretary, Comcast Corporation, at our address listed on page 3.

SOLICITATION OF PROXIES

We pay the cost of this proxy solicitation. Pursuant to SEC rules, we are making this proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. In addition to soliciting proxies by Internet and mail, we expect that a number of our employees will solicit shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for aggregate fees of approximately $23,500 plus reasonable out-of-pocket costs and expenses. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT ON FORM 10-K

Shareholders can access this proxy statement and our Annual Report on Form 10-K via the Internet at www.proxyvote.com by following the instructions outlined on the secure website. For future annual meetings of shareholders, shareholders can consent to accessing their proxy materials, including the Notice of Internet Availability of Proxy Materials, the proxy statement and the annual report, electronically in lieu of receiving them by mail. To receive materials electronically, you will need access to a computer and an e-mail account. You will have the opportunity to revoke your request for electronic delivery at any time without charge.

If you are a registered shareholder and you have not already done so, you can choose this electronic delivery option by following the instructions provided when voting via the Internet and provided on the proxy card. Your choice will remain in effect unless you revoke it by contacting our transfer agent, Computershare, at 1-888-883-8903 or P.O. Box 43091, Providence, RI 02940-3091. You may update your electronic address by contacting Computershare.

If you hold your shares through a bank, brokerage firm or other nominee and you have not already done so, you can choose this electronic delivery option by contacting your nominee or by following the instructions provided when voting via the Internet. Your choice will remain in effect unless you revoke it by contacting your nominee. You may update your electronic address by contacting your nominee.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

Under SEC rules, delivery of each Notice of Internet Availability of Proxy Materials or a single proxy statement and annual report, as applicable, in a single envelope to two or more shareholders sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding,” is available if all of the following criteria are met:

•	you have the same address as other shareholders registered on our books;

•	you have the same last name as the other shareholders; and

•	your address is a residential address or post office box.

If you meet this criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

If I am a registered shareholder, what do I need to do to receive just one set of annual disclosure materials?

Notify our transfer agent, Computershare, at 1-888-883-8903 or P.O. Box 43091, Providence, RI 02940-3091 to give your consent to householding. This consent is considered perpetual, which means you will continue to receive a single envelope containing each Notice of Internet Availability of Proxy Materials for the household or a single proxy statement and annual report, as applicable, in the future unless you notify Computershare otherwise.

If I am a registered shareholder, what if I consent to have one set of materials mailed now, but change my mind later?

Notify Computershare at 1-888-883-8903 or P.O. Box 43091, Providence, RI 02940-3091 to turn off the householding instructions for you. You will then be sent your Notice of Internet Availability of Proxy Materials in its own envelope or a separate proxy statement and annual report, as applicable, within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?

When there is an address change for one of the members of the household, materials will be sent directly to the shareholder at his or her new address.

DIRECTIONS TO THE PENNSYLVANIA CONVENTION CENTER

From New Jersey via the Ben Franklin Bridge
Take NJ Turnpike (North or South) to Exit 4 (Philadelphia/Camden Exit). Take Rte. 73 North and follow it to Rte. 38 West. Take 38 West to the Benjamin Franklin Bridge, crossing into Philadelphia. Follow local traffic signs for Vine Street/PA Convention Center. Continue West on Vine Street for approximately 6 blocks and make a left turn onto 12th Street. The main entrances are located two blocks ahead at the NW corner of 12th and Arch Streets, along with most parking garages. Shareholders should enter through the Market Street Entrance, which is located on Market Street between 11th and 12th Streets. The meeting room is conveniently located within walking distance to the Market Street Entrance. There will be signs directing shareholders to the meeting location.

From Interstate 95 North and South
Take I-95 (North or South) to Exit 22 (Central Philadelphia/I-676). Stay in the left lane of this exit. Follow signs for I-676 West to the first exit (Broad Street). This exit brings you to 15th Street. Get into left lane and follow the sign for 611/Broad Street and make a left turn onto Vine Street. Follow signs for Vine Street/PA Convention Center. Continue East on Vine Street to 12th Street. Make a right turn onto 12th Street. The main entrances are located two blocks ahead at the NW corner of 12th and Arch Streets, along with most parking garages. Shareholders should enter through the Market Street Entrance, which is located on Market Street between 11th and 12th Streets. The meeting room is conveniently located within walking distance to the Market Street Entrance. There will be signs directing shareholders to the meeting location.

Public Transportation
SEPTA (Southeastern Pennsylvania Transportation Authority). The Regional rail lines, R1, R2, R3, R5, R6, R7 and R8, connect directly to the Convention Center, which is connected to the Market-East/Pennsylvania Convention Center Station. Elevators are available. Please follow signs to the Pennsylvania Convention Center. Once inside the Convention Center, there will be signs directing shareholders to the meeting location.

From Interstate 76/Schuylkill Expressway
Take Rte. 76 East to Exit 344/I-676 East. Take I-676 East and exit at Broad Street/Rte. 611. You will be on Vine Street. Follow local signs for Vine Street/PA Convention Center. Continue East on Vine Street to 12th Street. Make a right turn onto 12th Street. The main entrances are located two blocks ahead at the NW corner of 12th and Arch Streets, along with most parking garages. Shareholders should enter through the Market Street Entrance, which is located on Market Street between 11th and 12th Streets. The meeting room is conveniently located within walking distance to the Market Street Entrance. There will be signs directing shareholders to the meeting location.

Parking Information
Several parking garages are available within blocks of the Convention Center and are indicated on the map above. Shareholders should enter through the Market Street Entrance, which is located on Market Street between 11th and 12th Streets. The meeting room is conveniently located within walking distance to the Market Street Entrance. There will be signs directing shareholders to the meeting location.

Appendix A

COMCAST CORPORATION

2006 CASH BONUS PLAN

(Amended and Restated, Effective October 27, 2009)

1.	Background and Purpose

Comcast Corporation, a Pennsylvania corporation, hereby amends and restates the Comcast Corporation 2006 Cash Bonus Plan (the “Plan”), effective as of October 27, 2009. The Plan was originally adopted effective January 1, 2006. The Plan is the successor to the Comcast Corporation 2002 Cash Bonus Plan (the “2002 CB Plan”), the Comcast Corporation 2002 Executive Cash Bonus Plan (the “Executive Plan”), the Comcast Corporation 2002 Supplemental Cash Bonus Plan (the “Supplemental Plan”) and the Comcast Corporation 2004 Management Achievement Plan (the “MAP”). The purpose of the Plan is to provide management employees of Comcast Corporation (the “Company”) and the Company’s Affiliates (as defined below) with an incentive to accomplish such business objectives as from time to time may be determined by the Committee.

2.	Definitions

(a) “Affiliate” means, with respect to any Person, any other person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Award” means a cash bonus award granted under the Plan. An Award shall be expressed as the percentage of a Grantee’s base salary payable for a Plan Year that shall become payable if the Targets established by the Committee are satisfied. The portion of an Award that shall be payable to a Grantee shall be determined by the Committee in accordance with the rules established for the Award for each Plan Year.

(c) “Board” means the Board of Directors of the Company.

(d) “Change of Control” means any transaction or series of transactions as a result of which any Person who was a Third Party immediately before such transaction or series of transactions owns then-outstanding securities of the Company such that such Person has the ability to direct the management of the Company, as determined by the Board in its discretion. The Board may also determine that a Change of Control shall occur upon the completion of one or more proposed transactions. The Board’s determination shall be final and binding.

(e) “Committee” means the Compensation Committee of the Board or such other committee of the Board assigned by the Board to administer the Plan.

(f) “Company” means Comcast Corporation, a Pennsylvania corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

(g) “Date of Grant” means the date on which an Award is granted.

(h) “Disability” means:

(i)	A Grantee’s substantially inability to perform the Grantee’s employment duties due to partial or total disability or incapacity resulting from a mental or physical illness, injury or other health-related cause for a period of twelve (12) consecutive months or for a cumulative period of fifty-two (52) weeks in any twenty-four (24) consectutive-month period; or

(ii)	If more favorable to the Grantee, “Disability” as it may be defined in such Grantee’s employment agreement between the Grantee and the Company or an Affiliate, if any.

(i) “Eligible Employee” means an employee of the Company or an Affiliate, as determined by the Committee.

(j) “Grantee” means an Eligible Employee who is granted an Award.

(k) “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.

(l) “Plan” means the Comcast Corporation 2006 Cash Bonus Plan as set forth herein, and as amended from time to time.

(m) “Plan Year” means the calendar year.

(n) “Qualitative Performance Standards” means performance standards other than Quantitative Performance Standards, including but not limited to customer service, management effectiveness, workforce diversity and other Qualitative Performance Standards relevant to the Company’s business, as may be established by the Committee, and the achievement of which shall be determined in the discretion of the Committee.

(o) “Quantitative Performance Standards” means performance standards such as income, expense, operating cash flow, capital spending, numbers of customers of or subscribers for various services and products offered by the Company or a division, customer service measurements and other objective financial or service-based standards relevant to the Company’s business as may be established by the Committee.

(p) “Retirement” means termination of employment with the Company and its Affiliates after reaching age 57 and completing 10 or more years of service.

(q) “Section 16(b) Officer” means an officer of the Company who is subject to the short-swing profit recapture rules of section 16(b) of the 1934 Act.

(r) “Section 162(m) Award” means an Award granted to an individual who, at the Date of Grant, is a “covered employee” within the meaning of section 162(m)(3) of the Code.

(s) “Target” means, for any Plan Year, the Qualitative Performance Standards and the Quantitative Performance Standards established by the Committee, in its discretion. Qualitative Performance Standards, Quantitative Performance Standards and the weighting of such Standards may differ from Plan Year to Plan Year, and within a Plan Year, may differ among Grantees or classes of Grantees.

(t) “Terminating Event” means any of the following events:

(i)	the liquidation of the Company; or

(ii)	a Change of Control.

(u) “Third Party” means any Person, together with such Person’s Affiliates, provided that the term “Third Party” shall not include the Company or an Affiliate of the Company.

3.	Administration of the Plan

(a) Administration.  The Plan shall be administered by the Committee. The Committee shall have the power and duty to do all things necessary or convenient to effect the intent and purposes of the Plan and not inconsistent with any of the provisions hereof, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have the power to:

(i)	provide rules and regulations for the management, operation and administration of the Plan, and, from time to time, to amend or supplement such rules and regulations;

(ii)	construe the Plan, which construction, as long as made in good faith, shall be final and conclusive upon all parties hereto;

(iii)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem expedient to carry the same into effect, and it shall be the sole and final judge of when such action shall be appropriate; and

(iv)	determine whether the conditions to the payment of a cash bonus pursuant to an Award have been satisfied.

The resolution of any questions with respect to payments and entitlements pursuant to the provisions of the Plan shall be determined by the Committee, and all such determinations shall be final and conclusive.

(b) Grants.  Subject to the express terms and conditions set forth in the Plan, the Committee shall have the power, from time to time, to select those Eligible Employees to whom Awards shall be granted under the Plan, to determine the amount of cash to be paid pursuant to each Award, and, pursuant to the provisions of the Plan, to determine the terms and conditions of each Award.

(c) Delegation of Authority.

(i)	Named Executive Officers and Section 16(b) Officers. All authority with respect to the grant, amendment, interpretation and administration of Awards with respect to any Eligible Employee who is either (x) a Named Executive Officer (i.e., an officer who is required to be listed in the Company’s Proxy Statement Compensation Table) or (y) is a Section 16(b) Officer is reserved to the Committee.

(ii)	Senior Officers and Highly Compensated Employees. The Committee may delegate to a committee consisting of the Chairman of the Committee and one or more officers of the Company designated by the Committee, discretion under the Plan to grant, amend, interpret and administer Awards with respect to any Eligible Employee who (x) holds a position with Comcast Corporation of Senior Vice President or a position of higher rank than Senior Vice President or (y) has a base salary of $500,000 or more.

(iii)	Other Employees. The Committee may delegate to an officer of the Company, or a committee of two or more officers of the Company, discretion under the Plan to grant, amend, interpret and administer Awards with respect to any Eligible Employee other than an Eligible Employee described in Paragraph 3(c)(i) or Paragraph 3(c)(ii).

(iv)	Termination of Delegation of Authority. Delegation of authority as provided under this Paragraph 3(c) shall continue in effect until the earliest of:

(x)	such time as the Committee shall, in its discretion, revoke such delegation of authority;

(y)	in the case of delegation under Paragraph 5(c)(ii), the delegate shall cease to serve as Chairman of the Committee or serve as an employee of the Company for any reason, as the case may be and in the case of delegation under Paragraph 5(c)(iii), the delegate shall cease to serve as an employee of the Company for any reason; or

(z)	the delegate shall notify the Committee that he declines to continue to exercise such authority.

(d) Grantee Information.  The Company shall furnish to the Committee in writing all information the Company deems appropriate for the Committee to exercise its powers and duties in administration of the Plan. Such information shall be conclusive for all purposes of the Plan and the Committee shall be entitled to rely thereon without any investigation thereof; provided, however, that the Committee may correct any errors discovered in any such information.

4.	Eligibility

Awards may be granted only to Eligible Employees of the Company and its Affiliates, as determined by the Committee. No Awards shall be granted to an individual who is not an Eligible Employee of the Company or an Affiliate of the Company.

5.	Awards

The Committee may grant Awards in accordance with the Plan. The terms and conditions of Awards shall be as determined from time to time by the Committee, consistent, however, with the following:

(a) Time of Grant.  Awards may be granted at any time from the date of adoption of the Plan by the Board until the Plan is terminated by the Board or the Committee.

(b) Non-uniformity of Awards.  The provisions of Awards need not be the same with respect to each Grantee.

(c) Establishment of Targets and Conditions to Payment of Awards.

(i)	Awards shall be expressed as a percentage of a Grantee’s base salary.

(ii)	The Committee shall establish such conditions on the payment of a bonus pursuant to an Award as it may, in its sole discretion, deem appropriate.

(iii)	The Award may provide for the payment of Awards in installments, or upon the satisfaction of Qualitative Performance Standards or Quantitative Performance Standards, on an individual, divisional or Company-wide basis, as determined by the Committee.

(iv)	For any Section 162(m) Award, the Committee shall establish the Targets for each Plan Year no later than 90 days after the first day of the Plan Year, or, if sooner, within the first 25% of the Plan Year, provided, however, that the Committee must determine that, as of the date the Quantitative Performance Standards are established, it is substantially uncertain whether the Quantitative Performance Standards will be achieved.

(v)	Each Grantee shall be entitled to receive payment of the Award for a Plan Year only after certification by the Committee that the Targets established by the Committee for such Plan Year have been satisfied. The Company shall pay the Awards under the Plan to each Grantee as soon as reasonably practicable following the end of each Plan Year, but not later than 2 1/2 months following the close of such Plan Year.

(vi)	For purposes of calculating whether any Quantitative Performance Standard has been met, in the event there is a significant acquisition or disposition of any assets, business division, company or other business operations of the Company or such division or business unit that is reasonably expected to have an effect on the Quantitative Performance Standard as otherwise determined under the terms of the Plan, the relevant performance objectives shall be adjusted to take into account the impact of such acquisition or disposition by increasing or decreasing such goals in the same proportion as the relevant performance measure of the Company or such division or business unit would have been affected for the prior performance measurement period on a pro forma basis had such an acquisition or disposition occurred on the same date during the prior performance measurement period; provided further that such adjustment shall be based upon the historical equivalent of the relevant performance measure of the business or assets so acquired or disposed of for the prior performance measurement period, as shown by such records as are available to the Company, as further adjusted to reflect any aspects of the transaction that should be taken into account to ensure comparability between amounts in the prior performance measurement period and the current performance measurement period.

(vii)	Notwithstanding the determination of the amount of a Grantee’s bonus payable with respect to any Plan Year under the Plan, the Committee shall have the discretion to reduce or eliminate the bonus otherwise payable to a Grantee if it determines that such a reduction or elimination of the bonus is in the best interests of the Company. The Committee may not waive, in whole or in part, any remaining conditions to payment of a Section 162(m) Award.

(e) Transfer and Termination of Grantee’s Employment.

(1)	Transfer of Employment. A transfer of an Eligible Employee between two employers, each of which is the Company or an Affiliate of the Company (a “Transfer”), shall not be deemed a termination of employment. The Committee may grant Awards pursuant to which the Committee reserves the right to modify the calculation of an Award in connection with a Transfer. In general, except as otherwise provided by the Committee at the time an Award is granted or in connection with a Transfer, upon the Transfer of a Grantee between divisions while an Award is outstanding and unexpired, the outstanding Award shall be treated as having terminated and expired, and a new Award shall be treated as having been made, effective as of the effective date of the Transfer, for the portion of the Award which had not expired or been paid, but subject to the performance and payment conditions applicable generally to Awards for Grantees who are employees of the transferee division, all as shall be determined by the Committee in an equitable manner.

(2)	Termination of Employment.

(i)	Termination For Any Reason Other Than Death, Disability or Retirement. If a Grantee terminates employment with the Company and its Affiliates for any reason other than death, Disability or Retirement, all Awards remaining subject to conditions to payment shall be forfeited by the Grantee and deemed canceled by the Company.

(ii)	Termination Because of Death. If a Grantee terminates employment with the Company and its Affiliates because of death, the Company shall pay the Award to the Grantee’s estate as soon as practicable following the Grantee’s death, but not later than the 15th day of the third month beginning after calendar year in which the Grantee dies. The Award shall be calculated based on the assumption that the applicable Targets were satisfied, and based on the Grantee’s compensation earned through the date of the Grantee’s death.

(iii)	Termination Because of Disability or Retirement. If a Grantee terminates employment with the Company and its Affiliates because of Disability or Retirement, the Company shall pay the Award to the Grantee at the same time that Awards are payable to Grantees whose employment has not terminated. The Award shall be calculated based on the extent to which the applicable Targets are actually satisfied for the calendar year in which the Grantee’s employment terminated, and based on the Grantee’s compensation earned through the date of the Grantee’s termination of employment.

(f) Maximum Grant.  In no event shall the amount paid to any Grantee pursuant to an Award for any Plan Year exceed $12 million.

(g) Shareholder Approval.  The effectiveness of the grants of Section 162(m) Awards under the Plan relating to payments on the satisfaction of the Quantitative Performance Standards established by the Committee from time to time shall be conditioned on the approval of the Plan by the Company’s shareholders.

6.	Terminating Events

The Committee shall give Grantees at least thirty (30) days’ notice (or, if not practicable, such shorter notice as may be reasonably practicable) prior to the anticipated date of the consummation of a Terminating Event. The Committee may, in its discretion, provide in such notice that upon the consummation of such Terminating Event, any remaining conditions to payment of a Grantee’s Award shall be waived, in whole or in part.

7.	Amendment and Termination

No Awards shall be granted for any period commencing after December 31, 2015, provided that the effectiveness of the grants of Section 162(m) Awards under the Plan after December 31, 2010 relating to payments on the satisfaction of the Quantitative Performance Standards established by the Committee from time to time shall be conditioned on the approval of the Plan by the Company’s shareholders. To the extent that awards are or have been made pursuant to the terms of the 2002 CB Plan, the Executive Plan, the Supplemental Plan or the MAP, the Committee may, in its discretion, treat such awards as Awards under this Plan. The Plan may be terminated by the Board or the Committee at any time. The Plan may be amended by the Board or the Committee at any time. No Award shall be affected by any such termination or amendment without the written consent of the Grantee.

8.	Miscellaneous Provisions

(a) Unsecured Creditor Status.  A Grantee entitled to payment of an Award hereunder shall rely solely upon the unsecured promise of the Company, as set forth herein, for the payment thereof, and nothing herein contained shall be construed to give to or vest in a Grantee or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company, or in which the Company may have any right, title, or interest, nor or at any time in the future.

(b) Non-Assignment of Awards.  The Grantee shall not be permitted to sell, transfer, pledge or assign any amount payable pursuant to the Plan or an Award, provided that the right to payment under an Award may pass by will or the laws of descent and distribution.

(c) Other Company Plans.  It is agreed and understood that any benefits under this Plan are in addition to any and all benefits to which a Grantee may otherwise be entitled under any other contract, arrangement, or voluntary pension, profit sharing or other compensation plan of the Company, whether funded or unfunded, and that this Plan shall not affect or impair the rights or obligations of the Company or a Grantee under any other such contract, arrangement, or voluntary pension, profit sharing or other compensation plan.

(d) Separability.  If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.

(e) Continued Employment.  Neither the establishment of the Plan, any provisions of the Plan, nor any action of the Committee shall be held or construed to confer upon any Grantee the right to a continuation of employment by the Company. The Company reserves the right to dismiss any employee (including a Grantee), or otherwise deal with any employee (including a Grantee) to the same extent as though the Plan had not been adopted.

(f) Incapacity.  If the Committee determines that a Grantee is unable to care for his affairs because of illness or accident, any benefit due such Grantee under the Plan may be paid to his spouse, child, parent, or any other person deemed by the Committee to have incurred expense for such Grantee (including a duly appointed guardian, committee, or other legal representative), and any such payment shall be a complete discharge of the Company’s obligation hereunder.

(g) Withholding.  The Company shall withhold the amount of any federal, state, local or other tax, charge or assessment attributable to the grant of any Award or lapse of restrictions under any Award as it may deem necessary or appropriate, in its sole discretion.

(h) Repayment.  If it is determined by the Board that gross negligence, intentional misconduct or fraud by a Section 16(b) Officer or a former Section 16(b) Officer caused or partially caused the Company to have to restate all or a portion of its financial statements, the Board, in its sole discretion, may, to the extent permitted by law and to the extent it determines in its sole judgment that it is in the best interests of the Company to do so, require repayment of any Award (or a portion thereof) granted after February 28, 2007 to such Section 16(b) Officer or former Section 16(b) Officer if (i) the Award was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement, and (ii) the amount of the Award would have been less had the financial statements been correct. In addition, to the extent that the receipt of an Award subject to repayment under this Paragraph 8(h) has been deferred pursuant to the Comcast Corporation 2005 Deferred Compensation Plan (or any other plan, program or arrangement that permits the deferral of receipt of an Award), such Award (and any earnings credited with respect thereto) shall be forfeited in lieu of repayment.

9.	Governing Law

The Plan and all determinations made and actions taken pursuant to the Plan shall be governed in accordance with Pennsylvania law.

10.	Effective Date

The effective date of this amendment and restatement of the Plan is October 27, 2009.

Executed as of the 27th day of October, 2009

COMCAST CORPORATION

BY:	/s/ David L. Cohen

ATTEST:	/s/ Arthur R. Block

CO-PS-2010

ONE COMCAST CENTER
PHILADELPHIA, PA 19103
Admission Ticket
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 19, 2010. Please have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 19, 2010. Please have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, Comcast Corporation, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future Notices of Internet Availability of Proxy Materials, proxy statements, proxy cards and Annual Reports on Form 10-K electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. For further details regarding the election of electronic delivery, please see the “General Information — Notice of Electronic Availability of Proxy Materials” section of our proxy statement.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M20428-P90314-Z51911          KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMCAST CORPORATION					For	Withhold	For All
					All	All	Except
	Company Proposals — The Board of Directors recommends a vote “FOR” all the nominees listed in Proposal 1 and “FOR” Proposals 2-3.				☐	☐	☐

1.	Election of Directors

	01 -	S. Decker Anstrom	08 -	Gerald L. Hassell
	02 -	Kenneth J. Bacon	09 -	Jeffrey A. Honickman
	03 -	Sheldon M. Bonovitz	10 -	Brian L. Roberts
	04 -	Edward D. Breen	11 -	Ralph J. Roberts
	05 -	Julian A. Brodsky	12 -	Dr. Judith Rodin
	06 -	Joseph J. Collins	13 -	Michael I. Sovern
	07 -	J. Michael Cook

					For	Against	Abstain

2.	Ratification of the appointment of independent auditors				☐	☐	☐

3.	Approval of our 2006 Cash Bonus Plan				☐	☐	☐

	For address changes and/or comments, please check this box and write them on the back where indicated.						☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	Shareholder Proposals — The Board of Directors recommends a vote “AGAINST” Proposals 4-6, if properly presented at the annual meeting.	For	Against	Abstain

4.	To provide for cumulative voting in the election of directors	☐	☐	☐

5.	To adopt and disclose a succession planning policy and issue annual reports on succession plan	☐	☐	☐

6.	To require that the Chairman of the Board not be a current or former executive officer	☐	☐	☐

Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Within the Box Below

Please sign as name(s) appear(s) hereon. Give full title if you are signing for a corporation, partnership or other entity, or as an attorney, administrator, executor, guardian, trustee or in any other representative capacity.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners) [PLEASE SIGN WITHIN BOX]	Date

Notice of 2010 Annual Meeting of Shareholders
Thursday, May 20, 2010, 9:00 a.m. EDT
Pennsylvania Convention Center
One Convention Center Place
Philadelphia, PA 19107
Please present this ticket for admittance of shareholder(s) named on the front, together with one guest per shareholder.
Annual Meeting Agenda
8:00 a.m. Doors Open to Meeting Room
9:00 a.m. Welcome and Introduction; Matters for Shareholder Vote
DIRECTIONS TO THE PENNSYLVANIA CONVENTION CENTER
From New Jersey via the Ben Franklin Bridge
Take NJ Turnpike (North or South) to Exit 4 (Philadelphia/Camden Exit). Take Rte. 73 North and follow it to Rte. 38 West. Take 38 West to the Benjamin Franklin Bridge, crossing into Philadelphia. Follow local traffic signs for Vine Street/PA Convention Center. Continue West on Vine Street for approximately 6 blocks and make a left turn onto 12th Street. The main entrances are located two blocks ahead at the NW corner of 12th and Arch Streets, along with most parking garages. Shareholders should enter through the Market Street Entrance, which is located on Market Street between 11th and 12th Streets. The meeting room is conveniently located within walking distance to the Market Street Entrance. There will be signs directing shareholders to the meeting location.
From Interstate 76/Schuylkill Expressway
Take Rte. 76 East to Exit 344/I-676 East. Take I- 676 East and exit at Broad Street/Rte. 611. You will be on Vine Street. Follow local signs for Vine Street/PA Convention Center. Continue East on Vine Street to 12th Street. Make a right turn onto 12th Street. The main entrances are located two blocks ahead at the NW corner of 12th and Arch Streets, along with most parking garages. Shareholders should enter through the Market Street Entrance, which is located on Market Street between 11th and 12th Streets. The meeting room is conveniently located within walking distance to the Market Street Entrance. There will be signs directing shareholders to the meeting location.
From Interstate 95 North and South
Take I-95 (North or South) to Exit 22 (Central Philadelphia/I- 676). Stay in the left lane of this exit. Follow signs for I-676 West to the first exit (Broad Street). This exit brings you to 15th Street. Get into left lane and follow the sign for 611/Broad Street and make a left turn onto Vine Street. Follow signs for Vine Street/ PA Convention Center. Continue East on Vine Street to 12th Street. Make a right turn onto 12th Street. The main entrances are located two blocks ahead at the NW corner of 12th and Arch Streets, along with most parking garages. Shareholders should enter through the Market Street Entrance, which is located on Market Street between 11th and 12th Streets. The meeting room is conveniently located within walking distance to the Market Street Entrance. There will be signs directing shareholders to the meeting location.
Public Transportation
SEPTA (Southeastern Pennsylvania Transportation Authority). The Regional rail lines, R1, R2, R3, R5, R6, R7 and R8, connect directly to the Convention Center, which is connected to the Market-East/Pennsylvania Convention Center Station. Elevators are available. Please follow signs to the Pennsylvania Convention Center. Once inside the Convention Center, there will be signs directing shareholders to the meeting location.
Parking Information
Several parking garages are available within blocks of the Convention Center and are indicated on the map included in the proxy statement. Shareholders should enter through the Market Street Entrance, which is located on Market Street between 11th and 12th Streets. The meeting room is conveniently located within walking distance to the Market Street Entrance. There will be signs directing shareholders to the meeting location.
IMPORTANT NOTICE: All annual meeting attendees may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before entering the meeting. In addition, video and audio recording devices will not be permitted at the annual meeting, and attendees will be subject to security inspections.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

M20429-P90314-Z51911

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 20, 2010.
I hereby appoint David L. Cohen and Arthur R. Block, and each of them acting individually, as proxies, with the powers I would possess if personally present, and with full power of substitution, to vote all shares in Comcast Corporation at the annual meeting of shareholders to be held at the Pennsylvania Convention Center at 9:00 a.m. Eastern Daylight Time on May 20, 2010, and at any adjournment or postponement thereof, upon all matters that may properly come before the meeting, including the matters described in the proxy statement, and in accordance with my instructions on the reverse side of this proxy card. In the event that any other matter may properly come before the meeting, or any adjournment or postponement thereof, the proxies are each authorized to vote such matter in their discretion. I hereby revoke all previous proxies given to vote at the annual meeting or any adjournment or postponement thereof.
I acknowledge receipt of the notice of annual meeting of shareholders, the proxy statement and the Annual Report on Form 10-K of Comcast Corporation.
The shares represented by this proxy card will be voted in accordance with your instructions if the card is signed and returned. If you are voting with this proxy card, please mark your choices on the other side of this proxy card, sign it where indicated on the other side and return it promptly to Vote Processing, Comcast Corporation, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. Except in the case of shares held in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan, if your card is signed and returned without instructions, the shares will be voted in favor of all of the director nominees, in favor of Proposals 2-3 and against Proposals 4-6. If you hold shares in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan and do not vote, or you sign and return your proxy card without voting instructions, the plan trustee will vote these shares in the same proportion on each matter as it votes shares held in the plan for which voting instructions were received. If you are voting shares held in the Comcast Corporation Retirement-Investment Plan, the Comcast Spectacor 401(k) Plan or the Employee Stock Purchase Plan, voting by Internet, telephone, mail or in person by ballot will vote all of the shares held in the respective plans, as well as shares held as a shareholder of record. If you hold shares that are not represented by this proxy card, you will receive additional proxy card(s) by mail that will allow you to vote the remaining shares.

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)